UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Material
☐	Soliciting Material under §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Varian Medical Systems, Inc. Common Stock, par value $1.00 per share (“Varian common stock”).
(2)

Aggregate number of securities to which the transaction applies:

The maximum number of shares of Varian common stock to which this transaction applies is estimated to be 98,581,772, which consist of (a) 91,130,479 shares of Varian common stock outstanding; (b) 1,513,341 shares of Varian common stock issuable pursuant to outstanding options or underlying stock appreciation rights that are not subject to performance vesting, excluding outstanding purchase rights under the Varian 2010 Employee Stock Purchase Plan, with exercise prices below the per share merger consideration of $177.50; (c) 509,172 shares of Varian common stock issuable pursuant to performance-based options with exercise prices below the per share merger consideration of $177.50; (d) 439,557 shares of Varian common stock underlying restricted stock units that are not subject to performance vesting entitled to receive the per share merger consideration of $177.50; (e) 182,822 shares of Varian common stock underlying performance-based restricted stock units entitled to receive the per share merger consideration of $177.50; and (f) 4,806,401 shares of Varian common stock reserved and available for issuance under the Varian 2010 Employee Stock Purchase Plan.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 91,130,479 shares of Varian common stock and the per share merger consideration of $177.50; (b) the product of (i) 1,513,341 shares of Varian common stock issuable upon exercise of options or underlying stock appreciation rights that are not subject to performance vesting, excluding outstanding purchase rights under the Varian 2010 Employee Stock Purchase Plan, with exercise prices below the per share merger consideration of $177.50 and (ii) the difference between $177.50 and the weighted average exercise price of such options and stock appreciation rights of $107.8598; (c) the product of 509,172 shares of Varian common stock issuable upon exercise of performance-based options in respect of shares of Varian common stock with exercise prices below the per share merger consideration of $177.50 and (ii) the difference between $177.50 and the weighted average exercise price of such performance options of $117.9133; (d) the product of 439,557 shares of Varian common stock underlying restricted stock units that are not subject to performance vesting and the per share merger consideration of $177.50; (e) the product of 182,822 shares of Varian common stock underlying performance-based restricted stock units and the per share merger consideration of $177.50; and (f) the product of 4,806,401 shares of Varian common stock reserved and available for issuance under the Varian 2010 Employee Stock Purchase Plan and the per share merger consideration of $177.50.

	(4)	Proposed maximum aggregate value of transaction: $17,274,997,721.62
(5)

Total fee paid: $2,242,294.70, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001298 by the proposed maximum aggregate value of the transaction of $17,274,997,721.62.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED AUGUST 28, 2020

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

[                    ], 2020

TO THE STOCKHOLDERS OF VARIAN MEDICAL SYSTEMS, INC.:

On August 2, 2020, Varian Medical Systems, Inc. (“Varian”) entered into a definitive merger agreement (the “merger agreement”) to be acquired by Siemens Healthineers Holding I GmbH (“Siemens Healthineers Holding”), a wholly owned subsidiary of Siemens Healthineers AG (“Siemens Healthineers Parent”), and a letter of support delivered by Siemens Healthineers Parent to Varian in connection therewith (the “letter of support”). Pursuant to the terms of the merger agreement, Falcon Sub Inc. (“Merger Sub”), an entity formed by Siemens Healthineers Holding for the sole purpose of effecting the acquisition, will be merged with and into Varian (the “merger”), with Varian surviving the merger as a direct wholly owned subsidiary of Siemens Healthineers Holding and an indirect wholly owned subsidiary of Siemens Healthineers Parent.

If the merger is completed, Varian stockholders will have the right to receive cash in the amount of $177.50 for each share of Varian common stock that they own immediately prior to the effective time of the merger (the “effective time”).

We will hold a special meeting of our stockholders (the “special meeting”) in connection with the proposed merger at 3100 Hansen Way, Palo Alto, CA 94304 on [                    ], 2020 at [                    ], local time (unless the special meeting is adjourned or postponed). Please note that as part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by Varian and made available on our website, www.varian.com. We will also file the press release with the Securities and Exchange Commission (the “SEC”) as definitive additional solicitation material. At the special meeting, stockholders will be asked to vote on the proposal to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Varian common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. A failure to vote your shares of Varian common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

We cannot complete the merger unless Varian stockholders approve and adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person or, in the event the special meeting is held by means of remote communication, virtually, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of Varian common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

The Varian board of directors has unanimously approved the merger agreement, the letter of support, the merger and the other transactions contemplated by the merger agreement and the letter of support. After careful consideration, the Varian board of directors unanimously recommends that Varian stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

The obligations of Varian and Siemens Healthineers Holding to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Varian, the special meeting, the merger agreement, the letter of support, the merger and the other transactions contemplated by the merger agreement.

Thank you for your confidence in Varian.

Sincerely,

R. Andrew Eckert

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ], 2020, and, together with the enclosed form of proxy, is first being mailed to Varian stockholders on or about [                    ], 2020.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED AUGUST 28, 2020

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	[ ], 2020, [ ] local time

PLACE

3100 Hansen Way, Palo Alto, CA 94304.

As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by Varian and made available on our website, www.varian.com. We will also file the press release with the SEC as definitive additional solicitation material.

ITEMS OF BUSINESS

•  Consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 2, 2020, by and among Varian Medical Systems, Inc. (“Varian”), Siemens Healthineers Holding I GmbH (“Siemens Healthineers Holding”), a wholly owned subsidiary of Siemens Healthineers AG (“Siemens Healthineers Parent”), Falcon Sub Inc., a direct wholly owned subsidiary of Siemens Healthineers Holding (“Merger Sub”) and, with respect to certain provisions, Siemens Medical Solutions USA, Inc. (the “Guarantor”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which Merger Sub will be merged with and into Varian, with Varian surviving the merger as a wholly owned subsidiary of Siemens Healthineers Holding and an indirect wholly owned subsidiary of Siemens Healthineers Parent (the “merger”);

•  Approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•  Consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger.

RECORD DATE	Common stockholders of record at the close of business on [ ], 2020 may vote at the special meeting.

VOTING BY PROXY	The Varian board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the enclosed proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS

The Varian board of directors unanimously recommends that you vote:

•  “FOR” the proposal to approve and adopt the merger agreement;

•  “FOR” the adjournment proposal; and

•  “FOR” the named executive officer merger-related compensation proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY CALLING THE TELEPHONE NUMBER USING THE INSTRUCTIONS ON YOUR PROXY CARD OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING IN PERSON OR, IN THE EVENT THE SPECIAL MEETING IS HELD BY MEANS OF REMOTE COMMUNICATION, VIRTUALLY, AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Please note that we intend to limit attendance at the special meeting to common stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Varian common stock as of the record date. All stockholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the letter of support, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Varian common stock, please contact Varian’s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

866-821-2550

varianmedical@georgeson.com

By order of the Board of Directors

Michael D. Hutchinson

Senior Vice President, Chief Legal

Officer, Corporate Secretary

Palo Alto, California

[                    ], 2020

i

ii

iii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Varian included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 97 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

Unless otherwise indicated or as the context otherwise requires, all references to “Varian”, “we”, “us”, or “our” in this proxy statement refer to Varian Medical Systems, Inc., a Delaware corporation; all references to “Siemens Healthineers Parent” refer to Siemens Healthineers AG, a company organized under the laws of Germany; all references to “Siemens Healthineers Holding” refer to Siemens Healthineers Holding I GmbH, a company organized under the laws of Germany and a wholly owned subsidiary of Siemens Healthineers Parent; all references to “Merger Sub” refer to Falcon Sub Inc., a Delaware corporation and a wholly owned subsidiary of Siemens Healthineers Holding formed for the sole purpose of effecting the merger; all references to “the Guarantor” refer to Siemens Medical Solutions USA, Inc., a Delaware corporation and a wholly owned subsidiary of Siemens Healthineers Parent; all references to “Varian common stock” refer to the common stock, par value $1.00 per share, of Varian; all references to the “Varian Board” refer to the board of directors of Varian; all references to the “merger” refer to the merger of Merger Sub with and into Varian with Varian surviving as a direct wholly owned subsidiary of Siemens Healthineers Holding and an indirect wholly owned subsidiary of Siemens Healthineers Parent; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 2, 2020, as it may be amended from time to time, by and among Siemens Healthineers Holding, Merger Sub, Varian, and, with respect to certain provisions, the Guarantor, a copy of which is included as Annex A to this proxy statement; and all references to the “letter of support” refer to the Letter of Support, dated August 2, 2020, as it may be amended from time to time, between Siemens Healthineers Parent and Varian, a copy of which is included as Annex A to the merger agreement, which is included as Annex A of this proxy statement. Varian, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties to the Merger

Varian Medical Systems, Inc. (see page 26)

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, California 94304

(650) 493-4000

Varian Medical Systems, Inc. (“Varian”) is the world’s leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, stereotactic radiosurgery, stereotactic body radiotherapy, brachytherapy and proton therapy. Varian is a Delaware corporation originally incorporated in California in 1948 as Varian Associates, Inc. Through recent acquisitions, Varian now operates a hospital and a network of cancer centers in India and Sri Lanka; provides cancer care professional services to healthcare providers worldwide; and is a supplier of a broad portfolio of interventional solutions. Shares of Varian common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “VAR.” For additional information, visit www.varian.com. The information provided on the Varian website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Varian website provided in this proxy statement.

Our principal executive offices are maintained at 3100 Hansen Way, Palo Alto, California 94304, telephone number (650) 493-4000.

Siemens Healthineers AG (see page 26)

Siemens Healthineers AG

Henkestraße 127, 91052

Erlangen, Germany

+49 (9131) 84-2676

A leader in medical technology, Siemens Healthineers AG, a stock corporation organized under the laws of the Federal Republic of Germany (“Siemens Healthineers Parent”), is constantly innovating its portfolio of products and services in its core areas of imaging, laboratory diagnostics and advanced therapies. Siemens Healthineers Parent enables and empowers healthcare providers worldwide to expand precision medicine, transform care delivery, improve patient experiences and digitalize healthcare. At the end of its most recent fiscal year on September 30, 2019, Siemens Healthineers Parent generated revenue of €14.5 billion and adjusted profit of €2.5 billion and had approximately 52,000 employees worldwide. For additional information, visit www.siemens-healthineers.com/en-us/. The information provided on the Siemens Healthineers Parent website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Siemens Healthineers Parent website provided in this proxy statement.

Siemens Healthineers Parent has its principal executive offices located at Henkestraße 127, 91052 Erlangen, Germany, telephone number +49 (9131) 84-2676.

Siemens Healthineers Holding I GmbH (see page 26)

Siemens Healthineers Holding I GmbH

Gewerbering 22, D-91341

Roettenbach, Germany

+49 (9131) 84-2676

Siemens Healthineers Holding I GmbH, a company organized under the laws of the Federal Republic of Germany (“Siemens Healthineers Holding”), is a wholly owned subsidiary of Siemens Healthineers Parent. Siemens Healthineers Holding was formed by Siemens Healthineers Parent solely for the purpose of facilitating the acquisition of Varian. To date, Siemens Healthineers Holding has not carried on any activities other than those related to its formation, the Financing (as defined below) and completion of the transactions contemplated by the merger agreement.

Siemens Healthineers Holding has its principal executive offices located at Gewerbering 22, D-91341, Roettenbach, Germany, telephone number +49 (9131) 84-2676.

Falcon Sub Inc. (see page 27)

c/o Siemens Medical Solutions USA, Inc.

40 Liberty Boulevard

Malvern, Pennsylvania 19355

610-448-4500

Falcon Sub Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of Siemens Healthineers Holding that was formed by Siemens Healthineers Holding solely for the purpose of facilitating the acquisition of Varian. To date, Merger Sub has not carried on any activities other than those related to its formation and completion of the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

Merger Sub has its principal executive offices located at 40 Liberty Boulevard, Malvern, Pennsylvania 19355, USA, telephone number 610-448-4500.

Siemens Medical Solutions USA, Inc. (see page 27)

Siemens Medical Solutions USA, Inc.

40 Liberty Boulevard

Malvern, Pennsylvania 19355

610-448-4500

Siemens Medical Solutions USA, Inc., a Delaware corporation (the “Guarantor”), is an indirect wholly owned subsidiary of Siemens Healthineers Parent and is the primary U.S. operating subsidiary of Siemens Healthineers Parent. The Guarantor provides medical and laboratory diagnostic equipment and healthcare technology to public and private customers in the United States.

The Guarantor has its principal executive offices located at 40 Liberty Boulevard, Malvern, Pennsylvania 19355, USA, telephone number 610-448-4500.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 62 of this proxy statement.

Structure of the Merger (see page 62)

If the merger is completed, then, at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into Varian. Varian will survive the merger as a direct wholly owned subsidiary of Siemens Healthineers Holding and an indirect wholly owned subsidiary of Siemens Healthineers Parent.

Merger Consideration (see page 33)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Varian common stock issued and outstanding immediately prior to the effective time (other than (i) shares owned, directly or indirectly, by Siemens Healthineers Holding or Merger Sub immediately prior to the effective time or held by a subsidiary of Varian immediately prior to the effective time, in each case, other than certain of such shares held on behalf of third parties (together, the “excluded shares”), (ii) shares issued and outstanding immediately prior to the effective time that are held by holders of such shares who have not voted in favor of the merger and who have properly exercised appraisal rights with respect to their shares in accordance with, and who have complied with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (such shares, the “dissenting shares”) and (iii) shares of Varian common stock underlying or comprising unexercised, unvested or unsettled equity awards of Varian (such shares, the “unvested shares”)) will be converted into the right to receive cash in the amount of $177.50, subject to any required tax withholding.

Treatment of Varian Equity-Based Awards (see page 64)

The merger agreement provides that outstanding equity-based awards granted under Varian’s equity plans will be treated as follows at the effective time:

Stock Options and Stock Appreciation Rights. At the effective time, each outstanding stock option or stock appreciation right (“SAR”) granted under Varian’s 2005 Omnibus Stock Plan, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of Varian common stock subject to such stock option or SAR and (y) the excess, if any, of the amount of the merger consideration per share of Varian common stock over the exercise price per share of Varian common stock subject to such stock option or SAR, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each outstanding restricted stock unit or other stock-based award other than stock options or SARS (each, other than stock options or SARs, a “Stock-Based Award”) granted prior to October 3, 2020, whether vested or unvested, will cease to represent a right or award with respect to shares of Varian common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. At the effective time, each Stock-Based Award granted on or after October 3, 2020 will be converted into the right to receive a cash payment equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, and will remain subject to the original vesting schedule and continued service requirement, with acceleration of vesting upon certain qualifying terminations of employment.

Performance Awards. For stock options and Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such stock option or Stock-Based Award will be deemed to equal the target number of shares of Varian common stock subject to the applicable stock option or Stock-Based Award as of the effective time.

Effect upon the Employee Stock Purchase Plan (see page 65)

Varian may continue to operate the Varian 2010 Employee Stock Purchase Plan (the “ESPP”) in accordance with its terms, in the ordinary course of business consistent with past practice, but will not: (i) initiate any new offering or offering period under the ESPP other than to replace an expiring offering or offering period (as applicable) on substantially the same terms and conditions as such expiring offering or offering period (as applicable); and/or (ii) increase the aggregate number of shares available for purchase under the ESPP. With respect to each option then-outstanding under the ESPP, the fifth business day immediately prior to the effective time of the merger will be automatically deemed to be a purchase date (under the ESPP) and all then-outstanding options granted under the ESPP will be exercised on such date in accordance with the terms and conditions of the ESPP. Varian will cause the ESPP to terminate as of the effective time of the merger.

Recommendation of the Varian Board of Directors (see page 46)

After careful consideration, the Varian Board unanimously approved the merger agreement, the letter of support, the merger, and the other transactions contemplated by the merger agreement and the letter of support. Certain factors considered by the Varian Board in reaching its decision to authorize and adopt the merger agreement, the letter of support, the merger, and the other transactions contemplated by the merger agreement and the letter of support can be found in the section entitled “The Merger—Reasons for the Merger.” The Varian Board unanimously recommends that stockholders vote:

•	“FOR” the proposal to approve and adopt the merger agreement;

•

“FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement (the “adjournment proposal”); and

•

“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinion of Varian’s Financial Advisor (see page 47)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Varian Board that, as of August 2, 2020 and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $177.50 in cash per share of Varian common stock to be paid to the holders (other than Siemens Healthineers Holding and its affiliates) of shares of Varian common stock pursuant to the merger agreement was fair from a financial point of view of such holders.

The full text of the written opinion of Goldman Sachs, dated August 2, 2020 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Varian Board in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Varian common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Varian and Goldman Sachs, Varian has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of the merger agreement, at approximately $77 million, all of which is contingent upon consummation of the merger.

For a further discussion of Goldman Sachs’ opinion, Varian’s relationship with Goldman Sachs and the terms of Goldman Sachs’ engagement, see “The Merger—Opinion of Varian’s Financial Advisor.”

Financing of the Merger (see page 59)

The consummation of the merger is not subject to any financing conditions. We anticipate that the total funds needed to complete the merger, including the funds needed to pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and pay related expenses, which would be approximately $16.4 billion based upon the shares (and our other equity-based interests) outstanding as of August 24, 2020, will be funded through cash of Siemens Healthineers Holding with the support of Siemens Healthineers Parent.

Guarantee of Siemens Healthineers Holding Obligations and Letter of Support (see page 59)

Under the merger agreement, the Guarantor guarantees the due and punctual payment and performance by Siemens Healthineers Holding and Merger Sub of all of their obligations, liabilities, covenants and agreements to Varian pursuant to the terms of the merger agreement.

Concurrently with the execution of the merger agreement, Siemens Healthineers Parent entered into a letter of support with Varian pursuant to which Siemens Healthineers Parent agreed to: (i) irrevocably and unconditionally guarantee to Varian the full and complete discharge and performance of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Sub and the Guarantor under the merger agreement; (ii) perform and discharge certain specified covenants, agreements, obligations and liabilities of Siemens Healthineers Holding under the merger agreement as if Siemens Healthineers Parent were Siemens Healthineers Holding under the merger agreement; and (iii) provide all support and funds necessary in connection with the foregoing and to cause all of its affiliates to honor the satisfaction of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Sub and the Guarantor under the merger agreement. The letter of support is governed by, and will be construed in accordance with, the laws of England and Wales. All disputes, claims, controversies and disagreements relating to or arising in connection with the letter of support or its subject matter will be subject to the exclusive jurisdiction of the courts of England and Wales.

Material U.S. Federal Income Tax Consequences of the Merger (see page 93)

The exchange of Varian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page 59)

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents Varian and Siemens Healthineers Holding from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. Varian and Siemens Healthineers Holding submitted the requisite notification and report forms under the HSR Act on August 19, 2020.

CFIUS Approval. The merger is subject to approval (the “CFIUS Approval”) by the Committee on Foreign Investment in the United States (“CFIUS”), which requires that Siemens Healthineers Holding and Varian: (i) have received written notice from CFIUS advising that review of the merger under Section 721 of the U.S. Defense Production Act of 1950 (the “DPA”) has been concluded, and CFIUS has determined that there are no unresolved national security concerns with respect to the merger and advised that action under Section 721 of the DPA, and any investigation related thereto, has been concluded with respect to the merger; (ii) have received written confirmation that the merger is not a “covered transaction”, “covered investment”, or “covered real estate transaction” as those terms are defined by the DPA’s implementing regulations, and therefore is not subject to review by CFIUS; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens Healthineers Holding and Varian and either (A) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the merger agreement.

Foreign Regulatory Clearances. The parties will also file merger notifications pursuant to antitrust, competition and foreign investment laws with the appropriate regulators in the European Union and other foreign jurisdictions, as set forth on Siemens Healthineers Holding’s disclosure schedule. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign antitrust, competition and foreign investment laws, as set forth on Siemens Healthineers Holding’s disclosure schedule, before completing the merger.

Foreign antitrust, competition and foreign investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Completion of the Merger.”

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger (see page 63)

We expect to complete the merger in the first half of calendar year 2021. The merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside the control of Varian or Siemens Healthineers Holding could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to the Completion of the Merger (see page 79)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied, including:

•	approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Varian common stock entitled to vote at the special meeting;

•

the absence of any injunction or order of any governmental entity of competent jurisdiction and the absence of any law adopted, enacted or promulgated by a governmental entity of competent jurisdiction, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the merger (the “Injunction Condition”);

•

expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act and the receipt or occurrence, as applicable, of the regulatory approvals under certain specified regulatory laws; and

•	the receipt of the CFIUS Approval.

The obligations of Varian to effect the merger are also subject to the fulfillment of the following conditions:

•

the accuracy of representations and warranties made by Siemens Healthineers Holding and Merger Sub in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties); and

•

performance in all material respects by Siemens Healthineers Holding, Siemens Healthineers Parent and Merger Sub of the agreements and covenants of Siemens Healthineers Holding, Siemens Healthineers Parent and Merger Sub in the merger agreement and the letter of support (as applicable) at or prior to the closing.

The obligations of Siemens Healthineers Holding and Merger Sub to effect the merger are also subject to the fulfillment of the following conditions:

•

the accuracy of representations and warranties made by Varian in the merger agreement (other than certain representations described in the following two bullets) (subject generally to a material adverse effect standard);

•	certain of Varian’s representations and warranties relating to Varian’s capital structure, including number of shares and options outstanding, being, in all but de minimis respects, true and correct;

•	certain of Varian’s representations and warranties relating to a list of Varian’s equity awards and the capital structure of Varian’s subsidiaries, being true and correct in all material respects;

•	performance in all material respects by Varian of the agreements and covenants of Varian in the merger agreement at or prior to the closing; and

•	the absence of a Company Material Adverse Effect (as defined below) since the date of the merger agreement that is continuing.

Restrictions on Solicitation of Alternative Proposals (see page 70)

Subject to certain exceptions, Varian has agreed that it and its subsidiaries will not, and will direct and cause its and its subsidiaries’ officers and employees, and accountants, consultants, legal counsel, financial advisors, agents and other representatives acting at Varian’s direction or on its behalf, not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

•

enter into, continue or participate in any negotiations with any person (other than Siemens Healthineers Holding and its representatives) regarding, or furnish any nonpublic information or access to any person (other than Siemens Healthineers Holding and its representatives) with respect to, any Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal;

•

engage in discussions regarding an Alternative Proposal with any person (other than Siemens Healthineers Holding and its representatives) that has made or, to Varian’s knowledge, is considering making an Alternative Proposal, except to notify any person that has submitted an Alternative Proposal as to the existence of the non-solicitation covenant in the merger agreement;

•

approve, endorse or recommend or propose to approve, endorse or recommend any Alternative Proposal or any person becoming an “interested stockholder” under Section 203 of the DGCL (other than Siemens Healthineers Holding and Merger Sub in connection with the transactions contemplated by the merger agreement);

•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under the merger agreement); or

•	agree to do or publicly announce an intention to do any of the foregoing other than in compliance with the merger agreement.

Prior to approval and adoption of the merger agreement by the Varian stockholders, however, Varian may, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party if such third party has made an Alternative Proposal that did not result from a material breach by Varian of the non-solicitation covenant of the merger agreement and the Varian Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below).

Changes in Board Recommendation (see page 72)

Prior to the approval and adoption of the merger agreement by the Varian stockholders, the Varian Board may, upon receipt of a Superior Proposal that did not result from a material breach by Varian of the non-solicitation covenant of the merger agreement or in certain other circumstances relating to unforeseen material events, change its recommendation with respect to the merger agreement and, in the case of a Superior Proposal, may authorize Varian to terminate the merger agreement in order to accept the Superior Proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Siemens Healthineers Holding the opportunity to make adjustments to the terms of the merger agreement in response to the Superior Proposal so that such proposal no longer constitutes a Superior Proposal. If the Varian Board changes its recommendation with respect to the merger agreement, Siemens Healthineers Holding may terminate the merger agreement and may request to collect a termination fee of $450 million.

Termination of the Merger Agreement (see page 80)

The merger agreement may be terminated at any time prior to the effective time:

•	By mutual written consent of Varian and Siemens Healthineers Holding;

•	By either Varian or Siemens Healthineers Holding if:

•

the effective time has not occurred on or before August 2, 2021 (the “End Date”); provided that if, on the End Date, all of the closing conditions (except those relating to regulatory approvals (including CFIUS Approval)) have been satisfied or waived, then the End Date will automatically be extended to October 2, 2021, and such date will become the “End Date”; provided, further, that if, on October 2, 2021, all of the closing conditions (except those relating to regulatory approvals (including CFIUS Approval)), have been satisfied or waived, then the End Date will automatically be further extended to December 2, 2021, and such date will become the “End Date”; provided, however, that this termination right will not be available to any party that has breached its obligations under the merger agreement in any manner that caused the failure to consummate the merger on or before the End Date (with a breach of the merger agreement by Merger Sub or a breach of the letter of support by Siemens Healthineers Parent being deemed to be a breach by Siemens Healthineers Holding for all purposes of the merger agreement);

•

an injunction or order has been entered or issued by a governmental entity, a law has been adopted, enacted or promulgated by a governmental entity, or a decision has been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently prevents, restrains, enjoins, suspends, makes illegal or otherwise prohibits the consummation of the merger and, in the case of an injunction, order or decision, such injunction or order has become final and non-appealable or such decision has become final; provided that neither Siemens Healthineers Holding nor Varian may terminate the merger agreement pursuant to this termination right unless such party (or Siemens Healthineers Parent in the case of a purported termination by Siemens Healthineers Holding) has complied in all material respects with its obligations described in the section entitled “The Merger Agreement—Required Efforts to Consummate the Merger” (and in the case of Siemens Healthineers Parent, its obligations under the letter of support);

•

the special meeting has been held and the approval and adoption of the merger agreement by the stockholders has not been obtained upon a vote taken at such meeting or at any adjournment or postponement thereof; or

•

the other party has breached or failed to perform in any material respect any of its representations, warranties or covenants under the merger agreement (or, in the case of Varian’s right to terminate, Siemens Healthineers Parent has breached or failed to perform in any material respect any of its representations, warranties or covenants in the letter of support), which breach or failure would result in a failure of certain conditions to the consummation of the merger and such breach cannot be cured by the End Date, or, if curable, is not cured within certain notice periods set forth in the merger agreement (subject to certain exceptions set forth in the merger agreement);

•

By Varian, prior to the approval and adoption of the merger agreement by the Varian stockholders, if concurrently with such termination, Varian (i) enters into an alternative acquisition agreement that constitutes a Superior Proposal in accordance with the terms of the non-solicitation covenant of the merger agreement, and (ii) pays to Siemens Healthineers Holding a termination fee of $450 million;

•

By Siemens Healthineers Holding if Varian has materially breached any of its obligations under the non-solicitation covenant of the merger agreement prior to the approval and adoption of the merger agreement by the Varian stockholders (subject to certain exceptions set forth in the merger agreement); or

•

By Siemens Healthineers Holding, prior to the approval and adoption of the merger agreement by the Varian stockholders, in the event that the Varian Board has effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

Termination Fee Payable by Varian (see page 81)

Varian has agreed, if requested by Siemens Healthineers Holding, to pay to Siemens Healthineers Holding a termination fee of $450 million in cash (the “Varian Termination Fee”) in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an Alternative Proposal that constitutes a “Qualifying Transaction” (which is an Alternative Proposal measured at a 50% threshold rather than a 20% threshold) is publicly proposed or publicly disclosed prior to, and not withdrawn at least five business days prior to, the special meeting and;

•

(1) either Varian or Siemens Healthineers Holding terminates the merger agreement because the Varian stockholders have failed to approve and adopt the merger agreement and (2) within 12 months of such termination, Varian consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated; or

•

(1) Siemens Healthineers Holding terminates the merger agreement prior to the approval and adoption of the merger agreement by the Varian stockholders because Varian has (A) materially breached the merger agreement in a manner that cannot be cured by the End Date or, if curable, is not cured within certain notice periods set forth in the merger agreement (subject to certain exceptions set forth in the merger agreement) or (B) materially breached the non-solicitation covenant (subject to certain exceptions set forth in the merger agreement) and (2) within 12 months of such termination, Varian consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated;

•

in the event the merger agreement is terminated by Varian and concurrently with such termination, Varian enters into an alternative acquisition agreement that constitutes a Superior Proposal in accordance with the terms of the non-solicitation covenant of the merger agreement; or

•

in the event the merger agreement is terminated by Siemens Healthineers Holding, prior to the approval and adoption of the merger agreement by the Varian stockholders, because the Varian Board has effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

In no event will Varian be obligated to pay the Varian Termination Fee on more than one occasion.

Termination Fee Payable by Siemens Healthineers Holding (see page 82)

Siemens Healthineers Holding has agreed, if requested by Varian, to pay to Varian a termination fee of $925 million in cash (the “Antitrust Termination Fee”) in the following circumstances:

•

in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian if the merger has not been consummated by the End Date and, at the time of such termination, the conditions to the consummation of the merger related to the approval and adoption of the merger agreement by the Varian stockholders, accuracy of Varian’s representations and warranties, Varian’s compliance with covenants and the Injunction Condition (other than as related to or under a regulatory law (other than a CFIUS Order)) have been satisfied and the condition related to the receipt of regulatory approvals (other than the CFIUS Approval) has not been satisfied; or

•

in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian as the result of an injunction or order entered or issued by a governmental entity under any regulatory laws or the adoption, enactment or promulgation by a governmental entity of any regulatory law, in each case other than a CFIUS Order (as defined below) (an “Antitrust Order”).

In no event will Siemens Healthineers Holding be obligated to pay the Antitrust Termination Fee on more than one occasion.

Siemens Healthineers Holding has agreed, if requested by Varian, to pay to Varian a termination fee of $450 million in cash (the “CFIUS Termination Fee”) in the following circumstances:

•

in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian if the merger has not been consummated by the End Date and, at the time of such termination, the conditions to the consummation of the merger related to the approval and adoption of the merger agreement by the Varian stockholders, accuracy of Varian’s representations and warranties, Varian’s compliance with covenants, receipt of regulatory approvals (other than the CFIUS Approval) and the Injunction Condition (other than as related to a CFIUS Order) have been satisfied and the condition related to the receipt of the CFIUS Approval has not been satisfied; or

•

in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian as the result of a decision issued or promulgated by CFIUS or the President of the United States (a “CFIUS Order”).

In no event will Siemens Healthineers Holding be obligated to pay the CFIUS Termination Fee on more than one occasion, and in no event will Siemens Healthineers Holding be obligated to pay both the Antitrust Termination Fee and the CFIUS Termination Fee.

In the event the merger agreement is terminated at a time when both an Antitrust Order has become final and non-appealable, and a CFIUS Order has become final, the applicable termination fee payable by Siemens Healthineers Holding will be determined based on which of the Antitrust Order and the CFIUS Order has first become final (and non-appealable, as applicable).

Exclusive Remedy (see page 83)

The merger agreement provides that each party to the merger agreement may seek to compel the other party to specifically perform its obligations under the merger agreement and/or seek damages should such other party breach its obligations under the merger agreement.

The merger agreement also provides that, upon the request in writing by Varian within 60 business days following an applicable termination of the merger agreement, Siemens Healthineers Holding will pay to Varian the applicable Antitrust Termination Fee or CFIUS Termination Fee, and upon the subsequent payment by Siemens Healthineers Holding to Varian of such termination fee, such payment will be the sole and exclusive remedy of Varian with respect to the termination of the merger agreement. The merger agreement also provides that, upon request in writing by Siemens Healthineers Holding within 60 business days following an applicable termination of the merger agreement, Varian will pay to Siemens Healthineers Holding the Varian Termination Fee, and upon the subsequent payment by Varian to Siemens Healthineers Holding of such termination fee, such payment will be the sole and exclusive remedy of Siemens Healthineers Holding, Merger Sub and their respective affiliates with respect to the termination of the merger agreement. If either Varian or Siemens Healthineers Holding does not request the applicable termination fee when payable within the applicable 60 business day period, then Varian or Siemens Healthineers Holding, as applicable, will be deemed to have irrevocably waived receipt of such fee and will have no further right to receive such fee.

Appraisal Rights (see page 86 and Annex C)

Under Delaware law, holders of record of Varian common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to Varian prior to the vote on the proposal to approve and adopt the merger agreement, must not vote in favor of the proposal to approve and adopt the merger agreement and must continue to hold the shares of Varian common stock of record through the effective time. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

The Special Meeting (see page 28)

The special meeting of Varian stockholders is scheduled to be held at 3100 Hansen Way, Palo Alto, CA 94304 on [                    ], 2020, at [            ], local time. The special meeting is being held in order to consider and vote on the following proposals:

•	to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” respectively, of this proxy statement;

•

to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger, which is further described under the section entitled “The Merger—Interests of Varian’s Directors and Officers in the Merger.”

As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by Varian and made available on our website, www.varian.com. We will also file the press release with the SEC as definitive additional solicitation material.

Only holders of record of Varian common stock at the close of business on [                    ], 2020, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The presence at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of the holders of a majority of the shares of Varian common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Varian to additional expense.

You may cast one vote for each share of Varian common stock that you own at the close of business on the record date. The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Varian common stock entitled to vote at the special meeting. The approval of the adjournment proposal and the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the shares of Varian common stock present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting and entitled to vote on each of the proposals. In addition, even if a quorum does not exist, either the chairman of the special meeting or a majority of the Varian stockholders entitled to vote at the special meeting, present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, may adjourn the meeting to another place, date or time.

An abstention occurs when a stockholder attends a meeting, either in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Also, abstentions and a failure to vote your shares of Varian common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, although abstentions will have the same effect as a vote “AGAINST” the adjournment proposal or the named executive officer merger-related compensation proposal, a failure to vote your Varian common stock will have no effect on the outcome of the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Varian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for the (i) approval and adoption of the merger agreement, (ii) approval of the adjournment of the special meeting, if necessary or appropriate in the view of the Varian Board, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement and (iii) approval of the named executive officer merger-related compensation proposal.

Interests of Varian’s Directors and Executive Officers in the Merger (see page 54)

In considering the recommendation of the Varian Board to vote in favor of the approval and adoption of the merger agreement, you should be aware that Varian’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Varian stockholders generally. The Varian Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve and adopt the merger agreement, and in recommending to the Varian stockholders that the merger agreement be approved and adopted. These interests, which are described and quantified below, include the following:

•	accelerated vesting and payment of outstanding equity-based awards held by our executive officers on the same terms and conditions as all other holders of equity-based awards;

•	enhanced severance payments and/or benefits to our executive officers; and

•	continuation of certain indemnification insurance for our executive officers and directors.

Directors’ and Officers’ Indemnification (see page 77)

Siemens Healthineers Holding has agreed to, and has agreed to cause the surviving corporation to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable law, each present and former director or officer of Varian (collectively, the “Indemnified Parties”) against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of Varian).

Delisting and Deregistration of Varian Common Stock (see page 60)

Upon completion of the merger, Varian common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you, as a stockholder of Varian, may have regarding the merger agreement, the merger, the special meeting and the proposals being considered at the special meeting. Varian urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the approval and adoption of the merger agreement;

•

the approval of an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•

the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger.

Q:	Where and when is the special meeting?

A:

The special meeting is scheduled to be held at 3100 Hansen Way, Palo Alto, CA 94304 on [                    ], 2020 at [            ], local time. As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by Varian and made available on our website, www.varian.com.

Q:	How does the Varian Board recommend that I vote on the proposals?

A:	The Varian Board unanimously recommends that you vote as follows:

•	“FOR” the approval and adoption of the merger agreement;

•

“FOR” the approval of an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•

“FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger.

Q:	How does the per share merger consideration compare to the market price of Varian common stock prior to the announcement of the merger?

A:

The merger consideration of $177.50 per share represents a 24.4% premium to the $142.72 closing price per share of Varian common stock on the NYSE on July 31, 2020, the last trading day before the public announcement of the merger agreement and a 41.9% premium to the 30-day volume weighted average closing price of Varian common stock as of July 31, 2020. The closing price of Varian common stock on the NYSE on August 24, 2020, the most recent practicable date prior to the date of this proxy statement, was $172.74 per share. You are encouraged to obtain current market prices of Varian common stock in connection with voting your shares of Varian common stock.

Q:	What will happen in the merger?

A:

If the merger is completed, Merger Sub will merge with and into Varian, whereupon the separate existence of Merger Sub will cease and Varian will be the surviving corporation and a direct wholly owned subsidiary of Siemens Healthineers Holding. As a result of the merger, Varian common stock will no longer be publicly traded and you will no longer have any interest in Varian’s future earnings or growth. In addition, Varian common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Varian will no longer be required to file periodic reports with the SEC with respect to Varian common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own Varian after the merger?

A:	Immediately following the merger, Varian will be a direct wholly owned subsidiary of Siemens Healthineers Holding and an indirect wholly owned subsidiary of Siemens Healthineers Parent.

Q:	What will I receive in the merger?

A:

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Varian common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive cash in the amount of $177.50.

Q:	What will I receive in the merger in exchange for my equity awards?

A:

Stock Options and Stock Appreciation Rights. Each outstanding stock option or SAR granted under Varian’s 2005 Omnibus Stock Plan, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of Varian common stock subject to such stock option or SAR and (y) the excess, if any, of the amount of the merger consideration per share of Varian common stock over the exercise price per share of Varian common stock subject to such stock option or SAR, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each outstanding Stock-Based Award granted prior to October 3, 2020, whether vested or unvested, will cease to represent a right or award with respect to shares of Varian common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. At the effective time, each Stock-Based Award granted on or after October 3, 2020 will be converted into the right to receive a cash payment equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, and will remain subject to the original vesting schedule and continued service requirement, with acceleration of vesting upon certain qualifying terminations of employment.

Performance Awards. For stock options and Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such stock option or Stock-Based Award will be deemed to equal the target number of shares of Varian common stock subject to the applicable stock option or Stock-Based Award as of the effective time.

Q:	Am I entitled to appraisal rights instead of receiving the merger consideration?

A:

Under Delaware law, holders of record of Varian common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to Varian prior to the vote on the proposal to approve and adopt the merger agreement, must not vote in favor of the proposal to approve and adopt the merger agreement and must continue to hold the shares of Varian common stock of record through the effective time. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. Please see the section entitled “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Q:	What vote is required to approve and adopt the merger agreement?

A:

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Varian common stock entitled to vote at the special meeting. A failure to vote your shares of Varian common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q:	What vote is required to approve the adjournment proposal?

A:

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Varian common stock present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting and entitled to vote on the proposal.

Q:	What vote is required to approve the named executive officer merger-related compensation proposal?

A:

The approval of the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the shares of Varian common stock present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting and entitled to vote on the proposal.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger?

A:

The SEC rules require Varian to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to Varian’s named executive officers in connection with the merger. For additional information, see the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 3).”

Q:	What will happen if Varian stockholders do not approve the named executive officer merger-related compensation proposal?

A:

The vote to approve the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve and adopt the merger agreement. Approval of the named executive officer merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on Varian. Accordingly, while the Varian Board intends to consider the vote resulting from this proposal, if the merger is completed, then the compensation that is related to the merger will be payable to the extent that Varian is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote.

Q:	When do you expect the merger to be completed?

A:

In order to complete the merger, Varian must obtain the stockholder approval described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the first half of calendar year 2021, although Varian cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	Do you expect the merger to be taxable to Varian stockholders?

A:

The exchange of Varian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:

The record date for the special meeting is [                    ], 2020. Only common stockholders of record at the close of business on that date are entitled to attend in person, or, in the event that the special meeting is held by means of remote communication, virtually, and vote at the special meeting or any adjournment or postponement thereof. Each share of Varian common stock is entitled to one vote on all matters that come before the meeting.

Q:	Who may attend the special meeting?

A:

Common stockholders of record as of the close of business on [                    ], 2020, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Varian common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Varian common stock authorizing you to vote at the special meeting. We intend to limit attendance to stockholders as of the record date. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting.

As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by Varian and made available on our website, www.varian.com.

Q:	Who is soliciting my vote?

A:

The Varian Board is soliciting your proxy, and Varian will bear the cost of soliciting proxies. Georgeson LLC (“Georgeson”) has been retained to assist with the solicitation of proxies. Georgeson will be paid approximately $9,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Varian common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Georgeson or, without additional compensation, by Varian, Siemens Healthineers Parent or certain of Varian’s or Siemens Healthineers Parent’s directors, officers and employees.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting in person, or, in the event that the special meeting is held by means of remote communication, virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of Varian common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a stockholder of record, there are four methods by which you may vote at the special meeting:

•	Internet: To vote over the internet, follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•

Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•

In Person or Virtually: To vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, attend the special meeting in person or virtually, as applicable. You will be given a ballot when you arrive. If we hold the special meeting solely by mean of remote communication rather than in person, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by Varian and made available on our website, www.varian.com.

Whether or not you plan to attend the meeting in person or virtually, as applicable, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	Can I change my vote after I submit my proxy?

A:

Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail, at any time before your proxy is exercised at the special meeting;

•

You may send a written notice that you are revoking your proxy to Varian’s Secretary at 3100 Hansen Way, Palo Alto, CA 94304, provided such written notice is received before your proxy is exercised at the special meeting; or

•

You may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person, or, in the event that the special meeting is held by means of remote communication, virtually. Simply attending the special meeting in person or virtually, as applicable, will not, by itself, revoke your proxy. If we hold the special meeting solely by means of remote communication, we will provide details on the procedures for the special meeting on our website, www.varian.com.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to change or revoke your proxy.

If you have questions about how to vote or change your vote, you should contact our proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

866-821-2550

varianmedical@georgeson.com

Q:	If the merger is completed, how do I obtain the per share merger consideration for my shares of Varian common stock?

A:

Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the per share merger consideration. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates or book-entry shares for the per share merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. You should not return your stock certificates or send in other documents evidencing ownership of common stock now or with your proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the per share merger consideration.

Q:	How many shares must be present to constitute a quorum for the meeting?

A:

The presence at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of a majority of the shares of Varian common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Varian to additional expense.

Q:	What if I abstain from voting?

A:

If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. Abstentions and a failure to vote your shares of Varian common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, although abstentions will have the same effect as a vote

“AGAINST” the adjournment proposal or the named executive officer merger-related compensation proposal, a failure to vote your shares of Varian common stock will have no effect on the outcome of the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Varian common stock held in “street name,” only shares of Varian common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person?

A:

If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, or, in the event that the special meeting is held by means of remote communication, virtually, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

You will have the right to receive the merger consideration if the merger is approved, adopted and completed even if your shares are not voted at the special meeting.

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held by brokers that are present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Varian common stock held in “street name” does not give voting instructions to the broker, then those shares will not be present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Varian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means you own shares of Varian common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Can I participate if I am unable to attend the special meeting?

A:

If you are unable to attend the special meeting or, in the event that the special meeting is held by means of remote communication, virtually, we encourage you to send in your proxy card or to vote by telephone or over the internet.

Q:	Where can I find the voting results of the special meeting?

A:

Varian intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Varian files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not approved and adopted by the Varian stockholders or if the merger is not completed for any other reason, Varian stockholders will not receive any payment for their shares of Varian common stock in connection with the merger. Instead, Varian will remain an independent public company and shares of Varian common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Varian may be required to pay to Siemens Healthineers Holding a termination fee of $450 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Varian” for a discussion of the circumstances under which such a termination fee may be required to be paid. The merger agreement also provides that, upon termination of the merger agreement under certain other circumstances, Siemens Healthineers Holding may be required to pay to Varian a termination fee of either $925 million or $450 million, depending on the particular circumstances under which the merger agreement is terminated. See the section entitled “The Merger Agreement—Termination Fee Payable by Siemens Healthineers Holding” for a discussion of the circumstances under which such a termination fee may be required to be paid.

Q:	How can I obtain additional information about Varian?

A:

Varian will provide copies of this proxy statement, documents incorporated by reference and its 2019 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2019, without charge to any stockholder who makes a written request to our Secretary at 3100 Hansen Way, Palo Alto, CA 94304. Varian’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on Varian’s Investor Relations website at www.investors.varian.com. Varian’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?

A:

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as

“householding,” potentially provides extra convenience for stockholders and cost savings for companies. Varian and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or Varian if you are a stockholder of record by sending a written request to our Secretary at 3100 Hansen Way, Palo Alto, CA 94304, or calling 650-493-4000. In addition, Varian will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.

Q:	Who should I contact if I have any questions?

A:

If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

866-821-2550

varianmedical@georgeson.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this proxy statement and the documents incorporated by reference in this proxy statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Varian’s future orders and the anticipated impact of the COVID-19 pandemic on Varian’s business and any statements using the terms “could,” “believe,” “expect,” “promising,” “outlook,” “should,” “well-positioned,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varian’s actual results to differ materially from those anticipated. Such risks and uncertainties include:

1.

the future impact of the COVID-19 pandemic on Varian’s business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and Varian’s financial results and condition;

2.	Varian’s ability to successfully manage the challenges associated with the COVID-19 pandemic;

3.	Varian’s ability to achieve expected synergies from acquisitions;

4.	risks associated with integrating recent acquisitions;

5.	global economic conditions and changes to trends for cancer treatment regionally;

6.	currency exchange rates and tax rates;

7.	the impact of the Tax Cuts and Jobs Act;

8.

the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels;

9.	recent and potential future tariffs or a global trade war;

10.	demand for and delays in delivery of Varian’s products;

11.	Varian’s ability to develop, commercialize and deploy new products;

12.	Varian’s ability to meet Food and Drug Administration (“FDA”) and other regulatory requirements, regulations or procedures;

13.	changes in regulatory environments;

14.

risks associated with Varian providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing Varian’s Proton Solutions business;

15.	challenges to public tender awards and the loss of such awards or other orders;

16.	the effect of adverse publicity;

17.	Varian’s reliance on sole or limited-source suppliers;

18.	Varian’s ability to maintain or increase margins;

19.	the impact of competitive products and pricing;

20.	the potential loss of key distributors or key personnel;

21.	challenges related to entering into new business lines;

22.	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

23.

the failure to obtain the approval of Varian’s stockholders, the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the merger,

24.	risks related to disruption of management’s attention from Varian’s ongoing business operations due to the merger;

25.

the effect of the announcement of the transaction on the ability of Varian to retain and hire key personnel and maintain relationships with its customers, suppliers, distributors and others with whom it does business, or on its operating results and business generally;

26.	the ability to meet expectations regarding the timing and completion of the merger; and

27.	the other risks listed from time to time in Varian’s filings with the SEC.

For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Varian’s Annual Report on Form 10-K for the year ended September 27, 2019 and subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the SEC. When relying on forward-looking statements to make decisions with respect to the merger, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to Varian or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. Varian assumes no obligation to update or revise the forward-looking statements in this proxy statement because of new information, future events, or otherwise.

THE PARTIES TO THE MERGER

Varian Medical Systems, Inc.

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, California 94304

(650) 493-4000

Varian is the world’s leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, stereotactic radiosurgery, stereotactic body radiotherapy, brachytherapy and proton therapy. Varian is a Delaware corporation originally incorporated in California in 1948 as Varian Associates, Inc. Through recent acquisitions, Varian now operates a hospital and a network of cancer centers in India and Sri Lanka; provides cancer care professional services to healthcare providers worldwide; and is a supplier of a broad portfolio of interventional solutions. Shares of Varian common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “VAR.” For additional information, visit www.varian.com. The information provided on the Varian website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Varian website provided in this proxy statement.

Our principal executive offices are maintained at 3100 Hansen Way, Palo Alto, California 94304, telephone number (650) 493-4000.

For additional information about Varian included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information.”

Siemens Healthineers AG

Siemens Healthineers AG

Henkestraße 127, 91052

Erlangen, Germany

+49 (9131) 84-2676

A leader in medical technology, Siemens Healthineers Parent, a stock corporation organized under the laws of the Federal Republic of Germany, is constantly innovating its portfolio of products and services in its core areas of imaging, laboratory diagnostics and advanced therapies. Siemens Healthineers Parent enables and empowers healthcare providers worldwide to expand precision medicine, transform care delivery, improve patient experiences and digitalize healthcare. At the end of its most recent fiscal year on September 30, 2019, Siemens Healthineers Parent generated revenue of €14.5 billion and adjusted profit of €2.5 billion and had approximately 52,000 employees worldwide. For additional information, visit www.siemens-healthineers.com/en-us/. The information provided on the Siemens Healthineers Parent website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Siemens Healthineers Parent website provided in this proxy statement.

Siemens Healthineers Parent has its principal executive offices located at Henkestraße 127, 91052 Erlangen, Germany, telephone number +49 (9131) 84-2676.

Siemens Healthineers Holding I GmbH

Siemens Healthineers Holding I GmbH

Gewerbering 22, D-91341

Roettenbach, Germany

+49 (9131) 84-2676

Siemens Healthineers Holding, a company organized under the laws of the Federal Republic of Germany, is a wholly owned subsidiary of Siemens Healthineers Parent. Siemens Healthineers Holding was formed by Siemens Healthineers Parent solely for the purpose of facilitating the acquisition of Varian. To date, Siemens Healthineers Holding has not carried on any activities other than those related to its formation, the Financing (as defined below) and completion of the transactions contemplated by the merger agreement.

Siemens Healthineers Holding has its principal executive offices located at Gewerbering 22, D-91341, Roettenbach, Germany, telephone number +49 (9131) 84-2676.

Falcon Sub Inc.

c/o Siemens Medical Solutions USA, Inc.

40 Liberty Boulevard

Malvern, Pennsylvania 19355

610-448-4500

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Siemens Healthineers Holding that was formed by Siemens Healthineers Holding solely for the purpose of facilitating the acquisition of Varian. To date, Merger Sub has not carried on any activities other than those related to its formation and completion of the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

Merger Sub has its principal executive offices located at 40 Liberty Boulevard, Malvern, Pennsylvania 19355, USA, telephone number 610-448-4500.

Siemens Medical Solutions USA, Inc.

Siemens Medical Solutions USA, Inc.

40 Liberty Boulevard

Malvern, Pennsylvania 19355

610-448-4500

The Guarantor, a Delaware corporation, is an indirect wholly owned subsidiary of Siemens Healthineers Parent and is the primary U.S. operating subsidiary of Siemens Healthineers Parent. The Guarantor provides medical and laboratory diagnostic equipment and healthcare technology to public and private customers in the United States.

The Guarantor has its principal executive offices located at 40 Liberty Boulevard, Malvern, Pennsylvania 19355, USA, telephone number 610-448-4500.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of Varian as part of a solicitation of proxies by the Varian Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of Varian with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at 3100 Hansen Way, Palo Alto, CA 94304 on [                    ], 2020 at [            ], local time.

As part of our precautions regarding the coronavirus or COVID-19, the special meeting may be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release issued by Varian and made available on our website, www.varian.com. We will also file the press release with the SEC as definitive additional solicitation material.

Purpose of the Special Meeting

At the special meeting, Varian stockholders will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement” of this proxy statement;

•

to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Varian’s Directors and Executive Officers in the Merger” of this proxy statement.

Varian stockholders must approve and adopt the merger agreement for the merger to occur. If the Varian stockholders fail to approve and adopt the merger agreement, the merger will not occur.

Varian does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of the Varian Board of Directors

After careful consideration, the Varian Board unanimously approved the merger agreement, the letter of support, the merger and the transactions contemplated thereby. Certain factors considered by the Varian Board in reaching its decision to authorize, approve and adopt the merger agreement and the letter of support and approve the merger can be found in the section entitled “The Merger—Reasons for the Merger” of this proxy statement.

The Varian Board unanimously recommends that the Varian stockholders vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of Varian common stock at the close of business on [                    ], 2020, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [            ] shares of Varian common stock were issued and outstanding.

Holders of record of Varian common stock are entitled to one vote for each share of Varian common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of the holders of a majority of the shares of Varian common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Any shares of Varian common stock held by Varian or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Varian to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

Required Vote

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Varian common stock entitled to vote to approve and adopt the merger agreement. Approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the shares of Varian common stock present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting and entitled to vote on each of the proposals. In addition, even if a quorum does not exist, either the chairman of the special meeting or a majority of the Varian stockholders entitled to vote at the special meeting, present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, may adjourn the meeting to another place, date or time.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Abstentions and a failure to vote your shares of Varian common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, although abstentions will have the same effect as a vote “AGAINST” the adjournment proposal or the named executive officer merger-related compensation proposal, a failure to vote your Varian common stock will have no effect on the outcome of the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Varian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for (i) approval and adoption of the merger agreement,

(ii) approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement and (iii) approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger.

Broker non-votes are shares held by brokers that are present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Varian common stock held in “street name” does not give voting instructions to the broker, then those shares will not be present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Varian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Failure to Vote

If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, or, in the event that the special meeting is held by means of remote communication, virtually, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. A failure to vote your shares of Varian common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in street name and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. For shares of Varian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, you will be given a ballot at the special meeting. Please note that if your shares of Varian common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of Varian common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card by mail, through the internet, or by telephone. Although Varian offers four different voting methods, Varian encourages you to vote over the internet or by phone as Varian believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.

To Vote Over the Internet:

To vote over the internet, follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

To Vote By Telephone:

To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Proxy Card:

To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card.

If you sign and return your signed proxy card without indicating how you want your shares of Varian common stock to be voted with regard to a particular proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal or the named executive officer merger-related compensation proposal, your shares of Varian common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies

Any proxy given by a Varian stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•

if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card at any time before your proxy is exercised at the special meeting;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Varian’s Secretary at 3100 Hansen Way, Palo Alto, CA 94304, stating that the proxy is revoked, provided such written notice is received before your proxy is exercised at the special meeting;

•	by submitting a later-dated proxy card relating to the same shares of Varian common stock; or

•

by attending the special meeting and voting in person, or, in the event that the special meeting is held by means of remote communication, virtually (your attendance at the special meeting in person or virtually, as applicable, will not, by itself, revoke your proxy; you must vote in person or virtually, as applicable, at the special meeting).

“Street name” holders of Varian common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Solicitation of Proxies

The Varian Board is soliciting your proxy, and Varian will bear the cost of soliciting proxies. Georgeson has been retained to assist with the solicitation of proxies. Georgeson will be paid approximately $9,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Varian common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Georgeson or, without additional compensation, by Varian, Siemens Healthineers Parent or certain of Varian’s or Siemens Healthineers Parent’s directors, officers and employees.

Adjournment

In addition to the proposal to approve and adopt the merger agreement, Varian stockholders are also being asked to approve a proposal that will give the Varian Board authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this proposal is approved, the special meeting could be adjourned by the Varian Board. In addition, the Varian Board could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Whether or not a quorum is present, the chairman of the special meeting or the Varian stockholders entitled to vote at the special meeting, present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, may adjourn the special meeting to another place, date or time.

Other Information

You should not return your stock certificate or send documents representing Varian common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Varian common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The discussion of the merger agreement and the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into Varian, with Varian surviving the merger as a direct wholly owned subsidiary of Siemens Healthineers Holding.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Varian common stock issued and outstanding immediately prior to the effective time (other than excluded shares, dissenting shares and unvested shares) will be converted into the right to receive cash without interest in the amount of $177.50, subject to any required tax withholding. At the effective time, all of the shares of Varian common stock (other than excluded shares held by a subsidiary of Varian) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of Varian common stock (other than excluded shares, dissenting shares and unvested shares) will thereafter represent only the right to receive the per share merger consideration of $177.50 for each such share. Each excluded share owned, directly or indirectly, by Siemens Healthineers Holding or Merger Sub will cease to be outstanding, will be cancelled and will cease to exist without payment of any consideration. Each excluded share (if any) held by a subsidiary of Varian (other than shares held on behalf of third parties) immediately prior to the effective time will be converted into that number of shares of common stock of the surviving corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the surviving corporation immediately after the effective time as the value of such excluded share bore to the aggregate value of all shares of Varian common stock immediately prior to the effective time.

At the effective time, each outstanding stock option or SAR granted under Varian’s 2005 Omnibus Stock Plan, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of Varian common stock subject to such stock option or SAR and (y) the excess, if any, of the amount of the merger consideration per share of Varian common stock over the exercise price per share of Varian common stock subject to such stock option or SAR, with the aggregate amount of such payment rounded down to the nearest cent less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

At the effective time, each outstanding Stock-Based Award granted prior to October 3, 2020, whether vested or unvested, will cease to represent a right or award with respect to shares of Varian common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. At the effective time, each Stock-Based Award granted on or after October 3, 2020 will be converted into the right to receive a cash payment equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, and will remain subject to the original vesting schedule and continued service requirement, with acceleration of vesting upon certain qualifying terminations of employment.

For stock options and Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such stock option or Stock-Based Award will be deemed to equal the target number of shares of Varian common stock subject to the applicable stock option or Stock-Based Award as of the effective time.

Effects on Varian if the Merger Is Not Completed

If the merger agreement is not approved and adopted by the Varian stockholders or if the merger is not completed for any other reason, Varian stockholders will not receive any payment for their shares in connection with the merger. Instead, Varian will remain an independent public company. In addition, if the merger is not completed, Varian expects that management will operate Varian’s business in a manner similar to that in which it is being operated today and that Varian stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which Varian operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Varian common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Varian common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Varian common stock. If the merger is not completed, the Varian Board will continue to evaluate and review Varian’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not approved and adopted by the Varian stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Varian will be offered or that Varian’s business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated, under specified circumstances, Varian may be required to pay Siemens Healthineers Holding a termination fee in an amount equal to $450 million. The merger agreement also provides that Siemens Healthineers Holding may be required to pay Varian a termination fee equal to $925 million upon termination under certain specified circumstances or a termination fee equal to $450 million upon termination under certain other specified circumstances. See “The Merger Agreement—Termination Fee Payable by Varian” and “The Merger Agreement—Termination Fee Payable by Siemens Healthineers Holding.”

Background of the Merger

As part of our ongoing consideration and evaluation of our long-term strategic goals and plans, the Varian Board and Varian’s senior management periodically review, consider and assess our operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other items, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, including with outside financial and legal advisors.

In January 2020, Bernd Montag, the Chief Executive Officer of Siemens Healthineers Parent, requested a meeting with Dow Wilson, the Chief Executive Officer of Varian, at the J.P. Morgan Annual Healthcare Conference in San Francisco, California. At the meeting, Mr. Montag proposed that the management teams of the two companies have an off-site meeting at which the respective management teams could get to know each other better and discuss potential strategic initiatives. Mr. Wilson declined the invitation, noting that Varian’s management team was focusing on running its business.

On May 26, 2020, Mr. Wilson received a text message from Mr. Montag, requesting to schedule a call for the next day between the two of them. Mr. Montag did not specify the reason for the call.

On May 27, 2020, Mr. Wilson and Mr. Montag spoke by telephone, at which time Mr. Montag stated that Siemens Healthineers Parent was interested in acquiring Varian for $160 per share in cash and that following their telephone call, Mr. Montag would be sending a letter to Mr. Wilson outlining the proposal. Mr. Wilson thanked Mr. Montag for the call and told Mr. Montag he would discuss the proposal with the Varian Board.

Following the telephone call, Mr. Montag emailed a letter to Mr. Wilson containing a non-binding indication of interest (the “May Letter”) for Siemens Healthineers Parent to acquire all of the outstanding shares of Varian common stock on a fully diluted basis at a value of $160 per share in cash. The May Letter noted that Siemens Healthineers Parent had the support of Siemens AG, an 85% shareholder in Siemens Healthineers Parent, and the transaction would not be subject to a financing condition.

Following receipt of the May Letter, the Varian Board held a meeting by videoconference on May 28, 2020 during which members of Varian’s senior management, representatives of Varian’s outside financial advisor, Goldman Sachs, and representatives of Varian’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), were present. The Varian Board selected Goldman Sachs and Wachtell Lipton to serve as Varian’s financial and legal advisors, respectively, in connection with the potential transaction due to, among other things, their extensive experience in Varian’s industry and their familiarity with Varian’s business and strategic objectives, including through their experience assisting Varian with various matters, including takeover preparedness, and their qualifications and deep expertise in the matters that were to be considered by the Varian Board. At the meeting, Mr. Wilson described the May Letter, as well as previous interactions with Mr. Montag, including the telephone call that he had received from Mr. Montag in connection with the May Letter, and the Board discussed the proposal contained in the May Letter, including in the context of Varian’s standalone plan, the current economic environment and the uncertainties created by the COVID-19 pandemic. Representatives of Wachtell Lipton provided an overview of the Varian Board’s fiduciary duties under Delaware law in the context of the Board’s consideration of a proposal to acquire Varian. Representatives of Goldman Sachs described the actions that Goldman Sachs could take, with the assistance of Varian’s management, to assist the Varian Board in assessing the proposal. The Varian Board discussed potential next steps, directed management to work with Goldman Sachs and Wachtell Lipton to evaluate the proposal from financial and legal perspectives, and authorized the Executive Committee of the Varian Board, comprised of R. Andrew Eckert, Judy Bruner and David Illingworth (the “Executive Committee”), to act on behalf of the Varian Board and Varian in connection with the proposal.

Also on May 29, 2020, Mr. Wilson sent an email to Mr. Montag reiterating that the Varian Board would review and consider the May Letter and stating that he expected to be in a position to respond by mid-June.

On June 8, 2020, the Executive Committee held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson further summarized the May Letter and previous interactions with Mr. Montag, and the Executive Committee discussed the proposal contained in the May Letter. Members of Varian’s senior management then reviewed with the Executive Committee their initial view of Varian’s long-range financial plan, which management had prepared in connection with the Varian Board’s evaluation of the May Letter. Representatives of Goldman Sachs then reviewed with the Executive Committee their preliminary financial analysis of the proposal by Siemens Healthineers Parent, including their analysis of Siemens Healthineers Parent’s potential financing plan and Siemens Healthineers Parent’s overall ability to pay in an acquisition of Varian. Following discussion, the Executive Committee then met in executive session without representatives of Goldman Sachs present and without certain members of senior management of Varian present (other than Mr. Wilson and Michael Hutchinson, Chief Legal Officer of Varian) and further discussed the proposal and potential responses, including in the context of Varian’s standalone plan, the uncertainty and challenges created by the current economic environment and impact of the COVID-19 pandemic, as well as potential short- and long-term execution risks to Varian’s long-range financial plan, including with respect to Varian’s strategic initiatives and senior executive succession.

On June 10, 2020, the Executive Committee held another meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Members of Varian’s senior management reviewed with the Executive Committee management’s proposed final projections of Varian’s long-range financial plan, reflecting input from members of senior management following the discussion of such plan at the prior meeting of the Executive Committee. These projections are more fully described in “—Certain Financial Projections.”

Later on June 10, 2020, the Varian Board held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Representatives of Wachtell Lipton discussed with the Varian Board its fiduciary duties under Delaware law in the context of the Varian Board’s consideration of the proposal contained in the May Letter. The Varian Board then discussed the projections of Varian’s long-range financial plan that had been prepared by management, including the potential impact of the COVID-19 pandemic on Varian’s business in the short-term and its impact on the projections. The Varian Board then discussed the Executive Committee’s views regarding Varian’s response to the May Letter, and, in an executive session, without representatives of Goldman Sachs and Wachtell Lipton present and without certain members of senior management of Varian present (other than Mr. Wilson and Mr. Hutchinson) discussed Varian’s potential response to the May Letter. Following discussion, the Board concluded that the proposal contained in the May Letter undervalued Varian and that Varian was unwilling to engage in discussions with respect to a transaction at the purchase price proposed by Siemens Healthineers Parent.

On June 11, 2020, Mr. Wilson called Mr. Montag to convey the Varian Board’s conclusion that the proposal from the May Letter undervalued Varian, and that Varian was unwilling to engage in any discussions with Siemens Healthineers Parent at the $160 per share price that had been proposed. In response, Mr. Montag requested to speak with Mr. Wilson the following week.

On June 16, 2020, Mr. Montag called Mr. Wilson and asked Mr. Wilson to provide guidance on Varian’s valuation, including to provide some information to help with valuation. Mr. Wilson again reiterated that Varian was unwilling to engage in further discussions based on the proposal contained in the May Letter. Thereafter, Mr. Wilson updated the Varian Board by email regarding this call, including that he had been regularly consulting with and taking guidance from Mr. Eckert in the discussions with Mr. Montag. Throughout the ensuing course of communications with Mr. Montag, Mr. Wilson continued to regularly consult with and take guidance from Mr. Eckert.

On June 22, 2020, Mr. Montag called Mr. Wilson and stated that Siemens Healthineers Parent was increasing its offer to $170 per share in cash, and, in addition, indicated that Siemens Healthineers Parent might be able to further increase the price being offered, but would need access to non-public information about Varian in order to do so.

On June 23, 2020, the Executive Committee held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson provided an overview of his recent communications with Mr. Montag, including the revised proposal to acquire Varian for $170 per share in cash, and Mr. Montag’s statement that while Siemens Healthineers Parent might be able to increase the price it was offering, there would be no further increases in price unless Varian provided Siemens Healthineers Parent with access to non-public information about Varian. Representatives of Goldman Sachs and Wachtell Lipton summarized the key terms of the revised proposal and potential responses, which the Executive Committee then discussed. The Executive Committee determined to recommend to the Varian Board to direct management to enter into limited engagement with Siemens Healthineers Parent in an effort to, among other things, determine whether Siemens Healthineers Parent would increase its proposed purchase price. Representatives of Wachtell Lipton reviewed with the Executive Committee its legal obligations under applicable law in connection with a sale of Varian, and the Executive Committee discussed whether to seek alternative proposals to acquire Varian, and, with further input from representatives of Goldman Sachs, the likelihood of any third party offering a price higher than that offered by Siemens Healthineers Parent. After discussion, including consideration of the risk of a leak and potential impact on Siemens Healthineers Parent’s proposal, the Executive Committee determined not to recommend to the Varian Board that Varian solicit third-party interest at this time.

On June 24, 2020, the Varian Board held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Representatives of

Goldman Sachs provided an updated preliminary financial analysis of the revised proposal, and representatives of Wachtell Lipton reviewed the Varian Board’s legal obligations under applicable law. The Varian Board discussed the revised proposal, including in comparison to Varian’s standalone prospects, as well as whether other potential bidders would be capable of and willing to offer a more attractive value than Siemens Healthineers Parent’s $170 per share all-cash proposal. After discussion, including consultation with representatives of Goldman Sachs regarding the likelihood of potential competing bidders and after considering the risk of leaks and potential impact on Siemens Healthineers Parent’s proposal, the Varian Board determined not to solicit alternative third-party interest at this time. The Varian Board also determined to offer limited engagement through a management meeting with Siemens Healthineers Parent to determine whether Siemens Healthineers Parent would increase its proposed purchase price.

On June 26, 2020, Mr. Wilson called Mr. Montag to inform him that Varian would be willing to engage on a limited basis by holding a management meeting with select senior management of Varian, with the expectation that Siemens Healthineers Parent would respond with an improved proposal, including robust deal certainty assurances. After their conversation, Mr. Wilson sent Mr. Montag a draft confidentiality agreement.

Between June 26, 2020 and July 2, 2020, Varian and Siemens Healthineers Parent negotiated the terms of a confidentiality agreement, with representatives of Wachtell Lipton and Siemens Healthineers Parent’s outside legal counsel, Latham & Watkins, LLP (“Latham”), participating in such negotiations. On July 2, 2020, Varian and Siemens Healthineers Parent executed the agreement, which included a customary standstill provision.

On June 29, 2020, during the pendency of negotiations between Varian and Siemens Healthineers Parent with respect to the confidentiality agreement, Mr. Wilson received an unsolicited email from a representative of Party A introducing Mr. Wilson to the Chief Executive Officer of Party A, followed by an email from the Chief Executive Officer of Party A to Mr. Wilson requesting a call on July 1, 2020 to discuss how Party A could strategically work together with Varian.

On July 1, 2020, Mr. Wilson and the Chief Executive Officer of Party A spoke by videoconference, at which time the Chief Executive Officer of Party A stated that Party A was interested in acquiring Varian for $155 per share in cash and that following their telephone call, the Chief Executive Officer of Party A would be sending a letter to Mr. Wilson outlining the proposal. Mr. Wilson thanked the Chief Executive Officer of Party A for the call and told the Chief Executive Officer he would discuss the proposal with the Varian Board. Following the telephone call, the Chief Executive Officer of Party A emailed a letter to Mr. Wilson containing a non-binding indication of interest for Party A to acquire all of the outstanding shares of Varian common stock on a fully diluted basis at a value of $155 per share in cash and noting that the transaction would not be subject to a financing condition but that the completion of the transaction would be subject to the approval of Party A’s shareholders. The next day, on July 2, 2020, Mr. Wilson informed the Varian Board of the proposal from Party A.

On July 2, 2020, members of Varian’s senior management met by videoconference with members of Siemens Healthineers Parent’s senior management, along with representatives of Goldman Sachs and outside financial advisors of Siemens Healthineers Parent, JPMorgan Chase Bank and UBS Securities. At the meeting, senior management of Varian provided senior management of Siemens Healthineers Parent with additional information regarding Varian’s business and potential areas of value, and Siemens Healthineers Parent described its vision for the proposed combined business.

On July 7, 2020, Mr. Montag called Mr. Wilson and informed him that Siemens Healthineers Parent was willing to increase its offer to acquire all of the outstanding shares of Varian common stock for $176.50 per share in cash, following which Mr. Montag emailed Mr. Wilson a letter containing that proposal (the “July Letter”). The July Letter, in addition to reiterating the lack of financing condition, proposed a “reasonable best efforts” standard for obtaining regulatory approvals consistent with the standard used by Siemens Healthineers Parent in a recent acquisition.

On July 7, 2020, the Varian Board held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson summarized the July Letter, including the revised price per share of $176.50 being offered by Siemens Healthineers Parent as well as the proposal regarding the level of efforts that Siemens Healthineers Parent would commit to in order to obtain the required regulatory approvals. Representatives of Goldman Sachs provided an updated preliminary financial analysis of the revised proposal. Representatives of Wachtell Lipton described the regulatory efforts proposal made by Siemens Healthineers Parent, and presented different options relating to deal certainty protections, which the Varian Board discussed. Mr. Wilson then summarized the letter received from Party A, including the proposed price per share of $155 in cash. Representatives of Goldman Sachs and Wachtell Lipton described considerations in assessing possible risks associated with a potential transaction with Party A, including the need for Party A to obtain the approval of its shareholders in connection with an acquisition of Varian. Representatives of Goldman Sachs also provided an overview of Party A’s ability to obtain the financing necessary for the proposed transaction, as well as the challenges Party A would face if it were to meaningfully increase the value of its proposal, which the Varian Board then discussed. The Varian Board then met in executive session without management of Varian present, including Mr. Wilson, and, after discussion, agreed to direct Mr. Wilson to communicate (1) to Mr. Montag, that the revised proposal undervalued Varian, but the Varian Board would consider a proposal with greater consideration per share and a meaningful commitment to deal certainty protections, and (2) to the Chief Executive Officer of Party A, that Party A’s proposal undervalued Varian and the Varian Board would not engage in further discussions unless Party A meaningfully increased the value of its proposal, but that Varian would be willing to provide Party A with access to non-public information about Varian pursuant to a confidentiality agreement. The Varian Board further discussed the benefits of a transaction, including the value being offered by Siemens Healthineers Parent compared to Varian’s long-term strategic plan, including in light of the potential future retirement of Mr. Wilson and the attendant risks posed by that transition along with other recent senior executive transitions at Varian, as well as the overall risks in achieving values through its standalone plan in excess of the value being offered by Siemens Healthineers Parent. The Varian Board discussed the potential financial impact on Mr. Wilson of a sale of Varian relative to a potential retirement. The Varian Board also discussed Mr. Eckert’s and the Executive Committee’s oversight of Varian’s communications and negotiations with Siemens Healthineers Parent and Party A regarding a potential transaction, and noted the benefits of their continued oversight of such discussions.

On July 8, 2020, Mr. Wilson called Mr. Montag and relayed that the revised proposal contained in the July Letter continued to undervalue Varian, but the Varian Board would consider a proposal with greater consideration per share and a meaningful commitment to deal certainty. Following the call, Mr. Wilson sent Mr. Montag a draft merger agreement reflecting Varian’s desired terms should it determine to proceed with a transaction, including a regulatory efforts commitment requiring Siemens Healthineers Parent to take all necessary actions to obtain required regulatory approvals, including CFIUS approval, up to the level of a “material adverse effect” measured based on the size of the combined company and (iii) a reverse termination fee payable to Varian in the event Siemens Healthineers Parent failed to obtain all required regulatory approvals, equal to 10% of transaction equity value.

On July 10, 2020, Mr. Montag called Mr. Wilson with a revised offer containing the following: (i) a proposed purchase price of $177.50 per share in cash, (ii) a reverse termination fee of $750 million for failure to obtain antitrust approvals, (iii) no reverse termination fee for failure to obtain CFIUS approval and (iv) a $500 million termination fee that would be payable by Varian under certain circumstances, including in the event of a termination of the merger agreement as a result of a change in recommendation by the Varian Board or if Varian terminated the merger agreement to enter into an alternative acquisition agreement providing for a superior proposal (“fiduciary-out termination fee”). Following this call, Siemens Healthineers Parent sent a revised draft of the merger agreement to Varian, which included, among other things and in addition to the foregoing terms: (i) no obligation for Siemens Healthineers Holding to make any divestitures in order to consummate the merger; (ii) no efforts required for Siemens Healthineers Holding to eliminate objections or impediments to obtain CFIUS approval; (iii) an efforts obligation to obtain antitrust approvals that was capped at (A) a material and adverse impact on the expected benefits of the merger to Siemens Healthineers Holding or (B) a material impact on the value of Varian to Siemens Healthineers Holding after the consummation of the merger; and (iv) a subsidiary of Siemens Healthineers Parent would be the party to the merger agreement, and as a result, it was unclear whether Siemens Healthineers Parent would have an obligation to use efforts to obtain regulatory approvals. Siemens Healthineers Parent also sent a draft of a letter of support to be entered into by Siemens Healthineers Parent in which it would guarantee the financial obligations of its subsidiaries that would be party to the merger agreement.

Later in the day on July 10, 2020, the Executive Committee held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson and representatives of Goldman Sachs and Wachtell Lipton summarized the updated proposal from Siemens Healthineers Parent, including key issues raised in the revised merger agreement and in the draft letter of support provided by Siemens Healthineers Parent, which the Executive Committee then discussed. The Executive Committee instructed Mr. Wilson to communicate to Mr. Montag that Siemens Healthineers Parent should increase the value of its proposal, provide deal certainty provisions that were more protective for Varian than the terms included in the draft merger agreement and provide for a lower fiduciary-out termination fee. After the meeting, Mr. Wilson then called Mr. Montag and informed him of the Executive Committee’s positions.

Also on July 10, 2020, Mr. Wilson called the Chief Executive Officer of Party A and relayed the Varian Board’s determination that Party A’s proposal undervalued Varian and the Varian Board would not engage in further discussions unless Party A meaningfully increased the value of its proposal, but that Varian would be willing to provide Party A with limited information pursuant to a confidentiality agreement. Mr. Wilson also informed the Chief Executive Officer of Party A that in addition to significantly more value, deal certainty would also be important in any transaction. After this call, Mr. Wilson sent the Chief Executive Officer of Party A a draft confidentiality agreement. Between July 10, 2020 and July 16, 2020, Varian and Party A negotiated the terms of a confidentiality agreement, with representatives of Wachtell Lipton and Party A’s outside legal counsel participating in such negotiations. On July 16, 2020, Varian and Party A executed the agreement, which included a customary standstill provision that would fall away upon entry by Varian into a definitive agreement providing for the sale of Varian.

On July 11, 2020, Mr. Montag called Mr. Wilson and proposed an increase in the reverse termination fee, which would be payable by Siemens Healthineers Parent for failure to obtain antitrust approvals, to $875 million, and a lower $300 million reverse termination fee for failure to obtain CFIUS approval.

After discussing with Mr. Eckert and representatives of Goldman Sachs and Wachtell Lipton, on July 12, 2020, Mr. Wilson called Mr. Montag and proposed, among other things, (i) a $875 million reverse termination fee for failure to obtain antitrust approvals; (ii) a $675 million reverse termination fee for failure to obtain CFIUS approval; and (iii) a regulatory efforts commitment requiring Siemens Healthineers Parent to take all actions to obtain regulatory approvals (including CFIUS approval) up to the level of a material adverse effect measured based on the size of the combined company after the closing of the merger.

On July 13, 2020, Mr. Montag called Mr. Wilson and suggested that outside counsel have a call to discuss the key issues in the draft merger agreement and letter of support. Later that day, members of Varian’s senior management and representatives of Wachtell Lipton had a call with members of Siemens Healthineers Parent’s senior management and representatives of Latham, during which call the parties discussed various issues in the draft merger agreement and letter of support, including those relating to deal certainty and flexibility for Varian to operate the business as it continues to respond to the COVID-19 pandemic.

On July 14, 2020, Mr. Montag sent Mr. Wilson an email with what he called Siemens Healthineers Parent’s final offer, which, among other things, included the following: (i) $177.50 per share in cash (which he reiterated was best and final); (ii) an $875 million reverse termination fee for failure to obtain antitrust approvals; (iii) a $400 million reverse termination fee for failure to obtain CFIUS approval; (iv) a $500 million fiduciary-out termination fee; and (v) an efforts obligation to obtain regulatory approvals (including CFIUS approval) that was capped at a material adverse effect on the expected benefits of the merger to Siemens Healthineers Holding or a material adverse effect on Varian. Mr. Montag also indicated that Siemens Healthineers Parent would guarantee not only financial obligations, but also certain performance obligations, of its subsidiaries that would be party to the merger agreement.

Later in the day on July 14, 2020, Mr. Wilson called Mr. Montag to inform him that the regulatory efforts commitment Mr. Montag had proposed was not sufficient. Following their conversation he emailed Mr. Montag setting forth Varian’s proposal on a select set of threshold issues: (i) a $925 million reverse termination fee for failure to obtain antitrust approvals; (ii) a $450 million reverse termination fee for failure to obtain CFIUS approval; (iii) a $450 million fiduciary-out termination fee; and (iv) a regulatory efforts commitment pursuant to which Siemens Healthineers Parent would be required to take all actions (including divestitures) to obtain antitrust and CFIUS approvals up to the level of a material adverse effect measured based on the size of Varian. The email also noted that Mr. Wilson expected the parties to negotiate the remaining points in the draft merger agreement and letter of support in good faith after the issues noted above had been agreed. Later that day, Mr. Montag called Mr. Wilson and stated that Siemens Healthineers Parent agreed to the proposal on the issues noted above.

After this call, the Executive Committee held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. The Executive Committee discussed the revised proposals exchanged between Siemens Healthineers Parent and Varian since July 10, 2020. Among other things, the Executive Committee discussed Siemens Healthineers Parent’s proposed price of $177.50 per share, which had not increased since the last meeting, and Mr. Montag’s repeated statements that Siemens Healthineers Parent would not further increase the proposed price. The Executive Committee also discussed the bifurcated reverse termination fees for failure to receive antitrust and CFIUS approvals, as well as the regulatory efforts standard that Mr. Montag had agreed to. The Executive Committee, in consultation with its advisors, agreed to provide Siemens Healthineers Parent with confirmatory due diligence at this time, considering, among other things, their belief that Siemens Healthineers Parent would be unlikely to increase its proposal on price, and that the proposed deal certainty provisions were sufficiently protective to merit further due diligence.

On July 15, 2020, Siemens Healthineers Parent sent a due diligence request list to Varian through the parties’ financial advisors.

On July 16, 2020, members of senior management of Varian attended a management meeting by videoconference with members of senior management of Party A, along with representatives of Goldman Sachs and the outside financial advisors of Party A. At the management meeting, senior management of Varian provided senior management of Party A with additional information regarding Varian’s business and potential areas of value. Following the meeting, Mr. Wilson conveyed to the Chief Executive Officer of Party A that Varian expected that the information provided should lead to Party A significantly increasing the price it was offering.

On July 17, 2020, the Varian Board held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson provided the Varian Board with an update on the interactions with Party A since the last board meeting, including the signing of the confidentiality agreement and the management meeting the day prior, as well as management’s view that Party A would need to provide a significantly improved price per share and strong deal certainty provisions to warrant further engagement, which the Varian Board then discussed. Mr. Wilson next provided the Varian Board with an update on the interactions with Siemens Healthineers Parent since the last board meeting, including the revised proposals exchanged between Siemens Healthineers Parent and Varian and the progress that had been made in negotiations, including over the various termination fees and the regulatory efforts standard. The Varian Board discussed the status of negotiations with Siemens Healthineers Parent, and also discussed the potential benefits of engaging further with Party A and reaching out to additional potential bidders. Representatives of Goldman Sachs discussed their perspective that engaging third parties was unlikely to result in a better offer and that it was unlikely that another bidder would be able and willing to offer the purchase price being offered by Siemens Healthineers Parent. In addition, representatives of Wachtell Lipton and Goldman Sachs discussed that a transaction with Party A would include substantial closing risk given that Party A would require a shareholder vote, and that under the proposed merger agreement with Siemens Healthineers Parent, Varian would have the opportunity to accept a superior proposal following announcement of a transaction, subject to payment of a termination fee. After further discussion, the Board determined that the potential risks associated with engaging other potential third party bidders significantly outweighed potential benefits. However, the Varian Board agreed that management should provide additional limited due diligence information to Party A if Party A proposed a significantly improved price per share from its prior offer.

On July 18, 2020, Varian made available to Siemens Healthineers Parent certain due diligence information in a confidential data room. Thereafter, Siemens Healthineers Parent, with the assistance of its advisors, conducted due diligence on Varian, including through videoconference calls with Varian management.

Also on July 18, 2020, the Chief Executive Officer of Party A emailed Mr. Wilson and said he would revert the following week on Party A’s proposed next steps.

On July 21, 2020, the Chief Executive Officer of Party A sent a request for due diligence information to Mr. Wilson, and noted that Party A could materially increase the value it was offering if it received and reviewed due diligence information.

On July 22, 2020, Mr. Wilson called the Chief Executive Officer of Party A, informing the Chief Executive Officer of Party A that Varian required greater clarity on what “materially” more value would entail, and that Varian was reluctant to allow them to engage in due diligence without such clarity.

Between July 22, 2020 and August 1, 2020, representatives of Wachtell Lipton and Latham, with input from Varian and Siemens Healthineers Parent and their respective financial advisors, continued to exchange and negotiate drafts of the merger agreement and letter of support, including with respect to termination and termination fee triggers, whether the reverse termination fee, if paid, would be the sole remedy, whether Varian had an express right to seek damages on behalf of its stockholders for the lost value of the merger consideration, employee benefits matters, including retention, which of the subsidiaries of Siemens Healthineers Parent would be the parties to the merger agreement and the type of commitments that Siemens Healthineers Parent would agree to in the letter of support.

On July 24, 2020, the Chief Executive Officer of Party A called Mr. Wilson, and followed such call with a letter, proposing that Party A acquire Varian for a per share purchase price in the range of $164-$169. Mr. Wilson then called Mr. Eckert to inform him of the revised proposal.

On July 28, 2020, members of senior management of Varian had a videoconference call with members of senior management of Party A to provide further due diligence in response to Party A’s request for additional information. Subsequently, Mr. Wilson spoke by telephone with the Chief Executive Officer of Party A and indicated that Party A needed to improve its offer by the end of the week, in response to which the Chief Executive Officer of Party A inquired whether there was another bidder attempting to acquire Varian. Mr. Wilson responded that he could not comment, but that it was important that Party A move quickly with an improved offer.

On July 29, 2020, the Executive Committee held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson updated the Executive Committee on the discussions and negotiations with Party A since the Executive Committee’s last meeting, including that the latest offer was a range of $164-$169 per share in cash, as well as the management meeting that took place the day prior. Mr. Wilson then updated the Executive Committee on the negotiations with Siemens Healthineers Parent. Representatives of Wachtell Lipton summarized the key terms of the draft transaction documents, noting that the proposed transaction structure remained an outstanding issue. In consultation with representatives of Wachtell Lipton, the Executive Committee discussed Wachtell Lipton’s proposed modification to this structure under which Siemens Healthineers’ top-tier U.S. operating subsidiary would provide an additional guarantee in the merger agreement of the acquiring entity’s obligations under the merger agreement. After discussion, the Executive Committee agreed that Varian should pursue this proposed structure. Representatives of Wachtell Lipton then explained other key outstanding points and discussed possible compromise positions. After discussion, the Executive Committee instructed Wachtell Lipton to keep negotiating the transaction documents to reflect the discussion at the meeting.

On July 30, 2020, the Chief Executive Officer of Party A called Mr. Wilson and presented a revised offer to acquire Varian for $175 per share in cash, which remained subject to due diligence. Mr. Wilson responded during such call that he would revert after discussing the revised proposal with the Varian Board. After discussing with Mr. Eckert and other members of senior management and representatives from Goldman Sachs and Wachtell Lipton, Mr. Wilson called Mr. Montag and informed him that Varian had received an unsolicited offer from a third party, which was competitive with the offer from Siemens Healthineers Parent.

Later on July 30, 2020, the Audit Committee of the Varian Board held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Wachtell Lipton, during which Mr. Wilson updated the Audit Committee on the revised proposal received from Party A.

On July 31, 2020, the Executive Committee held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson updated the Executive Committee on his recent communications with Mr. Montag. Mr. Wilson then informed the Executive Committee that Mr. Montag had indicated that Siemens Healthineers Parent was considering accepting many of the positions being requested by Varian, including that the top-tier U.S. subsidiary of Siemens Healthineers Parent would guarantee the obligations of the newly formed subsidiary that would acquire Varian, but was still insisting that the reverse termination fee, if payable and requested by Varian, must be the sole remedy and that Varian must decide whether to request the reverse termination fee within a defined, limited period of time following a termination of the merger agreement. The Executive Committee discussed their desired resolution to the above points, and instructed representatives of Wachtell Lipton to send Latham revised transaction documents based on the discussion at the meeting. Also on July 31, 2020, Mr. Wilson updated the Varian Board by email of the revised offer from Party A, as well as the status of the negotiations with Siemens Healthineers Parent. Mr. Wilson indicated the time it might take to negotiate a transaction with Party A (contract negotiations had not begun and limited due diligence had occurred to date), and the risk that Party A could revise its price downwards during the due diligence process. Mr. Wilson’s email also noted that a transaction with Party A would remain subject to a vote of their shareholders, which presented deal certainty issues that were not present in a transaction with Siemens Healthineers Parent.

Following receipt of the revised transaction documents from Wachtell Lipton, on August 1, 2020, representatives of Varian, Wachtell Lipton, Siemens Healthineers Parent and Latham continued to negotiate the few remaining issues in the merger agreement.

Also on August 1, 2020, it was publicly reported that Varian and Siemens Healthineers Parent were in discussions regarding a potential acquisition of Varian.

Later in the evening on August 1, 2020, the Varian Board held a meeting by videoconference, which was attended by members of Varian’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Wilson updated the Varian Board on his recent communications with the Chief Executive Officer of Party A, including the revised proposal by Party A to acquire Varian for $175 per share in cash. The Board discussed the revised proposal and the likelihood that Party A would be able to match or exceed the value being offered by Siemens Healthineers Parent, while also noting that any transaction with Party A would include deal certainty issues due to Party A requiring a shareholder vote, which was not a requirement in the potential transaction with Siemens Healthineers Parent, and that the offer remained subject to due diligence and the risk that Party A could reduce the price per share it was offering as a result. Mr. Wilson then provided an update on the negotiations with Siemens Healthineers Parent, noting that the parties had resolved all material issues in the proposed merger agreement and letter of support. Representatives of Wachtell Lipton again reviewed the fiduciary duties of the directors and provided a summary of the proposed terms of the merger agreement and letter of support. Representatives of Goldman Sachs reviewed Goldman Sachs’ financial analysis of the proposed transaction with Siemens Healthineers Parent. Goldman Sachs additionally rendered its oral opinion, confirmed by delivery of a written opinion dated August 2, 2020, to the Varian Board to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the $177.50 in cash per share of Varian common stock to be paid to the holders (other than Siemens Healthineers Holding and its affiliates) of shares of Varian common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The Varian Board (i) unanimously determined that the merger agreement, the letter of support, the merger and the other transactions contemplated by the merger agreement and the letter of support are advisable, fair to and in the best interests of Varian and its stockholders; (ii) approved the merger agreement, the letter of support, the merger and the other transactions contemplated by the merger agreement and the letter of support; (iii) subject to the terms of the merger agreement, resolved to recommend that the Varian stockholders adopt and approve the merger agreement; and (iv) directed that the merger agreement be submitted to the Varian stockholders for their adoption and approval.

Early in the morning on August 2, 2020, the parties executed and delivered the merger agreement and the letter of support, following which time the parties issued a press release announcing the transaction.

Reasons for the Merger

In evaluating the merger agreement, the letter of support and the merger, the Varian Board consulted with Varian’s management and its outside financial and legal advisors and, in reaching its unanimous decision to approve the merger agreement, the letter of support and the merger, the Varian Board considered a variety of factors, including the following:

•	Varian’s business, current and projected financial condition, earnings and prospects;

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the Varian Board’s belief that the $177.50 per share merger consideration exceeds Varian’s likely value as a standalone company, including taking into account Varian’s potential for, and risks to, future growth;

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the anticipated future trading prices of Varian common stock on a standalone basis, based on management estimates and adjusted for different scenarios, and the risks and uncertainties of continuing on a standalone basis as an independent public company;

•	the fact that the merger consideration consists solely of cash, providing Varian stockholders with certainty of value and liquidity upon consummation of the merger;

•

recent and historical market prices for Varian common stock, as compared to the merger consideration, including the fact that the merger consideration of $177.50 per share represents an approximate premium of:

•	24.4% to the $142.72 closing price per share of Varian common stock on July 31, 2020, the last trading day before public announcement of the merger agreement;

•	41.9% to the $125.06 per share of Varian common stock based on the volume weighted average price per share of Varian common stock for the thirty-trading day period ended July 31, 2020; and

•	44.6% to the $122.77 per share of Varian common stock based on the volume weighted average price per share of Varian common stock for the sixty-trading day period ended July 31, 2020;

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the opinion of Goldman Sachs, financial advisor to Varian, that, as of August 2, 2020, and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the $177.50 in cash per share of Varian common stock to be paid to the holders (other than Siemens Healthineers Holding and its affiliates) of shares of Varian common stock pursuant to the merger agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Goldman Sachs and described below under “—Opinion of Varian’s Financial Advisor”;

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the course and history of the negotiations between Varian and Siemens Healthineers Parent, as described under “—Background of the Merger,” including the Varian Board’s and management’s belief that Siemens Healthineers Parent’s offer of $177.50 per share was Siemens Healthineers Parent’s best and final offer;

•

the fact that Siemens Healthineers Holding agreed to pay to Varian either a $925 million termination fee or a $450 million termination fee under the circumstances described under “—Termination Fee Payable by Siemens Healthineers Holding,” depending on the particular circumstances under which the merger agreement is terminated;

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the fact that Siemens Healthineers Holding agreed to (and agreed to cause Siemens Healthineers Parent and Siemens Healthineers Parent’s controlled affiliates to) use its reasonable best efforts to obtain all necessary governmental approvals with respect to the merger, including divesting assets as necessary to obtain any such approval, subject to certain limitations, and that Siemens Healthineers Parent agreed to the same level of efforts in the letter of support;

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the Varian Board’s belief, based on the advice of Varian’s financial advisor and its knowledge of the industry and the operations of Varian, that it was unlikely that any other financial sponsors or strategic buyers, including Party A, (i) would be willing to acquire Varian at a price in excess of $177.50 per share in cash, and (ii) would have the ability to agree to and ultimately consummate the transaction on the terms set forth in the merger agreement, even if Varian were to conduct an auction process or other solicitation of alternative acquisition proposals;

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the Varian Board’s belief that the termination fee and other limitations applicable to, among other things, a change of recommendation and alternative acquisition proposals agreed to in the merger agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Varian following the announcement of the merger;

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the recent succession of several of our senior executive officers and the potential future retirement of our Chief Executive Officer, Dow Wilson, and the uncertainties inherent in any such transitions;

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the fact that Varian’s outside financial and legal advisors were involved in the negotiations and updated the Chairman of the Varian Board, the Executive Committee and the Varian Board directly and regularly throughout the process, which provided oversight and additional perspectives on the negotiations in addition to those of Varian’s management;

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the fact that, under applicable Delaware law, the Varian stockholders who do not vote in favor of the approval and adoption of the merger agreement and otherwise comply with the requirements of Delaware law would have the right to pursue their appraisal rights under Delaware law if the merger is completed;

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the Varian Board’s review of the structure of the merger and the financial and other terms of the merger agreement and the letter of support, including, among others, the following terms of the merger agreement:

•	the conditions to closing contained in the merger agreement, which the Varian Board believed are reasonable and customary in number and scope;

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representations from Siemens Healthineers Parent, Siemens Healthineers Holding and Merger Sub that they will have available all funds necessary for the payment of the aggregate merger consideration, and the absence of a financing condition in the merger agreement;

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the guarantee of Siemens Healthineers Holding’s and Merger Sub’s obligations under the merger agreement by the Guarantor pursuant to the merger agreement, the guarantee of Siemens Healthineers Holding’s, Merger Sub’s and the Guarantor’s obligations under the merger agreement by Siemens Healthineers Parent pursuant to the letter of support and Siemens Healthineers Parent’s agreement to perform certain specified obligations of Siemens Healthineers Holding under the merger agreement (including the efforts required to complete the merger) as if Siemens Healthineers Parent were Siemens Healthineers Holding under the merger agreement, which together were substantial assurances that the merger ultimately should be consummated on a timely basis;

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the ability of the Varian Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Varian Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal;

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the ability of the Varian Board, subject to certain conditions, to change its recommendation that Varian stockholders approve and adopt the merger agreement and, in addition, to cause Varian to terminate the merger agreement in order to enter into an alternative acquisition agreement that constitutes a superior proposal, if the Varian Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

•	the customary nature of the representations, warranties and covenants of Varian in the merger agreement; and

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the fact that the terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Varian’s business during the pendency of the merger, including with respect to actions in response to the COVID-19 pandemic.

In the course of its deliberations, the Varian Board, in consultation with Varian’s management and Varian’s outside financial and legal advisors, also considered a variety of risks and other potentially negative factors relating to the merger agreement, the letter of support and the merger, including the following:

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the fact that, subsequent to completion of the merger, Varian will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent Varian stockholders from being able to participate in any value creation that Varian could generate going forward, as well as any future appreciation in value of Varian;

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the covenants in the merger agreement prohibiting Varian from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals, unless certain conditions are satisfied;

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the fact that Varian would be obligated to pay a termination fee of $450 million under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirers to propose alternative transactions, although the Varian Board believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Varian following the announcement of the merger;

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the fact that Siemens Healthineers Holding’s and Merger Sub’s obligation to consummate the merger are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Varian’s control, and the fact that, if the merger is not consummated:

•	Varian’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Varian will have incurred significant transaction costs attempting to consummate the transaction;

•	the market’s perception of Varian’s continuing business could potentially result in a loss of customers, suppliers, distributors, business partners, collaboration partners and employees; and

•	the trading price of Varian common stock could be adversely affected;

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the potential negative effect of the pendency of the merger on Varian’s business and relationships with customers, suppliers, distributors, business partners, collaboration partners and employees, including the risk that certain key members of Varian management might choose not to remain employed with Varian prior to the completion of the merger, regardless of whether or not the merger is completed;

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the fact that Varian is obligated to provide Siemens Healthineers Holding with notice of any acquisition proposal and the opportunity within four business days of such notice, subject to extension under certain circumstances, to match any competing acquisition proposal that constitutes a superior proposal, although the Varian Board believed this would not preclude a potential acquirer from submitting a proposal to acquire Varian;

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the fact that under the terms of the merger agreement, Varian has agreed that it will use commercially reasonable efforts to carry on its business in all material respects in the ordinary course and, subject to specified exceptions, that Varian will not take a number of actions related to the conduct of its business without Siemens Healthineers Holding’s prior written consent, and the possibility these terms may limit the ability of Varian to pursue business opportunities that it would otherwise pursue;

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the fact that certain of Varian’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Varian’s other stockholders. See “—Interests of Varian’s Directors and Executive Officers in the Merger”;

•	the fact that Varian has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

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the requirement to bring claims under the letter of support against Siemens Healthineers Parent in a different jurisdiction than claims under the merger agreement against Siemens Healthineers Holding, Merger Sub or the Guarantor, and that the letter of support is governed by the laws of England and Wales rather than of Delaware; and

•	the fact that the exchange of Varian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes.

After considering the foregoing potentially negative and potentially positive factors, the Varian Board concluded that the potentially positive factors substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Varian Board is not exhaustive, but is intended to reflect the material factors considered by the Varian Board in its consideration of the merger. In view of the complexity and the large number of the factors considered, the Varian Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Varian Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Varian Board may have given different weights to different factors. The above factors are not presented in any order of priority. The foregoing discussion of the information and factors considered by the Varian Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the Varian Board of Directors

After careful consideration, the Varian Board has unanimously approved the merger agreement, the letter of support, the merger, and the other transactions contemplated by the merger agreement and the letter of support.

The Varian Board unanimously recommends that the Varian stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinion of Varian’s Financial Advisor

Goldman Sachs rendered its opinion to the Varian Board that, as of August 2, 2020 and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $177.50 in cash per share of Varian common stock to be paid to the holders (other than Siemens Healthineers Holding and its affiliates) of shares of Varian common stock pursuant to the merger agreement was fair from a financial point of view of such holders.

The full text of the written opinion of Goldman Sachs, dated August 2, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Varian Board in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Varian common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Varian for the five fiscal years ended September 27, 2019;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Varian;

•	certain other communications from Varian to its stockholders;

•	certain publicly available research analyst reports for Varian; and

•	certain Varian Projections (as defined in “—Certain Financial Projections”) prepared by its management and approved for Goldman Sachs’ use by Varian.

Goldman Sachs also held discussions with members of the senior management of Varian regarding their assessment of the past and current business operations, financial condition and future prospects of Varian; reviewed the reported price and trading activity for Varian common stock; compared certain financial and stock market information for Varian with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technologies industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Varian’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Varian’s consent that the Varian Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Varian. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Varian or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Varian to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Varian; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Varian or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $177.50 in cash per share to be paid to the holders (other than Siemens Healthineers Holding and its affiliates) of shares of Varian common stock pursuant to the merger agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Varian; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Varian, or class of such persons, in connection with the merger, whether relative to the $177.50 in cash per share of Varian common stock to be paid to the holders (other than Siemens Healthineers Holding and its affiliates) of shares of Varian common stock pursuant to the merger agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which the shares of Varian common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Varian, Siemens Healthineers Holding, the Guarantor or the merger, or as to the impact of the merger on the solvency or viability of Varian, Siemens Healthineers Holding or the Guarantor or the ability of Varian, Siemens Healthineers Holding or the Guarantor to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Varian Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 31, 2020, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for Varian common stock for the five-year period ended July 31, 2020. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Varian common stock pursuant to the merger agreement in relation to (i) the closing price per share of Varian common stock on July 31, 2020, the last trading day before public announcement of the merger, (ii) the high and low closing price per share of Varian common stock for the 52-week period ended July 31, 2020, (iii) the VWAP per share of Varian common stock for the preceding thirty and sixty-trading day periods ended July 31, 2020 and (iv) the median analyst price target per share of Varian common stock. This analysis indicated that the price per share to be paid to the Varian stockholders pursuant to the merger agreement represented:

•	a premium of approximately 24.4% based on the closing price per share of $142.72 on July 31, 2020;

•	a premium of approximately 18.7% based on the highest closing price per share of $149.57 for the 52-week period ended July 31, 2020;

•	a premium of approximately 97.6% based on the lowest closing price per share of $89.81 for the 52-week period ended July 31, 2020;

•	a premium of approximately 41.9% based on the VWAP per share of $125.06 for the thirty-trading day period ended July 31, 2020;

•	a premium of approximately 44.6% based on the VWAP per share of $122.77 for the sixty-trading day period ended July 31, 2020; and

•	a premium of approximately 33.5% based on the median analyst price target per share of $133.00.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Varian common stock. For this analysis, Goldman Sachs used adjusted earnings per share of common stock estimates included as part of the Varian Projections for each of the fiscal years 2022 to 2024. Goldman Sachs first calculated the implied future values per share of Varian common stock as of July 3, 2020 for each of the fiscal years 2021 to 2023, by applying price to forward earnings per share multiples of 23.5x to 28.5x to adjusted earnings per share of common stock estimates for each of the fiscal years 2022 to 2024. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account Varian’s current next twelve month P/E multiple and average next twelve month P/E multiples for 2020 year to date and the one-year, three-year and five-year periods ended July 31, 2020. Goldman Sachs then discounted such amounts to present value as of July 3, 2020 (the last day of Varian’s most recently completed fiscal quarter), respectively, using an illustrative discount rate of 7.56%, reflecting an estimate of Varian’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model (the “CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Varian common stock of $118 to $176, rounded to the nearest dollar.

Illustrative Discounted Cash Flow Analysis. Using the Varian Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Varian. Using discount rates ranging from 8.00% to 9.00%, reflecting estimates of Varian’s weighted average cost of capital, Goldman Sachs discounted to present value as of July 3, 2020 (i) estimates of unlevered free cash flow for Varian for the fourth fiscal quarter of 2020 and the fiscal years 2021 through 2030 as reflected in the Varian Projections and (ii) a range of illustrative terminal values for Varian, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to a terminal year estimate of the free cash flow to be generated by Varian, as reflected in the Varian Projections (which analysis implied exit terminal year EV / LTM EBITDA multiples ranging from 10.6x to 13.6x). Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Varian Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Varian by adding the ranges of present values it derived above. Goldman Sachs then subtracted net debt (as provided by the management of Varian) from the range of illustrative enterprise values it derived for Varian to derive a range of illustrative equity values for Varian. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Varian common stock using the treasury stock method, as provided by the management of Varian, to derive a range of illustrative present values per share of Varian common stock ranging from $153 to $198, rounded to the nearest dollar.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the medical technologies industry announced since 2015, where the disclosed enterprise values for each transaction was greater than $5 billion:

Announcement Date	Target	Acquiror
Sept. 15, 2015	Sirona Dental Systems Inc.	Dentsply International Inc.
April 28, 2016	St. Jude Medical, Inc.	Abbott Laboratories
April 23, 2017	C.R. Bard, Inc.	Becton, Dickinson and Company

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of latest twelve months EBITDA. While none of the companies included in the selected transactions are directly comparable to Varian, and none of the selected transactions are directly comparable to the merger, the companies included in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Varian’s results, market size and product profile.

The following table presents the results of this analysis:

Announcement Date	Target	Acquiror	EV Multiple of LTM (x) EBITDA
Sept. 15, 2015	Sirona Dental Systems Inc.	Dentsply International Inc.	16.1x
April 28, 2016	St. Jude Medical, Inc.	Abbott Laboratories	19.8x
April 23, 2017	C.R. Bard, Inc.	Becton, Dickinson and Company	21.2x

Based on the results of the foregoing calculations of implied EV / LTM EBITDA and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a range of enterprise value to EBITDA multiples of 16.1x to 21.2x to Varian’s LTM EBITDA as of July 3, 2020 as provided by the management of Varian, to derive a range of implied enterprise values for Varian. Goldman Sachs subtracted from this range of implied enterprise values Varian’s net debt, as provided by the management of Varian, and divided the result by the fully diluted outstanding shares of Varian using the treasury stock method, as provided by the management of Varian, to derive a range of implied values per share of Varian common stock of $100 to $131, as rounded to the nearest dollar.

Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced since August 2015 involving a public company based in the United States as the target where the disclosed enterprise values for each transaction was greater than $10 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in each transaction relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 27% across the period. This analysis also indicated a 25th percentile premium of 17% and a 75th percentile premium of 42% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 17% to 42% to the undisturbed closing price per share of Varian common stock of $142.72 as of July 31, 2020 and calculated a range of implied equity values per share of Varian common stock of $167 to $203, rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Varian or the merger. Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Varian Board as to the fairness from a financial point of view, as of the date of the opinion, of the $177.50 in cash per share to be paid to the holders (other than Siemens Healthineers Holding and its affiliates) of shares of Varian common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Varian, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arm’s-length negotiations between Varian and Siemens Healthineers Parent and was approved by the Varian Board. Goldman Sachs provided advice to Varian during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Varian or the Varian Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Varian Board was one of many factors taken into consideration by the Varian Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Varian, Siemens Healthineers Holding, the Guarantor, any of their respective affiliates and third parties, including Siemens Healthineers Parent, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to Varian in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Varian and/or its affiliates from time to time. During the two year period ended August 2, 2020, the Investment Banking Division of Goldman Sachs has not been engaged by Varian or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Siemens AG, an 85% shareholder in Siemens Healthineers Parent, and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as dealer with respect to Siemens AG’s commercial paper program since January 2011 and as joint bookrunner with respect to the offering by Siemens Financieringsmaatschappij NV, an affiliate of Siemens AG, of its zero coupon notes due 2021, zero coupon notes due 2024, 0.500% notes due 2029 and 0.500% notes due 2034 (aggregate principal amount €3,500,000,000) in August 2019. During the two year period ended August 2, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Siemens AG and/or its affiliates of approximately $1.6 million.

The Varian Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 1, 2020, Varian engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. The engagement letter between Varian and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of the merger agreement, at approximately $77 million, all of which is contingent upon consummation of the merger. In addition, Varian has agreed to reimburse Goldman Sachs for certain of its reasonable and documented out-of-pocket expenses, including reasonable and documented attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Projections

Except for quarterly and annual guidance, Varian does not as a matter of course make public projections as to future performance, and is especially wary of making projections for extended periods, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Varian is including in this proxy statement a summary of certain limited unaudited prospective financial information of Varian on a standalone basis, without giving effect to the merger (the “Varian Projections”), solely because such financial information was given to the Varian Board and Goldman Sachs for purposes of considering and evaluating the merger. The Varian Projections shall also be deemed to include for purposes of the disclaimers contained in this section, unless the context requires otherwise, other prospective financial information included below. Varian advised the recipients of the Varian Projections that its internal financial forecasts are subjective in many respects. The inclusion of the Varian Projections should not be regarded as an indication that the Varian Board, Goldman Sachs, Varian or its management or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The Varian Projections and the underlying assumptions upon which the Varian Projections were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the dynamics of Varian’s industry and based on actual experience and business developments. The Varian Projections, while presented with numerical specificity, reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Varian’s control. Multiple factors, including those described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” could cause the Varian Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Varian Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Varian Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Varian Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the merger. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Varian Projections will be achieved. As a result, the inclusion of the Varian Projections in this proxy statement does not constitute an admission or representation by Varian, Goldman Sachs or any other person that the information is material. The summary of the Varian Projections is not provided to influence Varian stockholders’ decisions regarding whether to vote for the merger proposal or any other proposal. The Varian Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Varian’s public filings with the SEC.

The prospective financial information, including the Varian Projections, were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information, including the Varian Projections, included in this proxy statement have been prepared by, and are the responsibility of, Varian’s management, and projected Adjusted EBIT, LTM EBITDA and projected unlevered free cash flow have been calculated by Goldman Sachs using the Varian Projections as provided by Varian for purposes of Goldman Sachs’ financial analyses (as described below). PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information, including the Varian Projections, and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Varian’s previously issued financial statements. It does not extend to the prospective financial information, including the Varian Projections, and should not be read to do so.

Varian’s management prepared non-public, unaudited financial forecasts with respect to Varian’s business, as a standalone company, for fiscal years 2020 through 2030. Varian’s management provided the Varian Board with the Varian Projections in connection with the Varian Board’s evaluation of a potential transaction with Siemens Healthineers Parent. In addition, the Varian Projections were provided to Goldman Sachs and were used in the financial analyses presented by Goldman Sachs to the Varian Board as discussed in “—Opinion of Varian’s Financial Advisor.” The Varian Projections included in this proxy statement are presented to give Varian stockholders access to the financial projections that were made available to the Varian Board and Goldman Sachs.

The following is a summary of the Varian Projections, with dollars in millions, except per share data:

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E

Revenue	$3,167	$3,456	$3,870	$4,150	$4,522	$4,916	$5,330	$5,777	$6,201	$6,661	$7,081

Gross Profit	$1,357	$1,487	$1,749	$1,930	$2,154	$2,383	$2,618	$2,874	$3,123	$3,401	$3,661

Adj. Operating Earnings (Non-GAAP) (1)	$450	$470	$652	$754	$920	$1,093	$1,255	$1,434	$1,617	$1,824	$2,020

Net Income (Non-GAAP) (2)	$340	$356	$502	$584	$715	$851	$979	$1,121	$1,265	$1,429	$1,585

Adj. EPS (Non-GAAP) (3)	$3.72	$3.89	$5.48	$6.38	$7.82	$9.30	$10.70	$12.24	$13.83	$15.61	$17.32

(1)

Adjusted Operating Earnings (Non-GAAP) is a non-GAAP measure and means operating earnings excluding amortization of intangible assets and amortization of inventory step-up, acquisition and integration-related expenses or benefits, impairment charges, restructuring charges, significant litigation charges or benefits and legal costs.

(2)

Net Income (Non-GAAP) is a non-GAAP measure and means our GAAP net earnings adjusted to exclude the amortization of intangible assets and amortization of inventory step-up, acquisition and integration-related expenses or benefits, impairment charges, restructuring charges significant litigation charges or benefits, legal costs, gains and losses on equity investments, and significant non-recurring tax expense or benefits.

(3)

Adjusted EPS (Non-GAAP) is a non-GAAP measure and means our GAAP net earnings per diluted share adjusted to exclude the amortization of intangible assets and amortization of inventory step-up, acquisition and integration-related expenses or benefits, impairment charges, restructuring charges, significant litigation charges or benefits, legal costs, gains and losses on equity investments, and significant non-recurring tax expense or benefits.

The following tables present the estimated amounts of Adjusted EBIT and unlevered free cash flow of Varian, respectively, as calculated by Goldman Sachs using the Varian Projections provided by Varian management for purposes of Goldman Sachs’ financial analyses described in the section entitled “—Opinion of Varian’s Financial Advisor.” In addition, Goldman Sachs calculated an estimate of Varian’s LTM EBITDA as of July 3, 2020 of $557 million using the Varian Projections provided by Varian management for purposes of Goldman Sachs’ financial analyses described in the section entitled “—Opinion of Varian’s Financial Advisor.”

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Adj. EBIT (Non-GAAP) (1)	$414	$434	$616	$718	$884	$1,054	$1,214	$1,391	$1,572	$1,777	$1,973

(1)	Adjusted EBIT (Non-GAAP) is a non-GAAP measure and means our Adjusted Operating Earnings as further adjusted to exclude amortization.

	Q4 2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E

Unlevered Free Cash Flow (1)	$64	$253	$387	$477	$577	$685	$791	$943	$1,090	$1,277	$1,405

(1)	Calculated as EBIT less taxes, plus depreciation and amortization, less capital expenditures and increase in net working capital.

Adjusted Operating Earnings (Non-GAAP), Adjusted EBIT (Non-GAAP), Net Income (Non-GAAP), Adjusted EPS (Non-GAAP), LTM EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC, which are financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the Varian Projections) in connection with a proposed transaction like the merger when the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Goldman Sachs for purposes of its opinion or by the Varian Board in connection with its consideration of the merger. Accordingly, Varian has not provided a reconciliation of the non-GAAP financial measures included in the Varian Projections to the relevant GAAP financial measures.

The Varian Projections do not take into account the possible financial and other effects on Varian of the merger and do not attempt to predict or suggest future results following the merger. The Varian Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the effect on Varian of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Varian Projections do not take into account the effect on Varian of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Varian Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Varian Projections set forth above. No one has made or makes any representation to any investor or stockholder regarding the information included in the Varian Projections. Neither Varian nor any of its affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Varian Projections. Varian urges all Varian stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information.”

In addition, the Varian Projections have not been updated or revised to reflect information or results after the date the Varian Projections were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Varian does not intend to update or otherwise revise the Varian Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Interests of Varian’s Directors and Executive Officers in the Merger

In considering the recommendation of the Varian Board to approve the merger agreement, you should be aware that Varian’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Varian stockholders generally. The Varian Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Varian stockholders that the merger agreement be approved.

Treatment of Varian Equity-Based Awards

If the merger is completed, Varian equity-based awards held by Varian’s executive officers, including the named executive officers, will be cancelled and cashed out as follows:

•

Each outstanding stock option or SAR granted under Varian’s 2005 Omnibus Stock Plan, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of Varian common stock subject to such stock option or SAR and (y) the excess, if any, of the amount of the merger consideration per share of Varian common stock over the exercise price per share of Varian common stock subject to such stock option or SAR, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

•

At the effective time, each outstanding Stock-Based Award granted prior to October 3, 2020, whether vested or unvested, will cease to represent a right or award with respect to shares of Varian common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

•

At the effective time, each Stock-Based Award granted on or after October 3, 2020 will be converted into the right to receive a cash payment equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, and will remain subject to the original vesting schedule and continued service requirement, with acceleration of vesting upon certain qualifying terminations of employment.

•

For stock options and Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such stock option or Stock-Based Award will be deemed to equal the target number of shares of Varian common stock subject to the applicable stock option or Stock-Based Award as of the effective time.

For an estimate of the amounts that would become payable to each of Varian’s named executive officers on vesting of their unvested equity-based awards, see “—Golden Parachute Compensation”. Based upon an assumed closing date of August 27, 2020, and based upon a price per share of Varian common stock of $177.50, Varian estimates the aggregate amount that would become payable to Varian’s two executive officers other than its named executive officers in settlement of their unvested equity awards if each experienced a qualifying termination of employment at such time to be $3,012,954, and the aggregate amount that would become payable to Varian’s nine non-employee directors in settlement of their unvested equity awards to be $1,976,108. The amounts referenced in this paragraph do not reflect any awards that may be granted following August 27, 2020.

Change in Control Agreements

Varian has entered into Change in Control Agreements with each of its executive officers, including the following named executive officers: Mr. Wilson, Kolleen T. Kennedy, President, Proton Solutions and Chief Growth Officer, J. Michael Bruff, Senior Vice President and Chief Financial Officer, and Christopher A. Toth, Senior Vice President and President, Oncology Systems. Under these agreements, if, within two years following the consummation of the merger, the executive is terminated by Siemens Healthineers Parent or its affiliates without cause or the executive resigns for good reason, subject to the executive’s execution of a release of claims, the executive is entitled to (i) a lump sum severance payment equal to the product of (A) a severance multiplier as specified in each agreement (3.0 for Mr. Wilson, 2.5 for Ms. Kennedy, and 2.0 for all other executive officers party to a Change in Control Agreement), multiplied by (B) the sum of the executive’s base salary and the greater of (x) the executive’s most recently established target bonus (or, if higher, the executive’s target annual bonus as of immediately prior to the Change in Control) or (y) the average annual bonus paid to the executive in the three fiscal years ending prior to the date of termination; (ii) a lump sum cash payment equal to a pro rata portion of the executive’s target bonus for the fiscal year of termination; (iii) immediate vesting of all outstanding equity awards, with performance awards vesting with respect to the target number of shares covered by the applicable award; (iv) payment of COBRA premiums for up to eighteen months following termination; and (v) the ability to elect to purchase any Varian automobile in the executive’s possession that is subject to a lease, by payment of the residual lease value.

The agreements subject the executives to confidentiality obligations during the executives’ employment by Varian and at all times following termination, and non-solicitation obligations during their employment and for two years following termination.

If the payments and benefits that are to be made under the Change in Control Agreements to an executive would constitute “parachute payments” under Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, then the applicable executive would be entitled to make-whole payment for any negative economic impact resulting from the application of Section 4999 of the Code in connection with the merger, provided that the value of all change in control payments and benefits that the applicable executive is entitled to exceeds 110% of the maximum amount that such executive would otherwise be entitled to receive without triggering the excise tax pursuant to Section 4999 of the Code. If the value of an executive’s change in control payments and benefits does not exceed 110% of such maximum amount, then such executive’s change in control payments and benefits will be reduced to the extent necessary to avoid triggering the excise tax.

For the quantification of the value of the severance payments and benefits described above that would be payable to Varian’s named executive officers upon a qualifying termination in connection with the merger, see the section entitled “Golden Parachute Compensation Table” below. Varian estimates that Varian’s two executive officers who are not named executive officers would receive payments and benefits (excluding any amounts attributable to equity award vesting or acceleration) equal to approximately $4,916,291, assuming a qualifying termination of all such executive officers on the assumed closing date of the merger under the applicable Change in Control Agreement.

New Compensation Arrangements with Siemens Healthineers

Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Siemens Healthineers or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Siemens Healthineers. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Siemens Healthineers and/or its affiliates have been established or discussed.

Continuation of Certain Indemnification Insurance

Pursuant to the terms of the merger agreement, Varian’s directors and executive officers will be entitled to Varian’s current exculpation, indemnification and expense advancement provisions for six years, certain ongoing indemnification obligations from Siemens Healthineers and coverage for six years under directors’ and officers’ liability and fiduciary liability insurance policies to be maintained in effect by Siemens Healthineers following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance”.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Varian’s named executive officers that is based on or otherwise relates to the merger (“merger-based compensation”) and assumes, among other things, that each named executive officer incurs a qualifying termination of employment immediately following consummation of the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption “—Interests of Varian’s Directors and Executive Officers in the Merger”.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions, including the grant of additional equity awards, that may occur before the completion of the merger and including certain mitigation measures which Varian expects to enact prior to the closing of the merger, which it anticipates will significantly reduce or eliminate the tax reimbursement amounts disclosed below. As a result, the actual amounts, if any, that may be paid or become payable to Varian’s named executive officers may differ materially from the amounts set forth below. For purposes of calculating such amounts, we have assumed: (1) a hypothetical closing date of August 27, 2020, (2) a termination of each named executive officer’s employment under circumstances entitling the executive to severance benefits immediately following the merger, and (3) a transaction price of $177.50 per share.

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Tax Reimbursement (4)	Total
Dow R. Wilson	$8,982,206	$42,768,590	—	$46,941	$29,897,556	$81,695,293	(5)
Kolleen T. Kennedy	$4,413,028	$7,610,100	—	$13,966	$5,266,441	$17,303,535
Christopher Toth	$2,470,946	$6,760,749	—	$46,941	$4,736,499	$14,015,135
J. Michael Bruff	$2,297,473	$3,144,749	—	$47,148	$2,420,160	$7,909,530
John W. Kuo (6)	—	$2,772,127	—	—	—	$2,772,127
Gary E. Bischoping, Jr. (7)	—	—	—	—	—	—

(1)	The cash amounts payable to the named executive officers upon a qualifying termination within two years following the consummation of the merger include the following components:

(a)

A “double-trigger” cash severance payment payable to each of the named executive officers upon a qualifying termination within two years following the consummation of the merger, equal to the product of (A) a severance multiplier of 3.0 for Mr. Wilson, 2.5 for Ms. Kennedy and 2.0 for Messrs. Toth and Bruff, multiplied by (B) the sum of the executive’s base salary and the greater of (x) the executive’s most recently established target bonus (or, if higher, the executive’s target annual bonus as of immediately prior to the Change in Control) or (y) the average annual bonus paid to the executive in the three fiscal years ending prior to the date of termination, payable within five days of the applicable release deadline.

(b)

A “double-trigger” cash payment equal to a pro rata portion of the executive’s target bonus under Varian’s Management Incentive Plan (and any other such applicable bonus plan) for the fiscal year of termination, payable within five days of the applicable release deadline.

The following table quantifies each separate form of compensation included in the aggregate total reported in this column.

Name	Base Salary Severance ($)	Bonus Severance ($)	Pro-Rata Bonus ($)
Dow R. Wilson	$3,000,000	$4,853,500	$1,128,706
Kolleen T. Kennedy	$1,805,350	$2,020,818	$586,860
Christopher Toth	$1,150,000	$931,542	$389,404
J. Michael Bruff	$1,100,000	$825,000	$372,473
John W. Kuo	—	—	—
Gary E. Bischoping, Jr.	—	—	—

(2)

This amount reflects the aggregate dollar value of all payments in cancellation of unvested stock options, unvested SARs and unvested Stock-Based Awards held by the named executive officers that are expected to vest “single-trigger” in connection with the merger, assuming for purposes of these calculations a hypothetical closing date of August 27, 2020 and a transaction price of $177.50 per share. As described in more detail above under “—Interest of Varian’s Directors and Executive Officers in the Merger—Treatment of Varian Equity-Based Awards,” all Varian stock options, SARs and Stock-Based Awards that were outstanding as of October 3, 2020, including those held by the named executive officers, whether vested or unvested, will become fully vested at the effective time of the merger and be converted into a right to receive an amount in cash equal to the merger consideration per share of Varian common stock underlying such award net of any exercise price for stock options or SARs (and in each case, less applicable withholding and deductions). These amounts do not reflect any awards that may be granted following August 27, 2020.

The following table quantifies the number of Varian shares subject to unvested stock options, SARS, restricted stock and restricted stock units held by the named executive officers, and quantifies the value of such awards based on a transaction price of $177.50 per share.

Name	Accelerated Stock Options (#)	Value of Accelerated Stock Options ($)	Accelerated Performance Stock Options (#)	Value of Accelerated Performance Stock Options ($)	Accelerated Restricted Stock Units (#)	Value of Accelerated Restricted Stock Units ($)	Accelerated Performance Stock Units (#)	Value of Accelerated Performance Stock Units ($)
Dow R. Wilson	—	—	509,172	$30,339,862	—	—	70,021	$12,428,728
Kolleen T. Kennedy	24,583	$972,132	—	—	6,225	$1,104,938	31,172	$5,533,030
Christopher Toth	19,936	$749,711	—	—	16,419	$2,914,373	17,446	$3,096,665
J. Michael Bruff	20,182	$945,701	—	—	4,636	$822,890	7,753	$1,376,158
John W. Kuo	6,726	$347,299	—	—	2,164	$384,110	11,497	$2,040,718
Gary E. Bischoping, Jr.	—	—	—	—	—	—	—	—

(3)

As described above under “—Interest of Varian’s Directors and Executive Officers in the Merger—Change in Control Agreements”, this amount represents the value of the “double-trigger” COBRA payments that would be provided for up to eighteen months upon a qualifying termination within two years following the consummation of the merger.

(4)

Amounts shown reflect the estimated amount of the reimbursement payment for the excise tax imposed on the payments and benefits to the named executive officers in connection with a change of control on the hypothetical closing date of August 27, 2020 by reason of Section 4999 of the Internal Revenue Code. Amounts shown include both “double-trigger” amounts that would be payable in connection with a qualifying termination within two years following the effective time of the merger and amounts that would be payable on a single-trigger basis in connection with accelerated vesting of equity awards in connection with the merger. Note that these estimates assume in an abundance of caution that all payments and benefits which could constitute parachute payments for purposes of Section 280G of the Internal Revenue Code do in fact constitute parachute payments (though some may not), and do not take into account the impact of any potential mitigation actions, including mitigation actions that would be available if the consummation of the merger occurs in 2021, as is currently expected, and that Varian anticipates would significantly reduce or eliminate the tax reimbursement amounts.

(5)

As noted in footnote 4 above, this estimate is based on a hypothetical closing date of August 27, 2020 and does not take into account the impact of any potential mitigation actions that would be available if the consummation of the merger occurs in 2021 as is currently anticipated. Based on recent trading prices of Varian common stock, if the merger is consummated in 2021, and Mr. Wilson exercises the requisite portion of his outstanding stock options prior to the end of 2020, it is anticipated that the tax equalization payment for Mr. Wilson would be eliminated and certain outstanding equity awards held by Mr. Wilson would vest prior to closing, and that the amount reflected in the “Total” column for Mr. Wilson would be in the range of $50 million.

(6)

On May 22, 2020, Mr. Kuo retired as Senior Vice President, General Counsel and Corporate Secretary of Varian. As a result of his retirement, Mr. Kuo’s equity awards are subject to continued vesting without regard to the service requirement pursuant to the original terms of his outstanding equity awards, and the vesting of those awards will be accelerated upon the consummation of the merger.

(7)	On February 19, 2020, Mr. Bischoping resigned as President, Interventional Oncology Solutions of Varian. Mr. Bischoping is not entitled to any compensation or benefits in connection with the merger.

Financing of the Merger

The consummation of the merger is not subject to any financing conditions. We anticipate that the total funds needed to complete the merger, including the funds needed to pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and pay related expenses, which would be approximately $16.4 billion based upon the shares (and our other equity-based interests) outstanding as of August 24, 2020, will be funded through cash of Siemens Healthineers Holding with the support of Siemens Healthineers Parent.

Guarantee of Siemens Healthineers Holding Obligations and Letter of Support

Under the merger agreement, the Guarantor absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Siemens Healthineers Holding and Merger Sub of all of their obligations, liabilities, covenants and agreements to Varian (the “Guaranteed Obligations”). The Guarantor agrees that the Guaranteed Obligations will not be discharged except by complete performance and payments of the amounts payable under the merger agreement, and that the obligations of the Guarantor will not be released or discharged or otherwise affected by (i) the failure or delay on the part of Varian to assert any claim or demand or to enforce any right or remedy against Siemens Healthineers Holding or Merger Sub, (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the merger agreement or any agreement executed in connection with any of the Guaranteed Obligations, (iii) any change in the corporate existence, structure or ownership of Siemens Healthineers Holding or Merger Sub, or (iv) the adequacy of any other means of Varian may have of obtaining payment related to any of the Guaranteed Obligations.

Concurrently with the execution of the merger agreement, Siemens Healthineers Parent entered into a letter of support with Varian pursuant to which Siemens Healthineers Parent agreed to: (i) irrevocably and unconditionally guarantee to Varian the full and complete discharge and performance of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Sub and the Guarantor under the merger agreement; (ii) perform and discharge all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding under the merger agreement relating to, among others, the interim operating covenants of Siemens Healthineers Holding and the efforts required to complete the merger, as if Siemens Healthineers Parent were Siemens Healthineers Holding under the merger agreement; and (iii) provide all support and funds necessary in connection with the foregoing and to cause all of its affiliates to honor the satisfaction of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Sub and the Guarantor under the merger agreement. The letter of support is governed by, and will be construed in accordance with, the laws of England and Wales. All disputes, claims, controversies and disagreements relating to or arising in connection with the letter of support or its subject matter will be subject to the exclusive jurisdiction of the courts of England and Wales.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents Varian and Siemens Healthineers Holding from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. Varian and Siemens Healthineers Holding submitted the requisite notification and report forms under the HSR Act on August 19, 2020.

CFIUS Approval. The merger is subject to approval by CFIUS, which requires that Siemens Healthineers Holding and Varian: (i) have received written notice from CFIUS advising that review of the merger under Section 721 of the DPA has been concluded, and CFIUS has determined that there are no unresolved national security concerns with respect to the merger and advised that action under Section 721 of the DPA, and any investigation related thereto, has been concluded with respect to the merger; (ii) have received written confirmation that the merger is not a “covered transaction”, “covered investment”, or “covered real estate transaction” as those terms are defined by the DPA’s implementing regulations, and therefore is not subject to review by CFIUS; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens Healthineers Holding and Varian and either (A) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the merger agreement.

Foreign Regulatory Clearances. The parties will also file merger notifications pursuant to antitrust, competition and foreign investment laws with the appropriate regulators in the European Union and other foreign jurisdictions, as set forth on Siemens Healthineers Holding’s disclosure schedule. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign antitrust, competition and foreign investment laws, as set forth on Siemens Healthineers Holding’s disclosure schedule, before completing the merger.

Foreign antitrust, competition and foreign investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Varian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in the merger in exchange for shares of Varian common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Varian Common Stock

Upon completion of the merger, Varian common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Appraisal Rights

Under Delaware law, holders of record of Varian common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to Varian prior to the vote on the proposal to approve and adopt the merger agreement, must not vote in favor of the proposal to approve and adopt the merger agreement and must continue to hold the shares of Varian common stock of record through the effective time. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. Please see the section entitled “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of August 2, 2020, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of August 2, 2020, and a copy of which is attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about Varian in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Varian or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by Varian, Siemens Healthineers Holding, Merger Sub and, with respect to certain provisions, the Guarantor, which were made only for purposes of that agreement and as of specified dates, and the letter of support contains representations and warranties by Siemens Healthineers Parent which were made only for purposes of that agreement and as of the specified dates. The representations, warranties and covenants in the merger agreement and in the letter of support were made solely for the benefit of the parties to the merger agreement and the letter of support, may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure schedules to the merger agreement made for the purposes of allocating contractual risk between the parties to the merger agreement and the letter of support instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement and the letter of support, which subsequent information may or may not be fully reflected in Varian’s public disclosures.

Additional information about Varian may be found elsewhere in this proxy statement and Varian’s other public filings. See “Where You Can Find More Information.”

Structure of the Merger

At the effective time, Merger Sub will be merged with and into Varian. Varian will be the surviving corporation in the merger and will continue its corporate existence under Delaware law as a direct wholly owned subsidiary of Siemens Healthineers Holding and an indirect wholly owned subsidiary of Siemens Healthineers Parent. The certificate of incorporation of Varian as in effect immediately prior to the effective time will be amended by virtue of the merger at the effective time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time, except that the name of the surviving corporation will be “Varian Medical Systems, Inc.” The bylaws of Varian as in effect immediately prior to the effective time will be amended by virtue of the merger at the effective time to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time, except that references to Merger Sub’s name will be replaced by references to “Varian Medical Systems, Inc.” The directors of Merger Sub immediately prior to the effective time will be, as of the effective time, the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Varian immediately prior to the effective time will be, as of the effective time, the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by Varian and Siemens Healthineers Holding, the closing of the merger will take place remotely at 9:00 a.m., New York City time, on the sixth business day following the satisfaction or waiver of the conditions set forth in the merger agreement and described in the section entitled “—Conditions to the Completion of the Merger” (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

The merger will become effective at such date and time as the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Varian and Merger Sub in writing and specified in the certificate of merger in accordance with the DGCL.

As of the date of this proxy statement, we expect to complete the merger in the first half of calendar year 2021. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of Varian or Siemens Healthineers Holding could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on Varian’s Stock

At the effective time, each share of Varian common stock issued and outstanding immediately prior to the effective time (other than excluded shares, dissenting shares and unvested shares) will be converted into the right to receive cash without interest in the amount of $177.50, subject to any required tax withholding. At the effective time, all of the shares of Varian common stock (other than excluded shares held by a subsidiary of Varian) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of Varian common stock (other than excluded shares, dissenting shares and unvested shares) will thereafter represent only the right to receive the per share merger consideration of $177.50 for each such share. Each excluded share owned, directly or indirectly, by Siemens Healthineers Holding or Merger Sub will cease to be outstanding, will be cancelled and will cease to exist without payment of any consideration. Each excluded share (if any) held by a subsidiary of Varian (other than shares held on behalf of third parties) immediately prior to the effective time will be converted into that number of shares of common stock of the surviving corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the surviving corporation immediately after the effective time as the value of such excluded share bore to the aggregate value of all shares of Varian common stock immediately prior to the effective time. Shares of Varian common stock owned by stockholders who have not voted in favor of the merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL will not be cancelled and converted into the merger consideration. Such stockholders will instead be entitled to the appraisal rights granted by Section 262 of the DGCL, as described in the section entitled “Appraisal Rights.”

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Procedures for Surrendering Shares for Payment

Siemens Healthineers Holding will deposit, or will cause to be deposited, with a paying agent selected by Siemens Healthineers Holding and reasonably acceptable to Varian, for the benefit of the holders of Varian common stock (other than excluded shares) and pursuant to a paying agent agreement in form and substance reasonably acceptable to Siemens Healthineers Holding and Varian, cash in U.S. dollars in the aggregate amount sufficient for the paying agent to make the payment of the merger consideration to Varian stockholders.

As soon as reasonably practicable after the effective time, the paying agent will mail to each holder of Varian common stock (other than excluded shares, dissenting shares and unvested shares) immediately prior to the effective time a letter of transmittal, which will not be required to be mailed to holders of book-entry shares if the paying agent does not customarily require a letter of transmittal with respect to book-entry shares representing shares of Varian common stock, and instructions for effecting the surrender of the certificate or book-entry shares in exchange for the amount to which such stockholder is entitled as a result of the merger pursuant to the merger agreement. Upon delivery of the letter of transmittal, if required, duly executed by the applicable stockholder and the surrender of the certificate representing shares of Varian common stock, or an effective affidavit of loss in lieu of such certificate, or the delivery of an “agent’s message” in respect of book-entry shares to the paying agent in accordance with the terms of such letter of transmittal, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration for such shares.

In the event that any certificate representing shares of Varian common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Siemens Healthineers Holding or the paying agent, the posting by such person of a bond in customary amount as Siemens Healthineers Holding or the paying agent may reasonably direct as indemnity against any claim that may be made against the paying agent or the surviving corporation with respect to such certificate, the paying agent will pay an amount in cash in U.S. dollars, after giving effect to any tax withholding, equal to consideration that would be payable in respect thereof pursuant to the merger agreement.

In the event that any transfer or other similar taxes become payable by reason of a transfer of ownership of shares of Varian common stock that is not registered in the transfer records of Varian or otherwise because of the payment of the merger consideration in any name other than that of the registered holder, cash in U.S. dollars to be delivered upon due surrender of the certificate representing shares of Varian common stock will be issued to such holder or transferee if the certificate formerly representing such shares of Varian common stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any such taxes have been paid or are not applicable.

No interest will be paid or accrued on any amount payable upon due surrender of the certificates representing shares of Varian common stock, or affidavits of loss, as the case may be, or book-entry shares. Any portion of the funds deposited with the paying agent for payment to the stockholders that remains unclaimed by the stockholders of Varian for one year after the effective time will be delivered to the surviving corporation. Any holder of Varian common stock will thereafter look only to the surviving corporation for payment of the merger consideration.

Withholding

Each of the paying agent, Varian and the surviving corporation are entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law. To the extent that amounts are withheld and paid to the applicable governmental entity, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made.

Treatment of Varian Equity-Based Awards

Stock Options and Stock Appreciation Rights. At the effective time, each outstanding stock option or SAR granted under Varian’s 2005 Omnibus Stock Plan, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of Varian common stock subject to such stock option or SAR and (y) the excess, if any, of the amount of the merger consideration per share of Varian common stock over the exercise price per share of Varian common stock subject to such stock option or SAR, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each Stock-Based Award granted prior to October 3, 2020, whether vested or unvested, will cease to represent a right or award with respect to shares of Varian common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. At the effective time, each Stock-Based Award granted on or after October 3, 2020 will be converted into the right to receive a cash payment equal to the merger consideration in respect of each share of Varian common stock underlying such Stock-Based Award, and will remain subject to the original vesting schedule and continued service requirement, with acceleration of vesting upon certain qualifying terminations of employment.

Performance Awards. For stock options and Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such stock option or Stock-Based Award will be deemed to equal the target number of shares of Varian common stock subject to the applicable stock option or Stock-Based Award as of the effective time.

Effect upon the Employee Stock Purchase Plan

Varian may continue to operate the ESPP in accordance with its terms, in the ordinary course of business consistent with past practice, but will not: (i) initiate any new offering or offering period under the ESPP other than to replace an expiring offering or offering period (as applicable) on substantially the same terms and conditions as such expiring offering or offering period (as applicable); and/or (ii) increase the aggregate number of shares available for purchase under the ESPP. With respect to each option then-outstanding under the ESPP, the fifth business day immediately prior to the effective time of the merger will be automatically deemed to be a purchase date (under the ESPP) and all then-outstanding options granted under the ESPP will be exercised on such date in accordance with the terms and conditions of the ESPP. Varian will cause the ESPP to terminate as of the effective time of the merger.

Representations and Warranties

Varian’s representations and warranties to Siemens Healthineers Holding and Merger Sub in the merger agreement relate to, among other things:

•	the organization, good standing and qualification of each of Varian and its subsidiaries;

•	the capital structure of Varian and its subsidiaries;

•	the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

the forms, certifications, reports, statements and documents required to be filed with the SEC and the accuracy of the information contained in those documents, as well as compliance with the Sarbanes-Oxley Act of 2002, as amended;

•	the financial statements of Varian and Varian’s internal system of disclosure controls and procedures concerning financial reporting;

•	the absence of certain undisclosed liabilities;

•	compliance with certain laws and permits, including data privacy laws, by Varian and its subsidiaries;

•	compliance with environmental laws, permits, and licenses by Varian and its subsidiaries and other environmental matters;

•	employee benefits plans and other agreements, plans and policies with or concerning employees of Varian and its subsidiaries;

•	the absence of certain changes or events;

•	the absence of certain material litigation, actions, proceedings, orders, judgments or investigations, including with respect to product liability;

•	the accuracy of information included in this proxy statement;

•	the payment of taxes, the filing of tax returns and other tax matters related to Varian and its subsidiaries;

•	labor matters related to Varian and its subsidiaries;

•	ownership of, or rights with respect to, the intellectual property of Varian and its subsidiaries and information technology security of Varian and its subsidiaries;

•	receipt of the opinion of Goldman Sachs with respect to the fairness of the merger consideration;

•

the affirmative vote of the holders of a majority of the outstanding shares of Varian common stock entitled to vote to approve and adopt the merger agreement as being the only vote of holders of securities of Varian that is required to approve the merger agreement and the merger;

•	certain material contracts of Varian and its subsidiaries;

•	customers, suppliers and resellers of Varian and its subsidiaries;

•	warranties with respect to products and services provided by Varian and its subsidiaries;

•	FDA and healthcare regulatory compliance;

•	brokers’ and finders’ fees and other expenses payable by Varian;

•	compliance by Varian with certain anti-corruption laws;

•	real property of Varian and its subsidiaries;

•	inapplicability of takeover statutes; and

•	acknowledgment that Siemens Healthineers Holding makes no representations other than those included in the merger agreement.

Siemens Healthineers Holding’s and Merger Sub’s representations and warranties to Varian in the merger agreement relate to, among other things:

•	the organization, good standing and qualification of each of Siemens Healthineers Holding and Merger Sub;

•	the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

the absence of certain investigations or reviews by any governmental entity or actions, suits, inquiries, investigations or proceedings pending against or affecting Siemens Healthineers Holding or its subsidiaries or any of their respective properties or any orders, judgments or decrees of, or before, any governmental entity, in each case that would prevent or materially delay or materially impair the ability of Siemens Healthineers Holding or Merger Sub to consummate the merger and other transactions contemplated by the merger agreement;

•	the accuracy of information supplied by or on behalf of Siemens Healthineers Holding or Merger Sub and included in this proxy statement;

•	the availability of funds for Siemens Healthineers Holding and Merger Sub to satisfy all of their obligations under the merger agreement;

•	the capital structure of Merger Sub and Siemens Healthineers Holding;

•	no vote of the stockholders of Siemens Healthineers Holding or its affiliates being required to consummate the merger and the other transactions contemplated by the merger agreement;

•	brokers’ and finders’ fees and other expenses payable by Siemens Healthineers Holding or Merger Sub;

•	lack of ownership of Varian common stock by Siemens Healthineers Holding or Merger Sub, subject to certain exceptions; and

•	acknowledgment that Varian makes no representations other than those included in the merger agreement.

None of the representations and warranties in the merger agreement survive the effective time.

Definition of “Company Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by a “Company Material Adverse Effect” (as defined below) standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a Company Material Adverse Effect). For purposes of the merger agreement, a “Company Material Adverse Effect” means any developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts that, individually or in the aggregate, are materially adverse to the business, financial condition or operations of Varian and its subsidiaries, taken as a whole, provided, however, that any of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•	any changes in general United States or global economic or political conditions;

•	changes in the securities, credit or financial markets;

•	general changes or developments in the industries in which Varian and its subsidiaries operate or the industries to which Varian and its subsidiaries sell their products, solutions or services;

•

(i) changes or proposed changes of laws or regulations or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reductions, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental entity (including the Center for Disease Control and Prevention and the World Health Organization), in each case, in connection with or in response to COVID-19 (as defined below) (the “COVID-19 Measures”);

•

the announcement of the merger agreement or the pendency or consummation of the merger or the other transactions contemplated by the merger agreement, including any loss or change in relationship with any employee, officer, director, customer, supplier, vendor, reseller, distributor or other business partner of Varian or any of its subsidiaries;

•	the identity of Siemens Healthineers Holding or any of its affiliates as the acquiror of Varian;

•

compliance with the terms of, or the taking of any action required by, the merger agreement or consented to in writing by Siemens Healthineers Holding, Siemens Healthineers Parent or their respective subsidiaries or requested in writing by Siemens Healthineers Holding, Siemens Healthineers Parent or any of their respective subsidiaries;

•

geopolitical conditions, political unrest, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or escalation or worsening of any such conditions or occurrences);

•

hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions or other natural or man-made disasters or other force majeure events or occurrences (or escalation or worsening of any such events or occurrences);

•	changes in generally accepted accounting principles or interpretations thereof;

•	any stockholder litigation relating to the merger agreement or the transactions contemplated thereby; or

•

any decline in Varian’s stock price or any failure to meet internal, published or other projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered, in and of themselves, in determining whether there has been a Company Material Adverse Effect);

except, in the case of the first four bullets and the eighth and ninth bullets above (other than, for the fourth and ninth bullets above, any developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts with respect to COVID-19 or the COVID-19 Measures or an escalation or worsening thereof (including any second or subsequent wave(s))), to the extent (and only to the extent) such developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts referred to therein (i) are not otherwise excluded from the definition of Company Material Adverse Effect and (ii) have a disproportionate adverse impact on Varian and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and in the geographic markets in which Varian and its subsidiaries conduct their businesses.

Conduct of the Business Pending the Merger

Varian has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement). In general, except as may be required by applicable law or any governmental entity of competent jurisdiction, as may be required or expressly contemplated by the merger agreement, as set forth on the disclosure schedules to the merger agreement, as may be consented to in writing by Siemens Healthineers Holding (not to be unreasonably conditioned, withheld or delayed; provided that Siemens Healthineers Holding will be deemed to have consented in writing if it provides no response within five business days after a request by Varian for such consent), or for any actions taken reasonably and in good faith to respond to any COVID-19 Measures (provided that prior to taking any material actions that Varian intends to take, to the extent Varian intends to take such actions in reliance on this exception, Varian will use commercially reasonable efforts to provide advance notice to and consult with Siemens Healthineers Holding (if reasonably practicable) prior to taking such actions), Varian is required to use commercially reasonable efforts to, and to cause each of its subsidiaries to use its commercially reasonable efforts to, conduct the business of Varian and its subsidiaries in all material respects in the ordinary course of business and, to the extent consistent with such ordinary course of business, use commercially reasonable efforts to preserve its assets and business organization intact in all material respects.

In addition, Varian (on behalf of itself and its subsidiaries) agreed to restrictions between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement) on, among other things and with certain exceptions (including if required by applicable law or any governmental entity of competent jurisdiction, consented to in writing by Siemens Healthineers Holding, as required or expressly contemplated by the merger agreement or as set forth on the disclosure schedules to the merger agreement and including, in certain cases, ordinary course of business exceptions):

•	declaring or paying any dividends or distributions with respect of its or its subsidiaries’ capital stock;

•

splitting, combining or reclassifying any of its or its subsidiaries’ capital stock or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its subsidiaries capital stock;

•

hiring, promoting or terminating any employee at the senior vice president or more senior level of Varian or its subsidiaries other than terminations for cause or transfers among Varian and its subsidiaries;

•

except as required by Varian benefit plans, granting or paying, or promising to grant or pay any equity or equity-linked award, bonus, incentive or profit-sharing award or payment, or increasing the compensation or benefits, payable to any employee, director, officer, consultant or other service provider of Varian or any of its subsidiaries; accelerating, or taking any action to accelerate, any vesting, payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or consultant of Varian or any of its subsidiaries; entering into, extending, amending, modifying or terminating any employment, individual consulting, change of control, severance or retention agreement with any current or former director, officer, employee or consultant of Varian or any of its subsidiaries, other than to replace an offer letter or employment agreement with a departing employee below the rank of senior vice president or entering into offer letters or employment agreements in the ordinary course of business with employees outside of the United States or with employees below the rank of senior vice president; negotiating, amending, modifying entering into or terminating any collective bargaining agreement; or establishing, adopting, entering into, materially amending or terminating any material Varian benefit plan;

•

except as required by a change in generally accepted accounting principles (“GAAP”) or SEC policy, making any changes, in any material respect, to the accounting methods, policies or procedures used by Varian or any of its subsidiaries;

•

issuing, selling or pledging any shares of its or its subsidiaries’ capital stock or any securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants, options, stock appreciation rights, restricted stock, stock units or other equity or equity-based compensation;

•	amending any provision of its or its subsidiaries’ certificate of incorporation, bylaws or other similar governing documents;

•	redeeming, purchasing or otherwise acquiring certain equity interests of Varian;

•	incurring or assuming certain indebtedness;

•

selling, leasing, licensing, transferring, exchanging, swapping, mortgaging or otherwise encumbering or disposing of any of Varian’s material properties or assets, including any capital stock of its subsidiaries, involving in excess of $15 million individually or $50 million in the aggregate;

•

selling, pledging, disposing of, transferring, abandoning, leasing, subleasing, licensing, mortgaging, incurring any lien on, assigning or otherwise transferring or encumbering any portion of specified material real property, involving any sales, leases or other dispositions of assets in excess of $15 million individually or $50 million in the aggregate;

•

taking or omitting to take any action that would cause any of its or its subsidiaries’ material intellectual property to lapse, or exclusively licensing any of its or its subsidiaries’ material intellectual property to any person;

•

adopting a plan liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, or acquiring or purchasing a substantial equity interest in or a material portion of the assets of any other business, corporation, partnership, joint venture, association or business organization or division thereof, or acquiring any capital stock or material assets of any person, involving in excess of $10 million individually or $25 million in the aggregate;

•	purchasing, acquiring or leasing any material properties or assets of a third party, involving in excess of $10 million individually or $25 million in the aggregate;

•	modifying, amending, terminating or waiving any material rights under Varian’s material contracts;

•	entering into certain categories of material contracts;

•

making or changing any material tax election; filing any material amended tax return, settling or compromising any material tax audit for an amount in excess of the amount accrued or reserved therefor in Varian’s financial statements; compromising or surrendering any material tax refund or credit; or changing any material method of tax accounting;

•	making any loans, advances or capital contributions to, or investments in, any other person in an aggregate principal amount greater than $20 million individually or $40 million in the aggregate;

•

making any unbudgeted capital expenditures not to exceed $10 million individually or $50 million in the aggregate per year, excluding any actions taken reasonably and in good faith to respond to COVID-19 Measures not to exceed $15 million in the aggregate;

•	agreeing to release, compromise, assign, settle, or resolve any threatened or pending proceeding, involving in excess of $25 million individually or $45 million in the aggregate;

•	failing to use commercially reasonably efforts to maintain in effect material insurance policies covering Varian and its subsidiaries and their respective properties, assets and businesses;

•	entering into or adopting any stockholder rights plan that does not exempt Siemens Healthineers Holding or its affiliates or the transactions contemplated by the merger agreement; or

•	agreeing to take any of the foregoing actions.

Siemens Healthineers Holding also agreed to restrictions between the date of the merger agreement and the effective time on (i) entering into or consummating any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any person; or (ii) taking or agreeing to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations), which in the case of clause (i) or (ii), would be reasonably likely to (A) result in the failure to obtain or materially delay any approvals of any governmental entity required in connection with the transactions contemplated by the merger agreement, or (B) otherwise prevent, materially impair or materially delay the closing.

Board Obligation to Call a Stockholders’ Meeting

Varian has agreed in the merger agreement to take all actions in accordance with applicable law, its certificate of incorporation and bylaws to duly call, give notice of, convene and hold the meeting of Varian stockholders to approve and adopt the merger agreement as promptly as reasonably practicable following the mailing of this proxy statement.

Non-Solicitation Covenant

Subject to certain exceptions, Varian has agreed that it and its subsidiaries will not, and will direct and cause its and its subsidiaries’ officers and employees, and accountants, consultants, legal counsel, financial advisors, agents and other representatives acting at Varian’s direction or on its behalf, not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

•

enter into, continue or participate in any negotiations with any person (other than Siemens Healthineers Holding and its representatives) regarding, or furnish any nonpublic information or access to any person (other than Siemens Healthineers Holding and its representatives) with respect to, any Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal;

•

engage in discussions regarding an Alternative Proposal with any person (other than Siemens Healthineers Holding and its representatives) that has made or, to Varian’s knowledge, is considering making an Alternative Proposal, except to notify any person that has submitted an Alternative Proposal as to the existence of the non-solicitation covenant in the merger agreement;

•

approve, endorse or recommend or propose to approve, endorse or recommend any Alternative Proposal or any person becoming an “interested stockholder” under Section 203 of the DGCL (other than Siemens Healthineers Holding and Merger Sub in connection with the transactions contemplated by the merger agreement);

•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under the merger agreement); or

•	agree to do or publicly announce an intention to do any of the foregoing other than in compliance with the merger agreement.

Varian also agreed to immediately cease any discussions or negotiations with any person (other than Siemens Healthineers Holding and its representatives) with respect to an Alternative Proposal or potential Alternative Proposal and terminate access granted to any third party or its representatives to any electronic data room maintained by Varian or its subsidiaries with respect to the transactions contemplated by the merger agreement (and in any event within 36 hours following the date of the merger agreement). In addition, Varian agreed that it and its subsidiaries will not voluntarily release any third party that entered into a confidentiality agreement with Varian or any of its subsidiaries with respect to a possible Alternative Proposal from, or waive, amend or modify any provision of, or grant any permission under, (x) any standstill provision in any such agreement or (y) any confidentiality provision in any such agreement other than, with respect to clause (x), to the extent the Varian Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Notwithstanding the restrictions described above, if at any time prior to obtaining the approval and adoption of the merger agreement by the Varian stockholders, Varian or any of its representatives receives an Alternative Proposal that did not result from a material breach of the non-solicitation covenant which the Varian Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal, then Varian and its representatives may:

•

furnish nonpublic information to the third party (including such third party’s representatives) making such Alternative Proposal, if, prior to so furnishing such information, Varian receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that are substantially similar to the comparable confidentiality provisions of the confidentiality agreement between Varian and Siemens Healthineers Parent (provided that Varian shall substantially concurrently with the delivery to such person provide to Siemens Healthineers Holding any non-public information concerning Varian or any of its subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided or made available to Siemens Healthineers Holding or its representatives); and

•	engage in discussions or negotiations with the third party (including such third party’s representatives) with respect to the Alternative Proposal.

Varian has agreed to promptly, and in any event within 36 hours, notify Siemens Healthineers Holding orally and in writing of the receipt of any Alternative Proposal and, in any such written notice to Siemens Healthineers Holding, include copies of any written materials submitted in connection with such Alternative Proposal (provided that, if required by any confidentiality agreement entered into with the person making such proposal prior to the date of the merger agreement, Varian may exclude or redact the identity and other identifying information regarding the person making such proposal), a summary of any material terms of such Alternative Proposal that were conveyed orally and indicate the identity of the person making such proposal (to the extent not prohibited by any confidentiality agreement entered into with such person prior to the date of the merger agreement) and the material terms and conditions of such proposal and thereafter to promptly (within 36 hours) keep Siemens Healthineers Holding reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal. Varian has agreed that it and its subsidiaries will not enter into any agreement with any person after the date of the merger agreement that prohibits Varian from providing any information to Siemens Healthineers Holding in accordance with or otherwise complying with the non-solicitation covenant.

For purposes of the merger agreement, “Alternative Proposal” means any bona fide proposal or offer made by any person or group of related persons (other than a proposal or offer by Siemens Healthineers Holding or any of its subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Varian or any of its subsidiaries pursuant to which any person or group of related persons would beneficially own or control, directly or indirectly, 20% or more (on a non-diluted basis) of Varian common stock, (ii) the acquisition by any person of a business or assets (including any capital stock or other securities) that constitutes or includes 20% or more of the consolidated assets, net revenues or net income of Varian and its subsidiaries, taken as a whole, (iii) the issuance to or acquisition by any person of 20% (on a non-diluted basis) or more of the outstanding shares of Varian common stock, or (iv) a tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any person or group of related persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of Varian common stock.

For purposes of the merger agreement, “Superior Proposal” means a written Alternative Proposal made after the date of the merger agreement by any person that did not result from a material breach of the non-solicitation covenant on terms that the Varian Board determines in good faith, after consultation with Varian’s financial advisors and outside legal counsel, are more favorable to Varian’s stockholders than the transactions contemplated by the merger agreement, taking into account the financial, legal, regulatory, conditionality (including whether such proposal is reasonably likely to be consummated if accepted) and other aspects of such proposal; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “20%” will be deemed to be a reference to “50%.”

Changes in Board Recommendation

Except as provided in the paragraphs below, under the terms of the merger agreement, the Varian Board has agreed not to (i) withdraw, withhold, qualify or modify in a manner adverse to Siemens Healthineers Holding or Merger Sub, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Siemens Healthineers Holding or Merger Sub, the recommendation that the stockholders of Varian approve the adoption of the merger agreement (the “Recommendation”), (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to the provisions of the merger agreement) relating to any Alternative Proposal, (iii) approve or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or a definitive agreement providing for an Alternative Proposal (a “Company Acquisition Agreement”), (iv) fail to include in this proxy statement the Recommendation, (v) fail to recommend against any Alternative Proposal (including by taking no position or a neutral position with respect to such Alternative Proposal) that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such tender or exchange offer or (vi) fail to publicly reaffirm the Recommendation within ten business days of Siemens Healthineers Holding’s written request to do so following the public disclosure of an Alternative Proposal (other than an Alternative Proposal involving a tender or exchange offer addressed in clause (v)) (provided, however, that the Varian Board will only be required to make such reaffirmation on one occasion with respect to any one Alternative Proposal (with each material amendment to the price terms of such Alternative Proposal triggering one additional Siemens Healthineers Holding right to request reaffirmation)) (the actions described in clauses (i) through (vi) above being referred to as a “Change of Recommendation”).

Notwithstanding the foregoing, prior to the approval and adoption of the merger agreement by the Varian stockholders, in response to an Alternative Proposal that did not result from a material breach of the obligations described in the section entitled “—Non-Solicitation Covenant,” if the Varian Board determines in good faith, after consultation with its financial advisors and outside legal counsel that:

•	such Alternative Proposal constitutes a Superior Proposal; and

•	the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

then the Varian Board may effect a Change of Recommendation and/or authorize or cause Varian to terminate the merger agreement and concurrently with such termination enter into a Company Acquisition Agreement with respect to such Superior Proposal (and Varian may terminate the merger agreement and concurrently with such termination enter into a Company Acquisition Agreement with respect to such Superior Proposal); provided that prior to taking any such action:

•

Varian provides Siemens Healthineers Holding four business days’ prior written notice of its intention to take such action, which notice is required to include any non-public information concerning Varian or any of its subsidiaries that is provided or made available to the third party making such Alternative Proposal or its representatives unless such non-public information has been previously provided or made available to Siemens Healthineers Holding (subject to a three business day extension for each material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal);

•

during the applicable period described in the previous bullet (the “Takeover Notice Period”), Varian considers and discusses with Siemens Healthineers Holding in good faith any adjustments or modifications to the terms of the merger agreement proposed by Siemens Healthineers Holding; and

•

at the end of the Takeover Notice Period, the Varian Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Siemens Healthineers Holding during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal.

Notwithstanding the foregoing, prior to the approval and adoption of the merger agreement by the Varian stockholders, the Varian Board may effect a Change of Recommendation in response to an Intervening Event if:

•

Varian provides Siemens Healthineers Holding four business days’ prior written notice of its intention to take such action, which notice includes all material information with respect to any such Intervening Event and a description of the Varian Board’s rationale for such action;

•

during such four business day period described in the above bullet, Varian considers and discusses in good faith with Siemens Healthineers Holding and its representatives any adjustments or modifications to the terms of the merger agreement; and

•

at the end of the four business day period described in the first bullet, the Varian Board determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of the merger agreement proposed by Siemens Healthineers Holding during the period described in the first bullet) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

For purposes of the merger agreement, “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that materially affects the business, financial condition, assets, liabilities or operations of Varian and its subsidiaries, taken as a whole, and that was not known to the Varian Board as of the date of the merger agreement (or if known, the material consequences were not reasonably foreseeable as of the date of the merger agreement); provided, however, that in no event will the following events, changes or developments constitute an Intervening Event: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of Varian common stock or any other securities of Varian, Siemens Healthineers Holding or their respective subsidiaries, or any change in credit rating or the fact that Varian meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (however the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (iii) unless reasonably required for the Varian Board to consider to satisfy its fiduciary duties under applicable law, changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/

or debt prices), (iv) unless reasonably required for the Varian Board to consider to satisfy its fiduciary duties under applicable law, changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof, or (v) unless reasonably required for the Varian Board to consider to satisfy its fiduciary duties under applicable law, any improvements in conditions resulting from or relating to COVID-19 existing as of the date of the merger agreement, including improvements in economic or operating conditions.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below, Siemens Healthineers Holding, Merger Sub and Varian have agreed to (and to cause their subsidiaries to), and Siemens Healthineers Holding has agreed to cause Siemens Healthineers Parent and Siemens Healthineers Parent’s controlled affiliates to, use their respective reasonable best efforts (subject to, and in accordance with, applicable law) to promptly take all actions necessary under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including (i) the obtaining of all necessary approvals from third parties, (ii) the defending of any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement; provided, however, that in no event will Siemens Healthineers Holding, Varian or any of their subsidiaries or Siemens Healthineers Parent or any controlled affiliates of Siemens Healthineers Parent be required to pay prior to the effective time any fee, penalty or other consideration to any third party for any approval required for the consummation of the transactions contemplated by the merger agreement under any contract or agreement (for the avoidance of doubt excluding filing fees required to be paid to a governmental entity).

Siemens Healthineers Holding has further agreed to (and to cause Siemens Healthineers Parent and Siemens Healthineers Parent’s controlled affiliates to), and with respect to CFIUS, as applicable, Varian has also agreed to (and to cause its subsidiaries to) upon Siemens Healthineers Holding’s written request, use its reasonable best efforts, and take, and cause Siemens Healthineers Parent and Siemens Healthineers Parent’s controlled affiliates to take, promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any regulatory law that may be asserted by any governmental entity, so as to enable the closing of the merger to occur as promptly as reasonably practicable (and in any event no later than the End Date), including, but not limited to:

(i) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of Siemens Healthineers Holding’s, Siemens Healthineers Parent’s or any of their respective subsidiaries or Siemens Healthineers Parent’s controlled affiliates’ assets, properties or businesses or of Varian’s (or any of its subsidiaries’) assets, properties or businesses to be acquired by Siemens Healthineers Holding under the merger agreement, and the entrance into such other arrangements, in each case, as are necessary to obtain an approval under any regulatory law or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding pursuant to any regulatory law, which would otherwise have the effect of restraining or preventing the consummation of the transactions contemplated by the merger agreement by the End Date;

(ii) creating, terminating, modifying, amending or divesting relationships, ventures, contractual rights or obligations, including entering into, or offering or committing to enter into any supply or services agreements involving Siemens Healthineers Holding’s, Siemens Healthineers Parent’s, their respective subsidiaries’ or Siemens Healthineers Parent’s controlled affiliates’ or Varian’s products or services or restrictions on Siemens Healthineers Holding’s, Siemens Healthineers Parent’s or any of their respective subsidiaries’ or Siemens Healthineers Parent’s controlled affiliates’ or Varian’s businesses requested by any governmental entity, in each case, as are necessary to obtain an approval under any regulatory law, or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding pursuant to any regulatory law, which would otherwise have the effect of restraining or preventing the consummation of the transactions contemplated by the merger agreement by the End Date;

(iii) defending through litigation on the merits, jointly with Varian (as requested by Siemens Healthineers Holding or required by law or by the applicable governmental entity) any claim asserted in court, pursuant to any regulatory law or by any person to avoid entry of, or have vacated or terminated, any decree, order or judgment under any regulatory law that would restrain or prevent the closing from occurring by the End Date; and

(iv) taking all other actions and doing all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement.

The merger agreement provides, however, that Siemens Healthineers Holding, its subsidiaries and its affiliates will not be required to commit to or effect any action or agreement that is not conditioned upon the consummation of the merger, and that Siemens Healthineers Holding, its subsidiaries and its affiliates will not be required to (and Varian and its subsidiaries will not, without Siemens Healthineers Holding’s prior written consent) offer, propose, negotiate, commit to, take or effect any of the actions specified in clauses (i) through (iv) above that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Varian and its subsidiaries, taken as a whole, or Siemens Healthineers Holding and its subsidiaries and Siemens Healthineers Parent and Siemens Healthineers Parent’s controlled affiliates, taken as a whole, in each case measured on a scale relative to Varian and its subsidiaries, taken as a whole.

In furtherance and not in limitation of the covenants described above, Varian and Siemens Healthineers Holding have agreed to, and Siemens Healthineers Holding has agreed to cause Siemens Healthineers Parent to:

(i) within 20 business days after the date of the merger agreement, make their respective filings and thereafter make any other required submissions under the HSR Act;

(ii) as promptly as reasonably practicable after the date of the merger agreement, make all filings required under the regulatory laws listed on Siemens Healthineers Holding’s disclosure schedule;

(iii) consult and cooperate with each other in connection with making all filings under the HSR Act and the other regulatory laws listed on Siemens Healthineers Holding’s disclosure schedule, communications, submissions, and any other actions pursuant to the regulatory efforts covenant;

(iv) promptly provide information and documents in response to any requests from governmental entities pursuant to regulatory laws; and

(v) subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other communications received by Varian or Siemens Healthineers Holding or Siemens Healthineers Parent, as the case may be, or any of their respective subsidiaries or affiliates, from any third party and/or any governmental entity with respect to such transactions.

Employee Benefits Matters

Siemens Healthineers Holding has agreed to honor all existing employee benefit plans and compensation arrangements and agreements in accordance with their terms. In addition, Siemens Healthineers Holding has agreed for a one -year period, beginning at the effective time of the merger, to provide or cause one of its affiliates to provide to each current employee of Varian and its subsidiaries who continues in employment with Siemens Healthineers Holding or one of its affiliates following the effective time of the merger (each, a “Company Employee”) an annual base salary or wage rate, as applicable, at least equal to that provided to the applicable Company Employee immediately prior to the effective time of the merger, cash incentive opportunities (excluding equity or equity-linked incentives) that are no less favorable, in the aggregate, than those provided to the applicable Company Employee immediately prior to the effective time of the merger, and health, welfare and retirement benefits (excluding any defined benefit pension benefits (whether or not tax-qualified) in the United States and any excess benefit or supplemental executive retirement benefits) that are no less favorable, in the aggregate, than the health, welfare and retirement benefits provided to the applicable Company Employee immediately before the effective time of the merger.

Siemens Healthineers Holding has agreed for a one -year period, beginning at the effective time of the merger, to provide or to cause to be provided to any Company Employee (excluding each Company Employee who, as of immediately prior to the effective time, is party to an individual agreement or arrangement with Varian or any of its subsidiaries that entitles such Company Employee to superior severance payments or benefits) whose employment is terminated by Siemens Healthineers Holding or one of its subsidiaries (including Varian) in a severance qualifying termination, severance payments and benefits that are no less favorable than the applicable severance payments and benefits provided by the applicable Varian severance arrangement substantially in effect as of the date of the merger agreement (subject to timely execution of an effective release of claims).

For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Siemens Healthineers Holding and its subsidiaries providing benefits to any Company Employee following the effective time of the merger (collectively, the “New Plans”) Siemens Healthineers Holding has agreed to credit each such Company Employee with his or her years of service with Varian and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as the applicable Company Employee was entitled, before the effective time of the merger, to credit for such service under any similar Old Plan (as defined below) in which such Company Employee participated immediately prior to the effective time of the merger (other than with respect to benefit accrual under any final average pay defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service). In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans:

(A) Siemens Healthineers Holding has agreed to ensure that each such Company Employee is immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding Varian benefit plan in which such Company Employee participated immediately before the effective time of the merger (such plans, collectively, the “Old Plans”); and

(B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any such Company Employee, Siemens Healthineers Holding has agreed to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of Varian or its subsidiaries in which such Company Employee participated immediately prior to the effective time of the merger and Siemens Healthineers Holding has agreed to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).

If requested by Siemens Healthineers Holding at least ten business days prior to the effective time of the merger, effective no later than the day immediately prior to the closing date of the merger, Varian will take or cause to be taken all actions necessary to terminate, as of the effective time of the merger, its 401(k) plan, subject to the consummation of the merger. No later than five (5) business days prior to the closing date of the merger, Varian must provide Siemens Healthineers Holding with evidence that it has taken action to terminate its 401(k) plan pursuant to resolutions of its board of directors.

Directors’ and Officers’ Indemnification and Insurance

Siemens Healthineers Holding and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Varian or its subsidiaries as provided in their respective certificate of incorporation or by-laws or other organizational documents or in any agreement that will survive the merger and continue in full force and effect. For a period of six years from the effective time, Siemens Healthineers Holding has agreed to, and has agreed to cause the surviving corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of Varian’s and any if its subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the effective time, and to not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were current or former directors, officers or employees of Varian or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any action, suit, proceeding or arbitration and appeal thereof (“Proceeding”) pending or asserted or any claim made within such period will continue until the disposition of such Proceeding or resolution of such claim.

Siemens Healthineers Holding has agreed, and has agreed to cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of Varian and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Varian (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of Varian). In the event of any such actual or threatened Proceeding, Siemens Healthineers Holding has agreed to, and has agreed to cause the surviving corporation to, cooperate with the Indemnified Party in the defense of any such actual or threatened Proceeding.

Prior to the effective time, Varian will purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Varian and its subsidiaries with respect to matters arising on or before the effective time, covering without limitation the merger and the other transactions contemplated by the merger agreement. If Varian obtains such “tail” prepaid policy prior to the effective time, Siemens Healthineers Holding and the surviving corporation have agreed to cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to the merger agreement. In the event that such a “tail” policy is not obtained, for a period of six years from the effective time, Siemens Healthineers Holding and the surviving corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Varian and its subsidiaries with respect to matters arising on or before the effective time; provided, however, that after the effective time, Siemens Healthineers Holding will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Varian prior to the date of the merger agreement in respect of the coverages required by the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount.

Financing and Financing Cooperation

Siemens Healthineers Holding and Merger Sub have represented and warranted that they will have available at the effective time, all funds necessary for the payment of the aggregate merger consideration and sufficient for the satisfaction of all of Siemens Healthineers Holding’s and Merger Sub’s obligations under the merger agreement, including any other amounts payable by Siemens Healthineers Holding, Merger Sub, the surviving corporation or any of their respective subsidiaries in connection with the merger agreement and the transactions contemplated thereby. The obligations of Siemens Healthineers Holding and Merger Sub under the merger agreement are not subject to any financing condition.

Subject to certain exceptions described below, Varian has agreed to, and has agreed to cause its subsidiaries to, use reasonable best efforts to provide, upon the reasonable request of Siemens Healthineers Holding, such cooperation as is necessary and customary to assist Siemens Healthineers Holding and its affiliates in the preparing for and consummating a potential equity or debt issuance for the purpose of financing the merger (the “Financing”). Such cooperation may include (a) providing to Siemens Healthineers Holding or its affiliates and the lenders under such financing, as promptly as practicable after their written request, all customary historical financial and other information of Varian and its subsidiaries required to be made available for purposes of the arrangement or consummation of the Financing; (b) if requested by Siemens Healthineers Holding in writing, assist Siemens Healthineers Holding or its affiliates in the preparation of customary prospectuses and/or offering documents, private placement memoranda and similar marketing documents and ratings agency presentation materials (together the “Marketing Documents”) required in connection with the consummation of the Financing; and (c) if requested by Siemens Healthineers Holding in writing, cooperate with the advisors retained by Siemens Healthineers Holding or its affiliates for the purpose of producing customary pro forma financial information on Varian and its subsidiaries under applicable accounting standards and procedures for purposes of inclusion in the Marketing Documents, if required in connection with the consummation of the Financing.

None of Varian or any of its subsidiaries shall be required to (i) execute prior to the closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, (ii) take any action that would reasonably be expected to cause any condition to closing set forth in the merger agreement to fail to be satisfied, (iii) take any action that would reasonably be expected to cause any violation, breach or default (with or without notice, lapse of time, or both) of the merger agreement or any contract to which Varian or any of its subsidiaries is a party, (iv) take any action that would conflict with the organizational documents of Varian or any of its subsidiaries or any laws, (v) take any action that would cause any director, officer, employee or stockholder of Varian or any of its subsidiaries to incur any personal liability, (vi) provide access to or disclose information in a way that Varian or any of its subsidiaries determines would jeopardize any attorney-client or other privilege of Varian or any of its subsidiaries, (vii) take any corporate actions prior to the closing to permit the consummation of, or otherwise in connection with, the Financing, (viii) prepare any financial statements or information that are not available to Varian and prepared in the ordinary course of its financial reporting practice, (ix) pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the effective time of the merger, or (x) take any action to the extent it would unreasonably disrupt the conduct of the Varian’s or any of its subsidiaries’ respective businesses. Siemens Healthineers Holding will also indemnify Varian and its subsidiaries from and against all damages, expenses, liabilities and costs incurred in connection with the Financing or any cooperation or information provided in connection therewith.

Varian’s and its subsidiaries’ compliance with this covenant is not a condition to closing unless Varian has willfully and materially breached such obligations and such willful and material breach is the principal cause of the Financing not being obtained by the End Date.

Other Covenants

The merger agreement contains other covenants relating to access to information, takeover statutes, publicity, stockholder litigation, stock exchange delisting and deregistration, director resignations, repayment and termination of Varian’s existing credit agreement and certain actions that Varian will consider in good faith regarding a potential pre-closing reorganization for Varian’s subsidiaries if reasonably requested by Siemens Healthineers Holding.

Conditions to the Completion of the Merger

The obligations of Varian, Siemens Healthineers Holding and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than the first condition below with respect to stockholder approval and adoption of the merger agreement, which may not be waived by any party) at or prior to the effective time of each of the following conditions:

•	approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Varian common stock entitled to vote at the special meeting;

•	the Injunction Condition (as defined earlier in this proxy statement);

•

the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act and the receipt or occurrence, as applicable, of the regulatory approvals under certain specified regulatory laws; and

•	the receipt of the CFIUS Approval (as defined earlier in this proxy statement).

The obligations of Varian to effect the merger are also subject to the fulfillment of the following conditions:

•

each of the representations and warranties of Siemens Healthineers Holding and Merger Sub contained in the merger agreement (a) that are qualified by a “Parent Material Adverse Effect” qualifier (meaning the failure to be true would not, individually or in the aggregate, prevent, materially impair or materially delay the ability of Siemens Healthineers Parent, Siemens Healthineers Holding or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement and the letter of support) will be true and correct as so qualified at and as of the closing date as though made at and as of the closing date (except to the extent expressly relating to an earlier date, in which case as of such date), and (b) that are not qualified by a “Parent Material Adverse Effect” qualifier (without giving any effect to materiality or similar qualifiers contained therein) will be true and correct at and as of the closing date as though made at and as of the closing date (except to the extent expressly relating to an earlier date, in which case as of such date), in each case except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect;

•

the performance and compliance by Siemens Healthineers Holding, Siemens Healthineers Parent and Merger Sub in all material respects with all covenants required by the merger agreement and the letter of support (as applicable) to be performed or complied with by them prior to the effective time; and

•

the delivery by each of Siemens Healthineers Holding and Siemens Healthineers Parent to Varian of a certificate, dated the closing date and signed by its chief executive officer or another senior officer, certifying that the conditions set forth in the above bullets have been satisfied.

The obligations of Siemens Healthineers Holding and Merger Sub to effect the merger are also subject to the fulfillment of the following conditions:

•

each of Varian’s representations and warranties (i) with respect to our capitalization, outstanding equity awards and stock plans, and outstanding compensatory equity awards being true and correct in all but de minimis respects at and as of the closing date as though made at and as of the closing date (except to the extent expressly relating to an earlier date, in which case as of such date), (ii) with respect to a list of Varian’s equity awards and the capitalization of Varian’s subsidiaries being true and correct in all material respects at and as of the closing date as though made at and as of the closing date (except to the extent expressly relating to an earlier date, in which case as of such date), (iii) contained in the remainder of the merger agreement and qualified by a Company Material Adverse Effect qualifier being true and correct as so qualified at and as of the closing date as though made at and as of the closing date (except to the extent expressly relating to an earlier date, in which case as of such date) and (iv) contained in the remainder of the merger agreement and not qualified by a Company Material Adverse Effect qualifier

(without giving any effect to materiality or similar qualifiers contained therein), being true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, in each case at and as of the closing date as though made at and as of the closing date (except to the extent expressly relating to an earlier date, in which case as of such date);

•	the performance and compliance by Varian in all material respects with all covenants required by the merger agreement to be performed or complied with by Varian prior to the effective time;

•	the absence of a Company Material Adverse Effect since the date of the merger agreement that is continuing; and

•

the delivery by Varian to Siemens Healthineers Holding of a certificate, dated the closing date and signed by its chief executive officer or another senior officer, certifying that the conditions set forth in the above bullets have been satisfied.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written consent of Varian and Siemens Healthineers Holding.

Termination Rights Exercisable by Either Varian or Siemens Healthineers Holding

The merger agreement may also be terminated prior to the effective time by either Varian or Siemens Healthineers Holding if:

•

the effective time has not occurred on or before August 2, 2021 (the “End Date”); provided that if, on the End Date, all of the closing conditions (except those relating to regulatory approvals (including CFIUS Approval)) have been satisfied or waived, then the End Date will automatically be extended to October 2, 2021, and such date will become the “End Date”; provided, further, that if, on October 2, 2021, all of the closing conditions (except for those relating to regulatory approvals (including CFIUS Approval)) have been satisfied or waived, then the End Date will automatically be further extended to December 2, 2021, and such date will become the “End Date”; provided, however, that this termination right will not be available to any party that has breached its obligations under the merger agreement in any manner that caused the failure to consummate the merger on or before the End Date (with a breach of the merger agreement by Merger Sub or a breach of the letter of support by Siemens Healthineers Parent being deemed to be a breach by Siemens Healthineers Holding for all purposes of the merger agreement);

•

an injunction or order has been entered or issued by a governmental entity, a law has been adopted, enacted or promulgated by a governmental entity, or a decision has been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently prevents, restrains, enjoins, suspends, makes illegal or otherwise prohibits the consummation of the merger and, in the case of an injunction, order or decision, such injunction or order has become final and non-appealable or such decision has become final; provided that neither Siemens Healthineers Holding nor Varian may terminate the merger agreement pursuant to this termination right unless such party (or Siemens Healthineers Parent in the case of a purported termination by Siemens Healthineers Holding) has complied in all material respects with its obligations described above in “—Required Efforts to Consummate the Merger” (and in the case of Siemens Healthineers Parent, its obligations under the letter of support); or

•

the special meeting has been held and the approval and adoption of the merger agreement by the stockholders has not been obtained upon a vote taken at such meeting or at any adjournment or postponement thereof.

Varian Termination Rights

Varian may also terminate the merger agreement prior to the effective time if:

•

Siemens Healthineers Parent, Siemens Healthineers Holding or Merger Sub has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement or the letter of support, which breach or failure to perform (i) would result in a failure of certain conditions to the consummation of the merger and (ii) cannot be cured by the End Date, or, if curable, is not cured within 30 days following Varian’s delivery of written notice to Siemens Healthineers Parent, Siemens Healthineers Holding or Merger Sub of such breach (which notice specifies in reasonable detail the nature of such breach) or within any shorter period of time that remains between the date Varian delivers such notice and the day prior to the End Date (provided, however, that Varian is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of certain conditions to the consummation of the merger); or

•

prior to the approval and adoption of the merger agreement by the Varian stockholders if, concurrently with such termination Varian enters into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of the merger agreement and pays a termination fee of $450 million to Siemens Healthineers Holding pursuant to the terms of the merger agreement.

Siemens Healthineers Holding Termination Rights

Siemens Healthineers Holding may also terminate the merger agreement prior to the effective time if:

•

Varian has (i) breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would result in failure of certain conditions to the consummation of the merger and (B) cannot be cured by the End Date, or, if curable, is not cured within 30 days following Siemens Healthineers Holding’s delivery of written notice to Varian of such breach (which notice specifies in reasonable detail the nature of such breach) or within any shorter period of time that remains between the date Siemens Healthineers Holding delivers such notice and the day prior to the End Date, or (ii) materially breached any of its obligations under the covenant described in the section entitled “—Non-Solicitation Covenant” prior to the approval and adoption of the merger agreement by the Varian stockholders (provided, however, in each case that neither Siemens Healthineers Parent, Siemens Healthineers Holding nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of certain conditions to the consummation of the merger); or

•

prior to the approval and adoption of the merger agreement by the Varian stockholders, the Varian Board has effected a Change of Recommendation, whether or not permitted by the terms of the merger agreement.

Termination Fee Payable by Varian

Varian has agreed, if requested by Siemens Healthineers Holding, to pay to Siemens Healthineers Holding a termination fee of $450 million in cash (the “Varian Termination Fee”) in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an Alternative Proposal that constitutes a “Qualifying Transaction” (which is an Alternative Proposal measured at a 50% threshold rather than a 20% threshold) is publicly proposed or publicly disclosed prior to, and not withdrawn at least five business days prior to, the special meeting and;

•

(1) either Varian or Siemens Healthineers Holding terminates the merger agreement because Varian stockholders have failed to approve and adopt the merger agreement and (2) within 12 months of such termination, Varian consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated; or

•

(1) Siemens Healthineers Holding terminates the merger agreement prior to the approval and adoption of the merger agreement by the Varian stockholders because Varian has (A) materially breached the merger agreement in a manner that cannot be cured by the End Date or, if curable, is not cured within certain notice periods set forth in the merger agreement (subject to certain exceptions set forth in the merger agreement) or (B) materially breached the non-solicitation covenant (subject to certain exceptions set forth in the merger agreement) and (2) within 12 months of such termination, Varian consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated;

•

in the event the merger agreement is terminated by Varian and concurrently with such termination, Varian enters into an alternative acquisition agreement that constitutes a Superior Proposal in accordance with the terms of the non-solicitation covenant of the merger agreement; or

•

in the event the merger agreement is terminated by Siemens Healthineers Holding, prior to the approval and adoption of the merger agreement by the Varian stockholders, because the Varian Board has effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

In no event will Varian be obligated to pay the Varian Termination Fee on more than one occasion.

Termination Fee Payable by Siemens Healthineers Holding

Siemens Healthineers Holding has agreed if requested by Varian, to pay to Varian a termination fee of $925 million in cash (the “Antitrust Termination Fee”) in the following circumstances:

•

in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian if the merger has not been consummated by the End Date and, at the time of such termination, the conditions to the consummation of the merger related to the approval and adoption of the merger agreement by the Varian stockholders, accuracy of Varian’s representations and warranties, Varian’s compliance with covenants and the Injunction Condition (other than as related to or under a regulatory law (other than a CFIUS Order)) have been satisfied and the condition related to the receipt of regulatory approvals (other than the CFIUS Approval) has not been satisfied; or

•	in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian as the result of an Antitrust Order.

In no event will Siemens Healthineers Holding be obligated to pay the Antitrust Termination Fee on more than one occasion.

Siemens Healthineers Holding has agreed, if requested by Varian, to pay to Varian a termination fee of $450 million in cash (the “CFIUS Termination Fee”) in the following circumstances:

•

in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian if the merger has not been consummated by the End Date and, at the time of such termination the conditions to the consummation of the merger related to the approval and adoption of the merger agreement by the Varian stockholders, accuracy of Varian’s representations and warranties, Varian’s compliance with covenants, receipt of regulatory approvals (other than the CFIUS Approval) and the Injunction Condition (other than as related to a CFIUS Order) have been satisfied and the condition related to the receipt of the CFIUS Approval has not been satisfied; or

•	in the event the merger agreement is terminated by Siemens Healthineers Holding or Varian as the result of a CFIUS Order.

In no event will Siemens Healthineers Holding be obligated to pay the CFIUS Termination Fee on more than one occasion, and in no event will Siemens Healthineers Holding be obligated to pay both the Antitrust

Termination Fee and the CFIUS Termination Fee. In the event the merger agreement is terminated at a time when both an Antitrust Order has become final and non-appealable, and a CFIUS Order has become final, the applicable termination fee payable by Siemens Healthineers Holding will be determined based on which of the Antitrust Order and the CFIUS Order has first become final (and non-appealable, as applicable).

Exclusive Remedy

The merger agreement provides that each party to the merger agreement may seek to compel the other party to specifically perform its obligations under the merger agreement and/or seek damages should such other party breach its obligations under the merger agreement.

The merger agreement also provides that, upon the request in writing by Varian within 60 business days following an applicable termination of the merger agreement, Siemens Healthineers Holding will pay to Varian the applicable Antitrust Termination Fee or CFIUS Termination Fee, and upon the subsequent payment by Siemens Healthineers Holding to Varian of such termination fee, such payment will be the sole and exclusive remedy of Varian with respect to the termination of the merger agreement. The merger agreement also provides that, upon request in writing by Siemens Healthineers Holding within 60 business days following an applicable termination of the merger agreement, Varian will pay to Siemens Healthineers Holding the Varian Termination Fee, and upon the subsequent payment by Varian to Siemens Healthineers Holding of such termination fee, such payment will be the sole and exclusive remedy of Siemens Healthineers Holding, Merger Sub and their respective affiliates with respect to the termination of the merger agreement. If either Varian or Siemens Healthineers Holding does not request the applicable termination fee when payable within the applicable 60 business day period, then Varian or Siemens Healthineers Holding, as applicable, will be deemed to have irrevocably waived receipt of such fee and will have no further right to receive such fee.

Fees and Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement generally will be paid by the party incurring such costs or expenses. Siemens Healthineers Holding will pay the filing fee in connection with any joint voluntary notice submitted to CFIUS.

Amendments, Waivers

At any time prior to the effective time, the parties may modify or amend the merger agreement or waive any condition to the consummation of the merger, in each case, in writing, except that after the approval and adoption of the merger agreement by the Varian stockholders has been obtained, if any such amendment or waiver requires further approval of the stockholders, either pursuant to applicable law or in accordance with NYSE rules and regulations, the effectiveness of such amendment or waiver will be subject to the approval of the Varian stockholders.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the merger agreement will be governed by Delaware law, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party agreed to irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for purposes of any suit, action or other proceeding arising out of the merger agreement or the transactions contemplated by the merger agreement. Each party further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any action, suit or proceeding directly or indirectly arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

VOTE ON ADJOURNMENT (PROPOSAL 2)

Varian stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Varian Board to any date, but in no event will the adjournment or postponement exceed 20 days in the aggregate. In addition, the Varian Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. Varian does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Whether or not a quorum is present, the holders of a majority of the shares of Varian common stock present and entitled to vote at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, may adjourn the special meeting to another place, date or time.

The Varian Board unanimously recommends a vote “FOR” the adjournment proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 3)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Varian is required to submit a proposal to Varian stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of Varian that is based on or otherwise relates to the merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table under “The Merger—Interests of Varian’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the footnotes to the table. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the named executive officer merger-related compensation proposal.

The Varian Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Varian Board unanimously recommends that the stockholders of Varian approve the following resolution:

“RESOLVED, that the stockholders of Varian hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Varian or Siemens Healthineers Holding. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Varian stockholders.

The above resolution approving the merger-related compensation of Varian’s named executive officers on an advisory basis will require the affirmative vote of a majority of the shares of Varian common stock present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting and entitled to vote on the proposal.

The Varian Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

APPRAISAL RIGHTS

If the merger is completed, Varian stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they strictly comply with the requirements of Section 262 of the DGCL.

Under the DGCL, if you do not wish to accept the merger consideration of $177.50 for each share of Varian common stock provided for in the merger agreement, you have the right to seek appraisal of your shares of Varian common stock and to receive payment in cash for the “fair value” of your shares of Varian common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, provided that you strictly comply with the requirements of Section 262 of the DGCL. The “fair value” of your shares of Varian common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $177.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Varian stockholders who do not vote in favor of the proposal to approve and adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL and who do not thereafter fail to perfect, withdraw or otherwise lose such rights will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to the record holder of the shares of Varian common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days before the meeting, notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes Varian’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Varian common stock, Varian believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

Any stockholder wishing to demand appraisal of his, her or its shares of Varian common stock must deliver to Varian at the address in the next paragraph below a written demand for appraisal of his, her or its shares of Varian common stock before the vote is taken to approve and adopt the merger agreement, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Varian common stock. A stockholder’s failure to deliver to Varian the written demand for appraisal prior to the taking of the vote on the proposal to approve and adopt the merger agreement at the special meeting will result in the loss of appraisal rights. A stockholder seeking to perfect appraisal rights must not vote or submit a proxy in favor of the proposal to approve and adopt the merger agreement. A stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the proposal to approve and adopt the merger agreement or abstain from voting on the proposal to approve and adopt the merger agreement. Voting against or abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve and adopt the merger agreement. A stockholder seeking to exercise appraisal rights must hold of record the shares of Varian common stock on the date the written demand for appraisal is made and must continue to hold the shares of Varian common stock of record through the effective time. A stockholder will lose his, her or its appraisal rights if the stockholder transfers the shares for which he, she or it is seeking appraisal rights before the effective time.

All demands for appraisal should be addressed to the Corporate Secretary at 3100 Hansen Way, Palo Alto, CA 94304, Attn: Corporate Secretary (Legal Department), and must be delivered to Varian before the vote is taken to approve and adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Varian common stock.

Only a holder of record of shares of Varian common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, a demand for appraisal must be executed by or on behalf of the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears in the transfer agent’s records and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the stockholder intends to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner. A beneficial owner of shares of Varian common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. The beneficial holder must have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Varian common stock. If the shares are held through a brokerage firm, bank or other nominee that in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. If you hold your shares of Varian common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Varian common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Varian common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Varian common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Varian common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Varian common stock as to which appraisal is sought. Where no number of shares of Varian common stock is expressly mentioned, the demand will be presumed to cover all shares of Varian common stock held in the name of the record owner. If a stockholder holds shares of Varian common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Within 10 days after the effective time, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Varian’s record stockholders who has submitted a demand in compliance with Section 262 of the DGCL and who did not vote in favor of the proposal to approve and adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Varian common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of Varian, as the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If a petition for appraisal is filed and the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only payment of the “fair value” of such stockholder’s shares of Varian common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The fair value of the shares of Varian common stock determined in any such appraisal proceeding could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Varian common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. None of Siemens Healthineers Parent, Siemens Healthineers Holding, Merger Sub, the Guarantor or Varian, as the surviving corporation, has any obligation to file such a petition or has any present intention to file such a petition, and holders should not assume that any of the foregoing will file a petition. If a petition for appraisal is not timely filed, then the right to appraisal will cease. Accordingly, it is the obligation of the holders of Varian common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Varian common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will result in the loss of appraisal rights.

Any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the proposal to approve and adopt the merger agreement is, within 120 days after the effective date of the merger, entitled upon written request to receive from the surviving corporation a statement setting forth the aggregate number of shares of Varian common stock not voted in favor of the proposal to approve and adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Varian common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Varian common stock and with whom agreements as to the value of their shares of Varian common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. Notwithstanding the foregoing, upon application by the surviving corporation or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial on the appraisal prior to final determination of the stockholders entitled to an appraisal. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Varian common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Varian common stock entitled to appraisal exceeds 1% of the outstanding shares of Varian common stock, or (2) the value of the consideration provided in the merger for such total number of shares of Varian common stock exceeds $1,000,000.

The Delaware Court of Chancery will then conduct an appraisal proceeding to determine the fair value of the shares of Varian common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount so determined to be the fair value by the surviving corporation to the stockholders entitled thereto. Payment will be so made to holders of shares represented by certificates upon surrender to the surviving corporation of the certificates representing such stock and, in the case of holders of uncertificated stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, none of Siemens Healthineers Parent, Siemens Healthineers Holding, Merger Sub, the Guarantor or Varian, as the surviving corporation, anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Varian common stock is less than or equal to the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court

stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Varian common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of Varian common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Varian common stock, other than with respect to payment as of a record date prior to the effective time. If no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, validly withdraws or otherwise loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Varian common stock will be deemed to have been converted at the effective time into the right to receive the $177.50 per share cash payment (without interest and subject to any applicable withholding taxes) for his, her or its shares of Varian common stock pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights.

In view of the complexity of Section 262 of the DGCL, Varian stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows as of August 24, 2020: (1) the beneficial owners of more than five percent of Varian common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director and each Named Executive Officer and all directors and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each person or group is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person or group has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after August 24, 2020, by the sum of the 91,130,479 shares of common stock outstanding on August 24, 2020, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after August 24, 2020.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
The Vanguard Group (1)	10,021,104	11.0%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (2)	9,929,752	10.9%
55 East 52nd Street
New York, NY 10055

Directors and Named Executive Officers
Anat Ashkenazi	1,349	*
Jeffrey R. Balser	1,225	*
Judy Bruner	5,554	*
Jean-Luc Butel	3,190	*
Regina E. Dugan	11,171	*
R. Andrew Eckert	13,048	*
Phillip G. Febbo	474	*
David J. Illingworth	14,144	*
Michelle M. Le Beau	—	*
Dow R. Wilson (3)	308,316	*
Gary E. Bischoping, Jr. (4)	2,283	*
J. Michael Bruff (5)	13,833	*
Kolleen T. Kennedy (6)	29,004	*
John W. Kuo (7)	50,041	*
Christopher A. Toth (8)	18,537	*
All directors and executive officers as a group (12 persons) (9)	420,858	*

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at August 24, 2020.

(1)

Based on a Schedule 13G/A filed February 12, 2020, The Vanguard Group has sole power to vote 141,096 of these shares, shared power to vote 29,809 of these shares, sole power to dispose of 9,858,132 of these shares and shared power to dispose of 162,972 of these shares.

(2)	Based on a Schedule 13G/A filed February 10, 2020, BlackRock, Inc. has sole power to vote 8,803,867 of these shares and sole power to dispose of 9,929,752 of these shares.

(3)	Amount shown includes 225,752 shares that may be acquired under exercisable stock options.

(4)	As of December 1, 2019, following which Varian ceased tracking Mr. Bischoping’s share balance.

(5)	Amount shown includes 11,856 shares that may be acquired under exercisable stock options.

(6)	Amount shown includes 1,886 shares that may be acquired under exercisable stock options.

(7)

Amount shown includes 40,475 shares held by Mr. Kuo as of May 22, 2020 (following which Varian ceased tracking Mr. Kuo’s share balance), and 9,566 shares that may be acquired under exercisable stock options.

(8)	Amount shown includes 16,913 shares that may be acquired under exercisable stock options.

(9)

Amount shown includes 256,407 shares that may be acquired under exercisable stock options held by all persons who are directors and/or executive officers of Varian as of August 24, 2020, which includes Mr. Bruff, who succeeded Mr. Bischoping, our former Chief Financial Officer, as Chief Financial Officer on December 1, 2019.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Varian common stock whose shares are exchanged for the merger consideration pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Varian common stock that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Varian common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Varian common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who acquired their shares of Varian common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax consequences under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Varian common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Varian common stock, you should consult your tax advisor.

Holders of Varian common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of the merger consideration by U.S. holders in exchange for shares of Varian common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Varian common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Varian common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Varian common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Varian common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Varian common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Varian and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or Varian if you are a stockholder of record. You can notify us by sending a written request to our Secretary at 3100 Hansen Way, Palo Alto, CA 94304, or calling 650-493-4000. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Varian at the telephone and address set forth in the prior sentence. In addition, Varian will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger is completed prior to Varian’s 2021 annual meeting of stockholders, Varian will not hold an annual meeting of stockholders in 2021 and there will be no public participation in any future meetings of Varian’s stockholders because, following the merger, Varian common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and Varian will no longer be a publicly held company. However, if the merger is not completed prior to Varian’s 2021 annual meeting of stockholders, the following deadlines apply to the submission of stockholder proposals to be considered at Varian’s 2021 annual meeting of stockholders.

To be included in the proxy statement for the 2021 annual meeting, Varian must receive proposals no later than August 22, 2020. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with Varian’s bylaws.

Pursuant to Varian’s bylaws, stockholders may present director nominations or other proposals that are proper subjects for consideration at an annual meeting. Varian’s bylaws require all stockholders who intend to make nominations or proposals at an annual stockholders meeting to submit their nominations or proposals to Varian not less than 90 days prior nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the currently planned 2021 annual meeting, such proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by Varian between October 16, 2020 and November 15, 2020. In the event the date of the 2021 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date of the 2020 annual meeting, stockholder notice must be received no earlier than the 120th day prior to the date of the 2021 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2021 annual meeting or the tenth day following the day on which public announcement of the date of the 2021 annual meeting is first made. However, if the number of directors to be elected to the Varian Board is increased and there is no public announcement by Varian naming all of the nominees for director or specifying the size of the increased Varian Board at least 100 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of Varian by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Varian is subject to the reporting requirements of the Exchange Act. Accordingly, Varian files annual, quarterly and current reports, proxy statements and other information with the SEC. Varian’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. Varian also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Varian’s internet website address is www.varian.com. The information located on, or hyperlinked or otherwise connected to, Varian’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Varian to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Varian’s Annual Report on Form 10-K for the fiscal year ended September 27, 2019, filed November 25, 2019;

•	Varian’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 3, 2020, filed February 11, 2020, April 3, 2020, filed May 12, 2020 and July 3, 2020, filed August 11, 2020; and

•

Varian’s Current Reports on Form 8-K filed with the SEC on October 23, 2019 (Item 5.02 only), November 6, 2019, November 25, 2019, November 29, 2019, February 20, 2020, as amended on May 29, 2020, February 21, 2020, March 3, 2020 and August 3, 2020 (Film No. 201067876 only).

We also incorporate by reference into this proxy statement additional documents that Varian may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of the Secretary at Varian Medical Systems, Inc., 3100 Hansen Way, Palo Alto, CA 94304, 650-493-4000.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [            ], 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SIEMENS HEALTHINEERS HOLDING I GMBH,

FALCON SUB INC.,

VARIAN MEDICAL SYSTEMS, INC.

and

SIEMENS MEDICAL SOLUTIONS USA, INC. (solely for purposes of Article VIII)

Dated as of August 2, 2020

A-i

A-ii

EXHIBITS

Exhibit A — Certificate of Incorporation

Exhibit B — By-Laws

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2020 (this “Agreement”), is by and among SIEMENS HEALTHINEERS HOLDING I GMBH, a company organized under the laws of Germany (“Parent”), FALCON SUB INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), VARIAN MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”), and SIEMENS MEDICAL SOLUTIONS USA, INC., a Delaware corporation (the “Guarantor”) (solely for purposes of Article VIII).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the Company’s willingness to enter into this Agreement, SIEMENS HEALTHINEERS AG (“Siemens Parent”), the parent of Parent, has delivered a Letter of Support (the “Letter of Support”) attached hereto as Annex A.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place remotely at 9:00 a.m., New York City time, on the sixth (6th) business day after the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of

State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5    Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Restated Certificate of Incorporation, as amended, of the Company shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be “Varian Medical Systems, Inc.” and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the Amended and Restated By-laws of the Company shall be amended so as to read in their entirety as the By-laws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Varian Medical Systems, Inc.”

Section 1.6    Directors. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be, as of the Effective Time, the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7    Officers. The officers of the Company as of immediately prior to the Effective Time shall be, as of the Effective Time, the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)    Conversion of Company Common Stock. Each share of common stock, par value $1.00 per share, of the Company (such shares, collectively, “Company Common Stock” or “Shares” and each, a “Share”) outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled or recapitalized pursuant to Section 2.1(b), (ii) Dissenting Shares, and (iii) Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards) shall be converted automatically into and shall thereafter represent the right to receive $177.50 in cash without interest (the “Merger Consideration”), subject to any required Tax withholding as provided in Section 2.2(b)(iii). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)    Parent, Merger Sub and Subsidiary-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties (other than Shares held by any “rabbi trust” or similar arrangement in respect of any compensation plan or arrangement, which will be treated the same as shares held directly by a party hereto)) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. Each Share that is owned by a Subsidiary of the Company immediately prior to the Effective Time (other than any such Shares held on behalf of third parties) shall be converted into that number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time as the value such Share bore to the aggregate value of all outstanding Shares immediately prior to the Effective Time.

(c)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, which, together with the shares of common stock referred to above in the second sentence of Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)    Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL (it being understood that at the Effective Time such Dissenting Shares shall no longer be outstanding). If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(a), without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares (and of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to such demand) and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or compromise rights with respect to any such demands.

(e)    Adjustments. Notwithstanding the foregoing, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any stock dividend, reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar event, the Merger Consideration shall be equitably adjusted to reflect such change. Nothing in this Section 2.1(e) shall be construed to permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.2    Exchange of Certificates.

(a)    Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and that shall be reasonably acceptable to the Company (and appointed pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of the Shares (other than the Cancelled Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). For the avoidance of doubt, the Equity Award Consideration will not be deposited with the Paying Agent and will be paid in accordance with Section 5.5.

(b)    Payment Procedures.

(i)    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and otherwise shall be in such form and have such other provisions as Parent and the Company may mutually agree) (provided that if the Paying Agent does not customarily require a letter of transmittal with respect to book-entry shares, no letter of transmittal shall be required to be mailed to such holders), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)    Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or delivery of an “agent’s message” in respect of Book-Entry Shares to the Paying Agent together with such letter of transmittal (if required), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash in U.S. dollars equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, subject to all required Tax withholding as provided in Section 2.2(b)(iii). No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event that any transfer or other similar Taxes become payable by reason of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or otherwise because of the payment of the Merger Consideration in any name other than that of the registered holder, cash in U.S. dollars to be paid upon due surrender of the Certificate may be paid to the holder or transferee with respect to such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any such Taxes have been paid or are not applicable.

(iii)    Each of the Paying Agent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(c)    Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving

Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are validly presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)    No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)    Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (i) any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and (ii) any loss of any of the funds included in the Exchange Fund shall be for the account of Parent and shall not alter Parent’s obligations to pay the Merger Consideration. Any amounts in the Exchange Fund in excess of the amount required to make prompt cash payment of the aggregate Merger Consideration in accordance with this Agreement shall promptly be paid to Parent (or such other person as Parent may designate).

(g)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate an amount in cash in U.S. dollars (after giving effect to any Tax withholding as provided in Section 2.2(b)(iii)) equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration in accordance with this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company SEC Documents filed or furnished with the SEC (and publicly available) on or after January 1, 2017 and prior to the date hereof (excluding any forward-looking statements, risk factors and other similar statements that are predictive, forward-looking or primarily cautionary in nature but including any factual information contained within such statements), or (y) the applicable section or subsection of the disclosure schedule delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Schedule also shall be deemed to apply to each other section and subsection of the Company Disclosure Schedule to which its applicability is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Qualification, Organization, Subsidiaries, etc.

Each of the Company and its Subsidiaries is (x) a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, with respect to the Company’s Subsidiaries, where the failure to be so organized and existing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts having a “Company Material Adverse Effect” means such developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts that, individually or in the aggregate, are materially adverse to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, provided, that any of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any changes in general United States or global economic or political conditions, (ii) changes in the securities, credit or financial markets, (iii) general changes or developments in the industries in which the Company and its Subsidiaries operate or the industries to which the Company and its Subsidiaries sell their products, solutions and services, (iv) (I) changes or proposed changes of Laws or regulations or (II) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”), (v) the announcement of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated hereby, including any loss or change in relationship with any employee, officer, director, customer, supplier, vendor, reseller, distributor, or other business partner of the Company or any of its Subsidiaries, (vi) the identity of Parent or any of its affiliates as the acquiror of the Company, (vii) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, Siemens Parent or their respective Subsidiaries or requested in writing by Siemens Parent, Parent or any of their respective Subsidiaries, (viii) geopolitical conditions, political unrest, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or escalation or worsening of any such conditions or occurrences), (ix) hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions or other natural or man-made disasters or other force majeure events or occurrences (or escalation or worsening of any such events or occurrences), (x) changes in generally accepted accounting principles or interpretations thereof, (xi) any stockholder litigation relating to this Agreement or the transactions contemplated hereby, or (xii) any decline in the stock price of the Company Common Stock or any failure to meet internal, published or other projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered, in and of themselves, in determining whether there is or has been a Company Material Adverse Effect), except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (viii) or (ix) (other than, in the case of clauses (iv) or (ix), any developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any second or subsequent wave(s)) to the extent (and, for the avoidance of doubt, only to the extent) such developments, occurrences, events, changes, effects, circumstances, conditions, facts or state of facts referred to therein (I) are not otherwise excluded from the definition hereof and (II) have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and in the geographic markets in which the Company and its Subsidiaries conduct their businesses. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Certificate of Incorporation and By-Laws, each as amended through the date hereof.

Section 3.2    Capital Stock.

(a)    The authorized capital stock of the Company consists of one hundred and eighty-nine million (189,000,000) shares of Company Common Stock and one million (1,000,000) shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). At the close of business on July 29, 2020 (the “Capitalization Date”): (i) 90,944,377 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) 18,954,099 shares of Company Common Stock were reserved for issuance pursuant to the Company 2005 Omnibus Stock Plan, including any subplans thereunder (collectively, the “Company Stock Plans”), of which (A) 1,651,882 shares of Company Common Stock were subject to outstanding Company Stock Options that are not subject to performance vesting, excluding outstanding purchase rights under the Company 2010 Employee Stock Purchase Plan (the “ESPP”), (B) 509,172 shares of Company Common Stock were subject to outstanding performance-based Company Stock Options (based on target performance, and 1,018,344 shares of Company Common Stock were subject to such outstanding Company Stock Options based on maximum performance), (C) 54,058 shares of Company Common Stock were subject to outstanding Company SARs (all of which are cash-settled), (D) no shares of Company Common Stock were subject to restrictions (i.e., restricted stock) under the Company Stock Plans, (E) 461,405 shares of Company Common Stock were subject to awards of restricted stock units that are not subject to performance vesting outstanding under the Company Stock Plans (including awards subject to outstanding phantom stock), and (F) 182,822 shares of Company Common Stock were subject to awards of performance-based restricted stock units outstanding under the Company Stock Plans (based on target performance, and 365,644 shares of Company Common Stock were subject to such outstanding Company RSUs based on maximum performance) (collectively, the “Company Equity Awards”); (iii) 4,901,859 shares of Company Common Stock were reserved and available for issuance under the ESPP; and (iv) no shares of Company Preferred Stock were outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b)    The Company has made available to Parent a complete and correct list, as of the Capitalization Date, of all outstanding Company Equity Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award is intended to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, if any, (vi) the vesting schedule (including any accelerated vesting provisions) and any applicable performance goals, (vii) the number of unvested and vested shares subject to each such award, and (viii) the expiration date of each such award.

(c)    Except as set forth in Section 3.2(a), as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.2(a) and issued in accordance with the Company Stock Plans or the ESPP, and there are no outstanding subscriptions, options, stock appreciation rights, restricted stock awards, restricted stock units, other incentive equity or equity-linked compensation awards, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company to which the Company or any of the Company’s Subsidiaries is a party or is bound by obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement with respect to the issuance of such shares of capital stock or other equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company. All dividends or distributions, if any, on any shares or other equity interests of the Company that have been declared have been paid in full.

(d)    There are no outstanding subscriptions, options, warrants, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, other incentive equity or equity-linked compensation awards, calls or other similar rights, agreements or commitments relating to the issuance of capital stock of any Subsidiary of the Company to which the Company or any of the Company’s Subsidiaries is a party or is bound by obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer, register or sell any shares of capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests or (ii) grant, extend or enter into any such subscription, option, stock appreciation rights, restricted stock awards, restricted stock units, other incentive equity or equity-linked compensation awards, warrant, call, or other similar right, agreement or arrangement with respect to the issuance of such shares of capital stock or other equity interests.

(e)    As of the date hereof, neither the Company nor any of its Subsidiaries has granted registration rights to any person.

(f)    Except for outstanding Company Equity Awards to acquire or receive shares of Company Common Stock under the Company Stock Plans and outstanding purchase rights under the ESPP, as of the date hereof, (i) neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, and (ii) neither the Company nor any of its Subsidiaries has issued, or made a commitment to issue, any compensatory equity or equity-linked award, including any equity appreciation right, security-based performance unit, “phantom” stock, profit-participation or other security right, that remains outstanding, nor has any such entity committed to issue any such award.

(g)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, guarantee, mortgage, deed of trust, instrument or other arrangement, commitment or undertaking, whether written or oral (a “Contract”) to which the Company or any Subsidiary is a party or is otherwise bound obligating the Company or any Subsidiary to make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary that is not wholly owned or any other person.

Section 3.3    Corporate Authority Relative to This Agreement; No Violation.

(a)    The Company has requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate actions or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles. As of the date hereof, the Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company’s Restated Certificate of Incorporation, as amended and Amended and Restated By-Laws that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(b)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, clearance, approval, authorization, waiting period expiration or termination, waiver or permit of any Governmental Entity (each, an “Approval”) or filing with or application or notification to any Governmental Entity (each, a “Filing”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) compliance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Proxy Statement, (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) Filings and Approvals under the Regulatory Laws set forth on Section 3.3(b) of the Company Disclosure Schedule, (vi) compliance with any applicable foreign or state securities or blue sky Laws, and (vii) the other Approvals or Filings set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vii), the “Company Approvals”), and other than any Approval or Filing (A) the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially impair or materially delay the consummation of the Merger or (B) that arises in connection with the financing of the Merger and the transactions contemplated hereby or in connection with facts and circumstances relating specifically to Parent or its affiliates. As used herein, “Governmental Entity” shall mean any United States federal, state or local, or foreign or multinational, government, governmental or regulatory, judicial or administrative agency, bureau, board, commission, court, body, entity, authority, or other tribunal of competent jurisdiction, including the United States Department of Justice, the United States Federal Trade Commission, the Committee on Foreign Investment in the United States (“CFIUS”), the United States Department of Defense and the European Commission.

(c)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) assuming compliance with the matters referenced in Section 3.3(b), result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Permit or Contract binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, deeds of trust, encumbrances, pledges, security interests, equities or charges or other liens of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment (x) not yet due, or (y) being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business that secures either amounts (x) not yet due past the required payment date or (y) that are being contested in good faith and by appropriate proceedings, (C) that is disclosed on the most recent condensed consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (D) that was incurred in the ordinary course of business since the date of the most recent condensed consolidated balance sheet of the Company; provided they do not, individually or in the aggregate, materially impair the continued use, operation or value of the assets of the Company and its Subsidiaries to which they relate in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, (E) with respect to real property and improvements, zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements or similar laws imposed by any Governmental Entity (excluding liens imposed by applicable Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any of its Subsidiaries’ current use of such real property and to the extent the same do not, individually or in the aggregate, materially impair the continued use, operation or value of the assets of the Company and its Subsidiaries to which they relate in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, or (F) in connection with any Company Leased Property, all title exceptions, defects, easements, restrictions and other matters encumbering landlord’s interest in such real property, whether or not of record, which do not, individually or in the aggregate, materially affect the continued use, operation and value of the applicable property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clause (i) solely with respect to the Company’s Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent, materially impair or materially delay the consummation of the Merger.

Section 3.4    Reports and Financial Statements.

(a)    The Company has filed or furnished on a timely basis, and will file or furnish on a timely basis, all forms, statements, documents and reports required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, or in the case of Company SEC Documents to be filed after the date hereof, will comply, as to form in all material respects with the requirements of the U.S. Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, or, in the case of Company SEC Documents to be filed after the date hereof, will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company SEC Documents, and, to the Company’s knowledge, none of the Company SEC Documents are subject to ongoing SEC review. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

(b)    Each of the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly presents or, in the case of Company SEC Documents to be filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 1, 2017 through the date of this Agreement, to the Company’s knowledge, there have been no investigations regarding any material accounting, auditing or revenue recognition practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or any of its Subsidiaries or the Board of Directors of the

Company, any board of directors of any of its Subsidiaries or any committee of the Board of Directors of the Company or any board of directors of any of its Subsidiaries.

(c)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Each of the Company’s principal executive officer and principal financial officer has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents filed since January 1, 2017 and, at the time of filing or submission of each such certification, the statements contained therein were true and correct in all material respects. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d)    Neither the Company nor any of its Subsidiaries is a party to, or is subject to any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.5    Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2017, the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 3.6    No Undisclosed Liabilities. Except (a) as disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (b) as arising in connection with the transactions contemplated hereby, (c) for liabilities and obligations incurred in the ordinary course of business since April 3, 2020 and (d) for liabilities or obligations which have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7    Compliance with Law; Permits.

(a)    The Company and each of the Company’s Subsidiaries are, and since January 1, 2017 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local, foreign or multinational law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decision, decree, administrative or judicial doctrine or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referred to in Sections 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which is addressed by other sections of this Agreement.

(b)    The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders issued by any Governmental Entity (collectively, “Permits”) necessary for the Company and the Company’s Subsidiaries to lawfully own, lease and operate their properties and assets or to lawfully carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)    The Company and its Subsidiaries are, and since January 1, 2017, have been, in compliance with all Company Permits, except where any failure to be in such compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except as would not have, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, none of the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors or officers (only in their capacity as such directors or officers) has received any written or, to the knowledge of the Company, oral, notification from a Governmental Entity asserting that the Company or any of its Subsidiaries, or any officer or director (only in his or her capacity as an officer or director) of the Company or any of its Subsidiaries, is under investigation for not being in compliance with any Laws or Company Permits.

(e)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, the Company and each of its Subsidiaries have at all times been in compliance with: (i) all Laws or orders applicable to the Company and each of its Subsidiaries that govern or regulate the privacy, security, processing, protection, destruction, breach notification, or transfer of or with respect to individually identifiable information, including the Health Insurance Portability and Accountability Act (“HIPAA”), the EU General Data Protection Regulation, and similar international, foreign, national, state and local data protection Laws and the regulations that implement the foregoing, as may be amended from time to time (collectively, “Data Protection Laws”), and (ii) all contractual commitments made by it with respect to the privacy or security of any information that (a) identifies or can reasonably be used by the intended recipient to identify an individual, or (b) is considered identifiable under the Company’s or any of its Subsidiaries’ privacy or security policies or procedures, or written agreements to which the Company or any of its Subsidiaries is a party (“Personal Information”) (collectively, (i) and (ii), the “Privacy Requirements”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no claims are pending or have been threatened in writing or, to the knowledge of the Company, threatened other than in writing, against the Company or any of its Subsidiaries alleging any violation of the Privacy Requirements or any violation of any person’s privacy, personal information, or data rights. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Subsidiaries have received any written notice of non-compliance with Data Protection Laws, nor is there pending, or, to the knowledge of the Company, has there been, since January 1, 2017, any, complaint, audit, proceeding, investigation, lawsuit, demand, or claim against the Company or any of the Subsidiaries regarding non-compliance with Data Protection Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries: (A) have implemented, maintained, and complied with written privacy and security policies, in accordance with Data Protection Laws, with respect to any Personal Information processed by it or on its behalf; (B) have employed reasonable and appropriate safeguards sufficient to protect all Personal Information that is processed by the Company or its Subsidiaries or on their behalf from loss, misappropriation, or unauthorized or unlawful use, disclosure, access, or other processing; and (C) have provided any notice or obtained any consent required by any Privacy Requirement for the collection, use, disclosure, cross-border transfer, retention, or other processing of Personal Information by it or on its behalf. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has been no unauthorized access, loss, use, or disclosure of any Personal Information in the possession or under the control of the Company or any of its Subsidiaries, or any information security breach involving such Personal Information, in each case in violation of any Privacy Requirement.

Section 3.8     Environmental Laws and Regulations.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect,

(i)    the Company and its Subsidiaries have conducted their respective businesses since January 1, 2017 in compliance with, and have no liabilities arising under, all applicable Environmental Laws;

(ii)    none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws;

(iii)    since January 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any unresolved notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses;

(iv)    since January 1, 2017, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability of the Company or any of its Subsidiaries under Environmental Law, from or at any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries or, to the Company’s knowledge, any third-party during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries; and

(v)    neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, proceedings, judgment or written claim asserted or arising under any Environmental Law.

(b)    As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or human health, solely as it relates to exposure to Hazardous Substances, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c)    As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental

Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances, perfluorooctanoic acid, or perfluorooctane sulfonate or polychlorinated biphenyls.

It is agreed and understood that, no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than in Section 3.4, Section 3.10(b) and this Section 3.8.

Section 3.9     Employee Benefit Plans.

(a)    Section 3.9(a)(i) of the Company Disclosure Schedule lists all material Company Benefit Plans as of the date hereof. “Company Benefit Plans” means all employee, director or other service provider compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, commission, deferred compensation, vacation, stock purchase, stock option or other equity or equity-based compensation, retirement, pension, excess benefit, supplemental retirement, severance, employment, consulting, change of control, retention, health or welfare, perquisite, fringe benefit or other compensation or benefit plan, program, policy, arrangement or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors, consultants or other service providers of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability (whether fixed or contingent); provided, however, that Company Benefit Plans shall not include any Company Foreign Plan. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each plan, program, policy, arrangement or agreement that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program, policy, arrangement or agreement. Section 3.9(a)(ii) of the Company Disclosure Schedule lists all material Company Foreign Plans as of the date hereof. Neither the Company nor any of its Subsidiaries has made any binding commitment to adopt or enter into any additional Company Benefit Plan or Company Foreign Plan or to amend or terminate any existing Company Benefit Plan or Company Foreign Plan.

(b)    The Company has heretofore made available to Parent true and complete copies of each material Company Benefit Plan existing as of the date hereof and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan (including all material forms of outstanding Company Equity Award agreements), including all amendments thereto, and written descriptions of each such Company Benefit Plan that is not otherwise in writing; (ii) the three (3) most recent annual reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan; (iv) the most recent summary plan description and summary of material modifications for each such Company Benefit Plan, to the extent applicable; (v) each current trust agreement, insurance Contract or policy, group annuity Contract and any other funding arrangement relating to any Company Benefit Plan, to the extent applicable; (vi) discrimination testing results for each Company Benefit Plan for the three (3) most recent plan years, to the extent applicable; and (vii) the most recent actuarial reports and financial statements (if applicable).

(c)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Company Benefit Plan has at all times been maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA, the Code, and the Patient Protection and Affordable Care Act to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Company’s knowledge, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate thereof that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate thereof of incurring a liability thereunder; (iv) all contributions and premiums related to each Company Benefit Plan or other amounts payable by the Company or its Subsidiaries as of the date hereof under or with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or, to the extent not yet due, have been properly accrued in accordance with GAAP; (v) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (vi) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or (with respect to the Company Benefit Plans) any trusts, assets, or fiduciaries or administrators related thereto; (vii) all taxes arising in connection with compensation paid or provided to any employee, director, consultant or other service provider of the Company or any of its Subsidiaries have, as applicable, been timely withheld and/or remitted, as applicable, by the Company or one of its Subsidiaries to the appropriate taxing authority and reported on the applicable tax form; and (viii) all Company Foreign Plans (A) have been operated and maintained in accordance with their terms and all applicable Laws and the requirements of such Company Foreign Plan’s governing documents and any applicable collective bargaining or other labor agreements, (B) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, (C) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law, and (D) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any material liability with respect to such Company Foreign Plan. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. In addition, no Company Benefit Plan provides, or has any obligation to provide, health or welfare benefits, including death or medical benefits (whether or not insured), with respect to any current or former employees, consultants, directors or retirees of the Company or its Subsidiaries (or any dependents of the foregoing) beyond their retirement or other termination of service, other than (I) health continuation coverage pursuant to COBRA or otherwise mandated by applicable Law; or (II) commitments not in excess of three years following termination of employment to subsidize COBRA pursuant to any employment agreement, severance plan, change in control plan or similar plan or arrangement.

(d)    No Company Benefit Plan is, and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates maintains or contributes to, has at any time during the past six years maintained or had an obligation to contribute to, or has any direct or contingent liability with respect to any (i) single employer pension plan or other pension plan subject to Title IV of ERISA, Section 302 of the Code or Section 412 of ERISA; (ii) multiemployer pension plan (as defined in Section 3(37) of ERISA); (iii) pension plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Company Benefit Plan in the United States is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(f)    Except as provided in this Agreement, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (whether contingent or otherwise), (A) entitle any current or former employee, consultant, officer, director or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, or (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, consultant, officer, director or other service provider.

(g)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event or occurrence (whether contingent or otherwise) will result in or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law). There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or any of its Subsidiaries to pay a Tax gross-up payment to any person with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code. To the Company’s knowledge, no compensation from the Company has been during the past three years, or would reasonably be expected to be, includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code.

Section 3.10     Absence of Certain Changes or Events.

(a)    Since (i) September 27, 2019 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement or for actions taken reasonably and in good faith to respond to COVID-19 Measures, the business of the Company and any of its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) April 3, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without Parent’s written consent, would constitute a breach of clauses (i) (solely with respect to the Company), (v), (ix), (x), (xi), (xiii), (xiv), or (xx) of Section 5.1(b).

(b)    Since September 27, 2019 through the date hereof, there has not been any development, occurrence, event, change, effect, circumstance, condition, fact or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11     Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, materially impair or materially delay the consummation of the Merger, (b) there are no actions, suits, arbitrations, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) by or against the Company or any of the Company’s Subsidiaries, or any of their respective properties or businesses at Law or in equity before, and there are no orders, judgments or decrees against the Company or any of the Company’s Subsidiaries of, or before, any Governmental Entity, in each case which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, materially impair or materially delay the consummation of the Merger, and (c) since January 1, 2017, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or any of its Subsidiaries or (B) the sale, distribution or manufacturing of products, including medical products and devices, by the Company or any of its Subsidiaries.

Section 3.12     Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13     Tax Matters.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable, except, in the case of clause (i) or clause (ii) hereof, with respect to matters for which adequate reserves have been established, in accordance with GAAP, in the Company’s financial statements included in the Company SEC Documents, (iii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return, (iv) there are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of U.S. federal income Taxes or U.S. federal income Tax matters, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (vi) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code, (vii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement, other than an agreement the only parties of which are the Company and/or its Subsidiaries, and (viii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(b)    As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than Section 3.9 and this Section 3.13.

Section 3.14     Labor Matters.

(a)    Neither the Company nor any Subsidiary of the Company is or has during the past six (6) years in the United States been a party to any collective bargaining agreement, works’ council agreement or other agreement with any union, works’ council or other labor organization, and, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no such organization in the United States represents or, to the knowledge of the Company, has an organizing effort pending or threatened with respect to the Company or any of its Subsidiaries. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such strikes, lockouts, slowdowns or work stoppages during the past three (3) years.

(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws concerning employment, employment practices and terms and conditions of employment, including, without limitation, equal employment opportunities, discrimination, workplace harassment, classification or service providers as employees or independent contractors and as exempt or non-exempt employees, payment of wages, employee leaves of absence, data protection, privacy, and occupational safety and health; and (ii) there are no unfair labor practice complaints before the National Labor Relations Board or any other Governmental Entity, grievances, complaints, claims or judicial or administrative proceedings, in any case, which are pending or, to knowledge of the Company, threatened by or on behalf of any employees of the Company or its Subsidiaries.

(c)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has engaged in a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) in the past year, or any similar action which would require notice under the WARN Act or any state Law of similar effect.

(d)    As of the date hereof, neither the Company nor any of its Subsidiaries have implemented, in response to COVID-19, any material workforce reductions, material reductions in or material changes to compensation or to Company Benefit Plans, nor has the Company or any of its Subsidiaries applied for or received loans or payments under the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (the “CARES Act”), claimed any tax credits under the CARES Act, or deferred any Taxes under the CARES Act.

Section 3.15     Intellectual Property.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise has sufficient rights to use, all material United States and foreign intellectual property rights, including: (i) trademarks, trade names, service marks, service names, assumed names, Internet domain names, and other source identifiers, together with the goodwill associated therewith, (ii) registered and unregistered copyrights, including copyrights in computer programs, software, databases and data collections, and other rights in works of authorship, (iii) patents and substantial equivalents thereto (such as registered community designs, registered industrial designs, utility models and inventors’ certificates), (iv) all trade secret rights in know-how and confidential or other proprietary information, and (v) all applications, registrations and permits related to any of the foregoing clauses (i) through (iv) (collectively, the “Intellectual Property”) that are used in, held for use by or necessary for the operation of their respective businesses as currently conducted.

(b)    Section 3.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of all applications and registrations for registered Intellectual Property, in each case that are owned, co-owned with third parties or filed by the Company or its Subsidiaries identifying for each (if available), the applicable registration or application number.

(c)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: as of the date hereof: (i) there are no pending or, to the knowledge of the Company, threatened claims or proceedings by any person with respect to the ownership, validity, enforceability, infringement or misappropriation by the Company or any of its Subsidiaries regarding the Intellectual Property of the Company or any of its Subsidiaries; (ii) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any person; and (iii) to the knowledge of the Company, there is no unauthorized use, disclosure, infringement, misappropriation, or other violation of any material Intellectual Property owned by the Company or any of its Subsidiaries by any third party, and no such claims have been asserted or threatened against any third party by the Company or any Subsidiary.

(d)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)    with respect to each item of material Intellectual Property owned by the Company or one of its Subsidiaries: (A) the Company or one of its Subsidiaries is the sole and exclusive owner of each item of such material Intellectual Property free and clear of all Liens other than Permitted Liens, (B) the Company and its Subsidiaries have taken commercially reasonable actions to safeguard and maintain each item of such material Intellectual Property (including its confidentiality and value) consistent with industry standard practices, and (C) each item of such material Intellectual Property owned by the Company or its Subsidiaries is subsisting and, to the knowledge of the Company, not invalid or unenforceable; and

(ii)    the Company and its Subsidiaries have, since January 1, 2017, taken reasonable measures to protect the confidentiality of any trade secrets, know-how and confidential and proprietary information owned, licensed or otherwise held by the Company and its Subsidiaries against unauthorized access, processing, disclosure or use. To the knowledge of the Company, there has been no material unauthorized access, processing, disclosure or use of any trade secrets, know-how and/or confidential or other proprietary information owned, licensed or otherwise held by the Company or any of its Subsidiaries.

(e)    No material proprietary Software owned by the Company or any of its Subsidiaries and distributed by the Company or any of its Subsidiaries: (i) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (ii) incorporates or is distributed with any Software that is made available as free software, open source software, or pursuant to similar licensing or distribution models, including pursuant to any GNU general public license or limited general public license (“Open Source Software”), in a manner that would require the source code for such proprietary Software owned by the Company or any of its Subsidiaries to be made available under the same terms as such Open Source Software is licensed to the Company or any of its Subsidiaries.

(f)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company, has, since January 1, 2017, experienced a disruption of its information technology systems and equipment (excluding any public networks, collectively the “Company IT Assets”), necessary for the operation of the Company’s and any Subsidiary of the Company’s business. Since January 1, 2017, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, (ii) to the knowledge of the Company, no person has gained unauthorized access to the Company IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

Section 3.16     Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. LLC, dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock (other than Parent and its affiliates) from a financial point of view. A true, correct and complete copy of the written opinion described above has been or will be delivered or made available to Parent promptly after the date of this Agreement, it being understood and agreed that such opinion is for the sole benefit of the Board of Directors of the Company and may not be relied upon by Parent or Merger Sub.

Section 3.17     Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the affirmative vote of holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”).

Section 3.18     Material Contracts.

(a)    Except for this Agreement, the Company Benefit Plans, the Company Foreign Plans or as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All Contracts of the type described in the preceding sentence of this Section 3.18(a) and the following Contracts that are in effect as of the date hereof, to which the Company or any of its Subsidiaries is a party to or bound by, and which are identified on Section 3.18(a) of the Company Disclosure Schedule, are being referred to herein as “Company Material Contracts”: any Contract that (i) purports to limit either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole, (ii) would require the disposition of any assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement, except for such dispositions that are not material to the Company and its Subsidiaries, taken as a whole, (iii) is a Material Customer Agreement, Material Supplier Agreement or Material Reseller Agreement, other than any ordinary course purchase orders, sale orders or invoices, (iv) is a joint venture, alliance, partnership, consortium, collaboration, shareholder, material development Contract or similar Contract (in each case, other than solely between or among the Company and its wholly owned Subsidiaries), in each case that is material to the Company and its Subsidiaries, taken as a whole, (v) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries (whether outstanding or as may be incurred thereunder) in excess of five million dollars ($5,000,000), other than any Contract between or among the Company and its wholly owned Subsidiaries, (vi) relates to indebtedness for borrowed money of a third person having a principal amount reasonably expected to be in excess of five million dollars ($5,000,000) owed to the Company or any of its Subsidiaries, other than any Contract between or among the Company and any of its wholly owned Subsidiaries, (vii) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose material obligations upon Parent or its Subsidiaries, including the Company and its Subsidiaries, (viii) constitutes a license, consent to use or similar agreement primarily concerning Intellectual Property (A) pursuant to which the Company or one or more of its Subsidiaries receives a license or otherwise obtains a right to use any material Intellectual Property used in or distributed with its products and services other than commercially available Software, including non-customized, off-the-shelf software subject to “shrink-wrap” or “click-through” type terms, and other than Contracts entered into in the ordinary course of business, or (B) pursuant to which the Company or one or more of its Subsidiaries grants a license or otherwise a right to use to any material Intellectual Property owned by the Company or one of its Subsidiaries to a third party, and other than Contracts entered into in the ordinary course of business, (ix) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge, or otherwise dispose of any assets or businesses, except for such rights or restrictions that are not material to the Company and its Subsidiaries, taken as a whole, (x) is a Contract relating to the acquisition or disposition of any person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, spin-off, split-off, consolidation or otherwise) entered into since January 1, 2017 under which the Company or any of its Subsidiaries have obligations remaining to be performed as of the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole or (xi) is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices) that is material to the Company and its Subsidiaries, taken as a whole.

(b)    Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.19     Customers; Suppliers; Resellers.

(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth the ten (10) largest customers (by revenue) of the Company and any of its Subsidiaries (on a consolidated basis) during the fiscal year ended September 27, 2019 (each, a “Material Customer” and each Contract with a Material Customer pursuant to which the Company or its Subsidiaries provides products or services to such Material Customer, a “Material Customer Agreement”). Since September 27, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or not renew its existing Material Customer Agreement with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

(b)    Section 3.19(b) of the Company Disclosure Schedule sets forth the ten (10) largest suppliers and vendors (by expenditure) of the Company and any of its Subsidiaries (on a consolidated basis) during the fiscal year ended September 27, 2019 (each, a “Material Supplier” and each Contract pursuant to which the Company or any of its Subsidiaries paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). Since September 27, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate its existing Material Supplier Agreement with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

(c)    Section 3.19(c) of the Company Disclosure Schedule sets forth the ten (10) largest distributors in the combined region that consists of China, Europe, Middle East, India and Africa (by installed base) of the Company and any of its Subsidiaries (on a consolidated basis) during the fiscal year ended September 27, 2019 (each, a “Material Reseller” and each Contract with each Material Reseller pursuant to which such Material Reseller provides such distribution services to the Company or its Subsidiaries, a “Material Reseller Agreement”). Since September 27, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Reseller that such Material Reseller shall not continue as a distributor to the Company or that such Material Reseller intends to terminate or not renew its existing Material Reseller Agreement with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

Section 3.20     Product Warranty. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or service provided or rendered by the Company or any of its

Subsidiaries complies with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or any of its Subsidiaries.

Section 3.21     FDA and Healthcare Regulatory Compliance.

(a)    Each product subject to Health Care Laws that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by the Company or any of its Subsidiaries (each such product, a “Medical Device”), is being, or has since January 1, 2017 been, developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance with all applicable requirements under Health Care Laws, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Governmental Entity alleging or asserting noncompliance with Health Care Laws, or otherwise alleging any violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Law, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    No Medical Device is under consideration by the Company or, to the knowledge of the Company, by any Governmental Entity for recall, or since January 1, 2017 has been recalled, withdrawn, corrected, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No Proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall (whether voluntary or otherwise), removal, correction, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any licensee or distributor of any Medical Device, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    As to each Medical Device of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with applicable Health Care Laws, including the FDCA, 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 807, 812 or 814, as applicable, and all terms and conditions of such applications, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no article of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351, (ii) misbranded within the meaning of 21 U.S.C. § 352 or (iii) a product that is in violation of 21 U.S.C. §§ 360 and 360e.

(e)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any officer of the Company or any of its Subsidiaries, has been debarred under, or received written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment is mandated by, 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or under any similar Health Care Law.

(f)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any officer of the Company or any of its Subsidiaries, has been suspended or excluded from, or has received written notice of action or threat of action to be convicted of any crime or engaged in any conduct for which such person could be suspended or excluded from participating in, the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any other government program.

(g)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device or (ii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(h)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since January 1, 2017, has been, in compliance with Health Care Laws. “Health Care Laws” means all applicable foreign, federal, state and local Laws relating to the research, design, testing, development, manufacture, sale, marketing, promotion, distribution, recordkeeping, import, and export of Medical Devices, including: (i) applicable foreign, federal, state, and local health care related fraud and abuse, false claims, self-referral, and anti-kickback laws, including the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark law (42 U.S.C. § 1395nn), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal false claims law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), Criminal Penalties for Acts Involving Federal Health Care Programs (42 U.S.C. § 1320a-7b), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286, 287 and 1001, and the health care fraud criminal provisions under HIPAA; (ii) Medicare (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll); (iii) Medicaid (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5); (iv) the federal TRICARE statute (10 U.S.C. § 1071 et seq.); (v) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (vi) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (vii) the EU Medical Devices Directive (Directive 93/42/EEC), the EU Active Implantable Medical Devices Directive (Directive 90/385/EEC), the EU In Vitro Diagnostic Medical Devices Directive (Directive 98/79/EC) and the EEA Member State Law implementing the provisions of those directives; (viii) once applicable, the EU Medical Devices Regulation (Regulation 2017/745) and the EU Regulation on In Vitro Diagnostic Medical Devices (Regulation 2017/746); (ix) the European Commission MEDDEV Guidance documents and the Consensus Statements of the Medical Devices Expert Group; and (x) all regulations thereunder, and all similar local, state, federal, national, supranational, European Union, and foreign Laws.

(i)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no investigations, suits, claims, actions or proceedings pending or, to the knowledge of the Company, threatened, by any Governmental Entity against the Company or any of its Subsidiaries arising under Health Care Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or bound by, any corporate integrity agreement, deferred prosecution agreement, or monitoring agreement with respect to any Health Care Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect no person has filed or, to the knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a Proceeding relating to any Health Care Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(j)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Permits required under Health Care Laws (such Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted and (ii) there has occurred no default under, or violation of, any such Regulatory Permit.

Section 3.22     Finders or Brokers. Except for Goldman Sachs & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 3.23     Anti-Corruption Compliance.

(a)    Since August 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, or any similar anti-corruption Law (collectively, “Anti-corruption Laws”).

(b)    Since August 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to or from any person, including any Public Official: (i) for the purpose of improperly influencing any action or decision of a person in his or her official capacity; (ii) for the purpose of improperly inducing a person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any person; or (iii) where such action would violate any Anti-corruption Laws. For purposes of this Section 3.23, “Public Official” means: (A) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (B) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (C) any officer, employee or representative of any public international organization; (D) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (E) any political party, party official or candidate for political office.

(c)    To the knowledge of the Company, no Public Official has any beneficial ownership in the Company or any of its Subsidiaries, except for ownerships of publicly traded securities of the Company.

(d)    Since August 1, 2015, to the knowledge of the Company, there have been no known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Entity or threatened or pending litigation, in each case relating to Anti-corruption Laws, involving the Company, any of its Subsidiaries, or any person acting on behalf of the Company or any of its Subsidiaries.

(e)    Since August 1, 2015, the Company and its Subsidiaries have been subject to a compliance program that is reasonable and customary for companies similarly situated as the Company to achieve compliance with Anti-corruption Laws.

Section 3.24     Real Property.

(a)    Section 3.24(a) of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects as of the date of this Agreement of the address or other description of each parcel of real property that, as of the date hereof, is typically accessed by over five hundred (500) employees of the Company and its Subsidiaries on any given day, and in which there are interests owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its applicable Subsidiary has good, valid and marketable fee simple title to the Company Owned Property, free and clear of all Liens, except for Permitted Liens.

(b)    Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects as of the date of this Agreement of each lease or sublease of real property that, as of the date hereof, is typically accessed by over five hundred (500) employees of the Company and its Subsidiaries on any given day (including any assignments, amendments, extensions and modifications thereto, each, a “Lease”) pursuant to which the Company or any of its Subsidiaries leases or subleases any real property from any other Person (collectively, the “Company Leased Property” and together with the Company Owned Property, the “Company Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have valid leasehold interests under each Lease for any Company Leased Property, free and clear of all Liens, except for Permitted Liens.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease for any Company Leased Property is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under a Lease for any Company Leased Property by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any counterparty under such Lease for any Company Leased Property.

Section 3.25     Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.9, the Board of Directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.26     No Additional Representations. The Company acknowledges that neither Parent nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and its Representatives, except for the representations and warranties expressly set forth in Article IV or in the Letter of Support. Neither the Company nor any of its affiliates has relied on any representation or warranty from Parent or any of its Subsidiaries or any other person in determining to enter into this Agreement, except for the representations and warranties expressly set forth in Article IV or in the Letter of Support.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the applicable section or subsection of the disclosure schedule delivered by Parent to the Company in connection with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1     Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent, materially impair or materially delay the ability of Siemens Parent, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and the Letter of Support (a “Parent Material Adverse Effect”).

Section 4.2     Corporate Authority Relative to This Agreement; No Violation.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent and Merger Sub at a duly held meeting and Parent, as the sole stockholder of Merger Sub, have (i) determined that it is in the best interests of Parent and Merger Sub and their respective stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles.

(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Merger Sub do not and will not require any Approval or Filing, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) Filings and Approvals under the Regulatory Laws set forth on Section 4.2(b)(iv) of the Parent Disclosure Schedule, (v) compliance with any applicable foreign or state securities or blue sky Laws, and (vi) the other Approvals or Filings set forth on Section 4.2(b)(vi) of the Parent Disclosure Schedule (clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any Approval or Filing the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the consummation by Parent and Merger Sub of the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or its Subsidiaries, other than, in the case of clause (i) solely with respect to Parent’s Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3     Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4     Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the

Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5     Available Funds. Parent will have available at the Effective Time all funds necessary for the payment of the aggregate Merger Consideration and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding any person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement or the Letter of Support. As of the date of this Agreement, there is no Law or obligation (contractual or otherwise) in effect which would prevent or materially restrict, delay or otherwise limit (or would have the effect of preventing or materially restricting, delaying or otherwise limiting) Parent’s ability to fund the aggregate Merger Consideration and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 4.6     Capitalization of Parent and Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times until and through the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. All of the issued and outstanding capital stock of Parent is, and at all times until and through the Effective Time will be, owned by Siemens Parent. Neither Parent nor Merger Sub has outstanding any option, warrant, right, or any other agreement pursuant to which any person other than Siemens Parent or Parent, respectively, may acquire any equity security of Parent or Merger Sub, respectively. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7     No Vote of Stockholders. No vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or any of its affiliates or the applicable rules of any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent and its affiliates to consummate the transactions contemplated hereby.

Section 4.8     Finders or Brokers. Except for JPMorgan Chase Bank and UBS Securities, neither Parent nor any of its Subsidiaries or affiliates have employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 4.9     Lack of Ownership of Company Common Stock. Neither Siemens Parent, Parent nor any of their respective Subsidiaries nor any “affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL) of Siemens Parent, Parent or any of their respective Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Siemens Parent, Parent, Merger Sub nor any of their respective controlled affiliates directly or indirectly beneficially owns any Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Siemens Parent, Parent or any of their respective Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10     No Additional Representations.

(a)    Parent acknowledges, on behalf of itself and its Subsidiaries, that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)    Parent acknowledges, on behalf of itself and its Subsidiaries, that neither the Company nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding the Company furnished or made available to Siemens Parent, Parent, and their respective Representatives, except for the representations and warranties expressly set forth in Article III, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by the Company in Article III, neither the Company nor any other person shall be subject to any liability to Siemens Parent, Parent or any other person resulting from the Company’s making available to Siemens Parent and Parent or Siemens Parent’s and Parent’s use of such information, including any information, documents or material made available to Siemens Parent and Parent in the due diligence materials provided to Siemens Parent and Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Siemens Parent or Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries. None of Parent, Siemens Parent, Merger Sub or any of their respective affiliates has relied on any representation or warranty from the Company or any of its Subsidiaries or any other person in determining to enter into this Agreement, except for the representations and warranties expressly set forth in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1     Conduct of Business by the Company and Parent.

(a)    From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law or any Governmental Entity of competent jurisdiction, (ii) for any actions taken reasonably and in good faith to respond to COVID-19 Measures (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (ii), the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) prior to taking such actions), (iii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Parent shall be deemed to have consented in writing if it provides no response within five (5) business days after a request by the Company for such consent, (iv) as may be required or expressly contemplated by this Agreement, or (v) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent to use commercially reasonable efforts to, and to cause each of its Subsidiaries to use its commercially reasonable efforts to, conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its assets and business organization intact in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters expressly permitted by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of any provision of Section 5.1(b).

(b)    Subject to the exceptions contained in any of the clauses (i), (iii), (iv) and (v) of Section 5.1(a) (including as may be set forth in Section 5.1 of the Company Disclosure Schedule), the Company agrees with

Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Termination Date, the Company:

(i)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), other than pro rata dividends or distributions by a non-wholly owned Subsidiary in the ordinary course of business;

(ii)    shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    shall not, and shall not permit any of its Subsidiaries to hire, promote or terminate any employee at the senior vice president or more senior level of the Company or any of its Subsidiaries (other than terminations for cause or, for the avoidance of doubt, any transfers to or among the Company or any of its Subsidiaries);

(iv)    except as required by the terms of the Company Benefit Plans or the Company Foreign Plans, as in existence as of the date of this Agreement (or as adopted or amended thereafter, in either case, to the extent permitted hereby), or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) grant or pay, or promise to grant or pay any equity or equity-linked award, bonus, incentive or profit-sharing award or payment, or increase or agree to increase the compensation or other benefits, payable or provided by the Company to any of their employees, directors, officers consultants or other service providers, (B) accelerate or take any action to accelerate any vesting, payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary, (C) enter into, extend, amend, modify or terminate any employment, individual consulting, change of control, severance or retention agreement with (or policy covering, as applicable) any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except (1) to the extent necessary to replace an offer letter or employment agreement with a departing employee below the rank of senior vice president on substantially similar terms to the agreement being replaced, or (2) for offer letter or employment agreements entered into in the ordinary course of business with employees outside of the United States or with employees below the rank of senior vice president, for clarity, in the case of both (1) and (2), any such agreements that provide for transaction bonuses, change in control or severance payments or benefits shall be in compliance with the limitations set forth in Section 5.1(b)(iv) of the Company Disclosure Schedule), (D) negotiate, amend, modify, enter into or terminate any collective bargaining agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement, or (E) establish, adopt, enter into, materially amend or terminate any material Company Benefit Plan (other than immaterial in-kind fringe benefits), or any plan, program, policy, practice, agreement or other arrangement that would be a material Company Benefit Plan if it had been in existence on the date of this Agreement;

(v)    shall not, and shall not permit any of its Subsidiaries to, change, in any material respect, financial accounting methods, policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(vi)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants, options, stock appreciation rights, restricted stock, stock units, or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable option or other award under the Company Stock Plans, other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and/or Company SARs and settlement of any Company Stock-Based Awards outstanding on the date hereof on their existing terms or as may be granted after the date hereof to the extent permitted under this Section 5.1, (B) the sale of Shares pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (C) the acquisition of Shares from a holder of a Company Stock Option, a Company SAR or a Company Stock-Based Award in satisfaction of Tax withholding obligations or in payment of the exercise price;

(vii)    shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organizational documents other than immaterial amendments to applicable organizational documents of the Company’s Subsidiaries;

(viii)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix)    shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on customary commercial terms that are not materially less favorable to the Company or its Subsidiaries in the aggregate than the current terms of such indebtedness (provided the terms of such new indebtedness do not include material prepayment penalties), other than the issuance of new or replacement public bonds, notes or similar instruments, (C) guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of the Company or any of its Subsidiaries, (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, including the Existing Credit Agreement, but excluding the issuance of new commercial paper, bonds, notes or similar instruments by the Company, (E) the issuance of letters of credit in the ordinary course of business, (F) indebtedness for borrowed money that is incurred reasonably and in good faith to respond to COVID-19 Measures in an aggregate principal amount not to exceed fifty million dollars ($50,000,000), without taking into account any amounts permitted by clauses (A) through (E) of this Section 5.1(b)(ix); and (G) indebtedness for borrowed money in an aggregate principal amount not to exceed fifty million dollars ($50,000,000), without taking into account any amounts permitted by clauses (A) through (F) of this Section 5.1(b)(ix);

(x)    except as provided as an exception in clause (xi) below and for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, including any capital stock of Subsidiaries, other than, in each case, in the ordinary course of business or involving less than fifteen million dollars ($15,000,000) individually or fifty million dollars ($50,000,000) in the aggregate or pursuant to the Existing Credit Agreement;

(xi)    shall not, and shall not permit any of its Subsidiaries to sell, pledge, dispose of, transfer, abandon, lease (as lessor), sublease (as sublessor), license, mortgage, incur any Lien (other than Permitted Liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on, assign or otherwise transfer or encumber any portion of the Company Real Property except for (A) Permitted Liens, (B) transactions solely among the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among such direct or indirect wholly owned Subsidiaries of the Company, (C) sales of product inventory in the ordinary course of business, (D) sales of obsolete assets, (E) sales, leases or other dispositions of assets with a fair market value in an amount not to exceed fifteen million dollars ($15,000,000) individually or fifty million dollars ($50,000,000) in the aggregate without taking into account any amounts permitted by clauses (A) through (D) of this Section 5.1(b)(xi), or (F) Liens pursuant to the Existing Credit Agreement;

(xii)    shall not (A) take or omit to take any action that would cause any material Intellectual Property owned by the Company or its Subsidiaries to lapse, other than patents expiring in accordance with their terms or actions or omissions in the ordinary course of business or (B) exclusively license any material Intellectual Property of the Company or its Subsidiaries to any person;

(xiii)    shall not, and shall not permit any of its Subsidiaries to: (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) acquire by merging or consolidating with, or by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or material assets of any person, in each case, other than (x) in transactions involving less than ten million dollars ($10,000,000) individually or twenty-five million dollars ($25,000,000) in the aggregate (provided that no such transaction would be reasonably likely to result in the failure to obtain or materially delay any Approvals of any Governmental Entity required in connection with the transactions contemplated hereby, or otherwise prevent, materially impair or materially delay the Closing) or (y) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, and in the case of clause (y), to the extent such transactions do not give rise to costs or other adverse consequences to the Company, Parent or their respective Subsidiaries or affiliates that are material (it being understood and agreed that nothing in this Section 5.1 shall prohibit the Company from forming new Subsidiaries in the ordinary course of business);

(xiv)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not purchase or acquire or lease (as tenant/subtenant) any material properties or assets of a third party, other than in transactions in the ordinary course of business at fair market value or involving less than ten million dollars ($10,000,000) individually or twenty-five million dollars ($25,000,000) in the aggregate;

(xv)    shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any material rights under any Company Material Contract in a manner which is adverse to the Company, other than in the ordinary course of business;

(xvi)    shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business (including in connection with the expiration or renewal of any such Company Material Contracts);

(xvii)    shall not, and shall not permit any of its Subsidiaries to, (A) make or change any material Tax election other than in the ordinary course of business (provided that it is agreed and understood that an entity classification election pursuant to Treasury Regulation Section 301.7701-3, other than (x) an initial classification election or (y) an election for an entity that does not have material assets or liabilities, shall be treated as not being made in the ordinary course of business), (B) file any material amended Tax Return, settle or compromise any material Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, (C) compromise or surrender any material Tax refund or credit other than in the ordinary course of business or (D) change any material method of Tax accounting other than in the ordinary course of business;

(xviii)    shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make any loans, advances or capital contributions to, or investments in, any other person in an aggregate principal amount greater than twenty million dollars ($20,000,000) individually or forty million dollars ($40,000,000) in the aggregate other than pursuant to existing contractual obligations as of the date of this Agreement;

(xix)    shall not, and shall not permit any of its Subsidiaries to, make, commit to make or authorize any capital expenditure other than (A) as contemplated by the capital expenditure budget as set forth in Section 5.1(b)(xix) of the Company Disclosure Schedule, (B) for any actions taken reasonably and in good faith to respond to COVID-19 Measures not to exceed fifteen million dollars ($15,000,000) in the aggregate, or (C) any unbudgeted capital expenditures not to exceed ten million dollars ($10,000,000) individually or fifty million dollars ($50,000,000) in the aggregate per annum without taking into account any amounts permitted by the foregoing clause (B);

(xx)    shall not, and shall not permit any of its Subsidiaries to, agree to release, compromise, assign, settle, or resolve any threatened or pending Proceeding, other than settlements that result solely in immaterial non-monetary obligations of the Company or any of its Subsidiaries or monetary obligations involving payment (without the admission of wrongdoing) by or to the Company or any of its Subsidiaries of an amount not greater than not to exceed twenty-five million dollars ($25,000,000) individually or forty-five million dollars ($45,000,000) in the aggregate (it being agreed and understood that this clause (xx) shall not apply with respect to Tax matters, which shall be governed by Section 5.1(b)(xvii));

(xxi)    shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xxii)    shall not, and shall not permit any of its Subsidiaries to, enter into or adopt any stockholder rights plan (or similar plan commonly referred to as a “poison pill”) that does not exempt Parent or its affiliates or the transactions contemplated by this Agreement; and

(xxiii)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)    Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to: (i) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any person; or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations), which in the case of clause (i) or (ii), would be reasonably likely to (A) result in the failure to obtain or materially delay any Approvals of any Governmental Entity required in connection with the transactions contemplated hereby, including any Company Approval or any Parent Approval, or (B) otherwise prevent, materially impair or materially delay the Closing.

Section 5.2    Access.

(a)    Subject to applicable Law (including COVID-19 Measures), the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, upon reasonable prior notice, during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ properties, officers, employees, Contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly all other information in its possession concerning the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may reasonably request. Notwithstanding the foregoing, the Company shall not be required to afford such access or provide such information if it would unreasonably disrupt the operations of the Company or its

Subsidiaries, would, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries, would cause a violation of any Contract to which the Company or any of its Subsidiaries is a party, would reasonably be expected to cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law; provided, however, that the Company and Parent shall use reasonable best efforts to communicate the applicable information to Parent in a manner that would not violate applicable Law or any Contract or waive such privilege or work-product doctrine. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries.

(b)    Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement, dated as of July 1, 2020, between the Company and Siemens Parent (the “Confidentiality Agreement”).

Section 5.3    No Solicitation.

(a)    Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct and cause its and its Subsidiaries’ officers, employees, and Representatives acting at the Company’s direction or on its behalf not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) enter into, continue or participate in any negotiations with any person (other than Parent and its Representatives) regarding, or furnish any nonpublic information or access to any person (other than Parent and its Representatives) with respect to, any Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person (other than Parent and its Representatives) that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify any person that has submitted an Alternative Proposal as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend or propose to approve, endorse or recommend any Alternative Proposal or any person becoming an “interested stockholder” under Section 203 of the DGCL (other than Parent and Merger Sub in connection with the transactions contemplated by this Agreement), (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)), or (vi) agree to do or publicly announce an intention to do any of the foregoing other than in compliance with this Agreement. The Company shall immediately cease any discussions or negotiations with any person (other than Parent and its Representatives) with respect to an Alternative Proposal or potential Alternative Proposal and promptly terminate access granted to any third party or its Representatives to any electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement (and in any event within thirty-six (36) hours following the date hereof). The Company and its Subsidiaries shall not voluntarily release any third party that entered into a confidentiality agreement with the Company or any of its Subsidiaries with respect to a possible Alternative Proposal from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any such agreement or (y) any confidentiality provision in any such agreement other than, with respect to clause (x), to the extent the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(b)    Notwithstanding the limitations set forth in Section 5.3(a) and subject to Section 5.3(c), if the Company receives an Alternative Proposal prior to obtaining Company Stockholder Approval that did not result from a material breach of Section 5.3 with respect to which the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative

Proposal, if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that are substantially similar to the comparable confidentiality provisions of the Confidentiality Agreement (it being understood that such agreement need not have comparable standstill provisions) (provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent or its Representatives), and (y) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal.

(c)    The Company will promptly (within thirty-six (36) hours) notify Parent orally and in writing of the receipt of any Alternative Proposal and shall, in any such written notice to Parent, include copies of any written materials submitted in connection with such Alternative Proposal (provided that, if required by any confidentiality agreement entered into with the person making such proposal prior to the date hereof, the Company may exclude or redact the identity and other identifying information regarding the person making such proposal), a summary of any material terms of such Alternative Proposal that were conveyed orally and indicate the identity of the person making such proposal (to the extent not prohibited by any confidentiality agreement entered into with such person prior to the date hereof) and the material terms and conditions of such proposal and thereafter shall promptly (within thirty-six (36) hours) keep Parent reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with or otherwise complying with this Section 5.3.

(d)    Except as expressly permitted by this Section 5.3(d), the Board of Directors of the Company shall not (i) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to Section 5.3(b)) relating to any Alternative Proposal, (iii) approve or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or a definitive agreement providing for an Alternative Proposal (a “Company Acquisition Agreement”), (iv) fail to include in the Proxy Statement the Recommendation, (v) fail to recommend against any Alternative Proposal (including by taking no position or a neutral position with respect to such Alternative Proposal) that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer or (vi) fail to publicly reaffirm the Recommendation within ten (10) business days of Parent’s written request to do so following the public disclosure of an Alternative Proposal (other than an Alternative Proposal involving a tender or exchange offer addressed in clause (v)) (provided, however, that the Board of Directors of the Company shall only be required to make such reaffirmation on one occasion with respect to any one Alternative Proposal (with each material amendment to the price or terms of such Alternative Proposal triggering one additional Parent right to request reaffirmation)) (any of the foregoing actions in clauses (i) through (vi), a “Change of Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, in response to an Alternative Proposal that did not result from a material breach of this Section 5.3, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (1) such Alternative Proposal constitutes a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then (x) the Board of Directors of the Company may effect a Change of Recommendation and/or authorize or cause the Company to take the actions in the following clause (y), and/or (y) the Company may, notwithstanding anything in this Agreement to the contrary, terminate this Agreement and concurrently with such termination enter into a Company Acquisition Agreement with respect to such Superior Proposal, provided that prior to taking any such action: (A) the Company provides Parent four (4) business days’

prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.3(b) (it being understood that each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, the four (4) business day period shall be extended for an additional three (3) business days after notification of such change in accordance with Section 5.3(b) and this Section 5.3(d) to Parent); (B) during the applicable period described in clause (A) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the Takeover Notice Period, the Board of Directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Recommendation in response to an Intervening Event if: (i) the Company provides Parent four (4) business days’ prior written notice of its intention to take such action, which notice shall include all material information with respect to any such Intervening Event and a description of the Board of Directors of the Company’s rationale for such action; (ii) during such four (4) business day period described in clause (x), the Company considers and discusses in good faith with Parent and its Representatives any adjustments or modifications to the terms of this Agreement; and (z) at the end of the four (4) business day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (x)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e)    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.3(d) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation).

(f)    As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of related persons (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group of related persons would beneficially own or control, directly or indirectly, twenty percent (20%) or more (on a non-diluted basis) of Company Common Stock, (ii) the acquisition by any person of a business or assets (including any capital stock or other securities) that constitutes or includes twenty (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) the issuance to or acquisition by any person of twenty percent (20%) (on a non-diluted basis) or more of the outstanding shares of Company Common Stock or (iv) a tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any person or group of related persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of Company Common Stock.

(g)    As used in this Agreement “Superior Proposal” shall mean a written Alternative Proposal made after the date of this Agreement by any person that did not result from a material breach of Section 5.3 on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account the financial, legal, regulatory, conditionality

(including whether such proposal is reasonably likely to be consummated if accepted) and other aspects of such proposal; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

(h)    As used in this Agreement “Intervening Event” shall mean any event, change, effect, development, state of facts, condition or occurrence that materially affects the business, financial condition, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole, and that is not known to the Board of Directors of the Company as of the date hereof (or if known, the material consequences were not reasonably foreseeable as of the date hereof); provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) unless reasonably required for the Board of Directors of the Company to consider to satisfy its fiduciary duties under applicable Law, changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (D) unless reasonably required for the Board of Directors of the Company to consider to satisfy its fiduciary duties under applicable Law, changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, or (E) unless reasonably required for the Board of Directors of the Company to consider to satisfy its fiduciary duties under applicable Law, any improvements in conditions resulting from or relating to COVID-19 existing as of the date of this Agreement, including improvements in economic or operating conditions.

Section 5.4    Proxy Statement; Company Meeting.

(a)    The Company shall, as promptly as reasonably practicable after the date of this Agreement (and the Company shall use its reasonable best efforts to cause such filing to occur within twenty (20) business days after the date hereof, so long as Parent promptly complies with its obligations under this Section 5.4(a)), prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 5.3, include the Recommendation, and shall use all reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b)    Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws, to duly call, give notice of, convene and hold a meeting of its stockholders, as promptly as reasonably practicable following the mailing of the Proxy Statement, for the purpose of obtaining the Company

Stockholder Approval (the “Company Meeting”) (except that the Company shall be entitled to one (1) or more adjournments or postponements of the Company Meeting (not to exceed twenty (20) days in the aggregate) if it determines it is reasonably advisable to do so to (A) ensure that any required information is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Meeting or (B) obtain a quorum or to obtain the Company Stockholder Approval), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(c) and Section 5.3(d), use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby; provided that no adjournment or postponement may be made to a date on or after three (3) business days prior to the End Date. Subject to the Board of Directors of the Company not having effected a Change of Recommendation, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Stockholder Approval at the Company Meeting and (y) not submit any Alternative Proposal for approval by the stockholders of the Company.

Section 5.5    Stock Options, Stock Appreciation Rights and Other Stock-Based Awards; Employee Matters.

(a)    Stock Options, Stock Appreciation Rights and Other Stock-Based Awards.

(i)    Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) and each stock appreciation right granted under the Company Stock Plans (each, a “Company SAR”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any such Company Stock Option or Company SAR, as of the Effective Time, become fully vested and be cancelled and terminated as of the Effective Time and converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option or Company SAR and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option or Company SAR, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option and SAR Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock underlying a Company Stock Option or Company SAR equals or exceeds the Merger Consideration, such Company Stock Option or Company SAR shall be cancelled for no consideration as of the Effective Time and the holder thereof shall have no further rights with respect thereto.

(ii)    At the Effective Time, each Company Equity Award granted under the Company Stock Plans, other than Company Stock Options and Company SARs (each, other than Company Stock Options and Company SARs, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time (other than any Company Stock-Based Award granted subsequent to October 2, 2020) shall by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any such Company Stock-Based Award, as of the Effective Time, cease to represent a right or award with respect to shares of Company Common Stock, and shall become fully vested and be cancelled and terminated as of the Effective Time and converted into the right to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the aggregate Option and SAR Consideration, is referred to in this Agreement as the “Equity Award Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment; provided, that, with respect to any payment in respect of any Company Stock-Based Award which immediately prior to such cancellation is “deferred compensation” subject to Section 409A of the Code, the Company shall, prior to the Closing, take all actions reasonably necessary to authorize the termination of such Company Stock-Based Awards in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).

(iii)    For Company Stock Options, Company SARs, and Company Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of Shares underlying the Company Stock Option, Company SAR, or Company Stock-Based Award for purposes hereof shall be deemed to equal the target number of shares of Company Common Stock subject to the applicable Company Stock Option, Company SAR, or Company Stock-Based Award as of the Effective Time.

(iv)    At the Effective Time, Parent shall, to the extent sufficient funds are not available at the Company, deposit the Equity Award Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Plans and Company Stock-Based Awards and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay the Equity Award Consideration through the payroll system of the Surviving Corporation to such holders as promptly as practicable (but in no event later than three (3) business days) following the Effective Time.

(b)    Employee Stock Purchase Plan. The Company may continue to operate the ESPP in accordance with its terms, in the ordinary course consistent with past practice, following the date of this Agreement; provided, that the Company shall not, in any event, after the date of this Agreement: (i) initiate any new offering or offering period under the ESPP other than any to replace an expiring offering or offering period (as applicable) on substantially the same terms and conditions as such expiring offering or offering period (as applicable), and/or (ii) increase the aggregate number of shares available for purchase under the ESPP following the date of this Agreement (it being understood that this proviso shall not be construed to limit an increase in shares that are purchased as a result of variations in employee participation rates or elections or stock price fluctuations). With respect to each option then-outstanding under the ESPP, the fifth (5th) business day immediately prior to the Effective Time will be automatically deemed to be a “Purchase Date” (as defined within the ESPP) and all then-outstanding options granted under the ESPP will be exercised on such date in accordance with the terms and conditions of the ESPP. Following the exercise of all outstanding options, the Company will cause the ESPP (x) not to commence an offering period following the fifth (5th) business day immediately prior to the Effective Time and (y) to terminate as of the Effective Time.

(c)    Employee Matters.

(i)    From and after the Effective Time, Parent and the Surviving Corporation shall honor all Company Benefit Plans and Company Foreign Plans and compensation arrangements and agreements in accordance with their terms (it being understood that nothing herein shall limit or preclude the amendment or termination of any such Company Benefit Plan or Company Foreign Plan in accordance with its terms). For a period of one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues in employment with Parent or one of its affiliates following the Effective Time (each, a “Company Employee”), (A) an annual base salary or wage rate, as applicable, at least equal to the annual base salary or wage rate, as applicable, provided to such Company Employee immediately prior to the Effective Time, (B) cash incentive opportunities (excluding any equity or equity-linked incentive opportunities) that are no less favorable in the aggregate than the cash incentive opportunities provided to such Company Employee as of immediately prior to the Effective Time, and (C) health, welfare and retirement benefits (excluding any defined benefit pension benefits (whether or not tax-qualified) in the United States and any excess benefit or supplemental executive retirement benefits) that are no less favorable in the aggregate than the health, welfare and retirement benefits provided to such Company Employee as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee (excluding each Continuing Employee who, as of immediately prior to the Effective Time, is party to an individual agreement or arrangement with the Company or any of its Subsidiaries that entitles such Continuing Employee to superior severance payments or benefits, including any Change in Control Agreement (as defined in the Company Disclosure Schedule)) whose employment is terminated by Parent or one of its Subsidiaries (including the

Company) in a severance-qualifying termination as set forth on Section 5.5(c)(i) of the Company Disclosure Schedule during such one (1)-year period, severance payments and benefits that are no less favorable than the applicable severance payments and benefits set forth on Section 5.5(c)(i) of the Company Disclosure Schedule (subject to timely execution of an effective release in a form prescribed by Parent (provided that such form shall not impose non-competition or customer non-solicitation covenants on the applicable Company Employee, or any other material restrictions, that would not have applied under the Company’s standard form of release of claims in effect as of the date hereof for the applicable Company Employee), and taking into account the service crediting provisions of Section 5.5(c)(ii)).

(ii)    For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), provided that the foregoing shall not apply with respect to benefit accrual under any final average pay defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans, (A) Parent and the Surviving Corporation shall ensure that each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding Old Plan in which such Company Employee participated immediately before the Effective Time, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent and the Surviving Corporation shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time, and Parent and the Surviving Corporation shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).

(iii)    If directed in writing by Parent at least ten (10) business days prior to the Effective Time, effective no later than the day immediately prior to the Closing Date, the Company shall take or cause to be taken all actions necessary to terminate, as of the Effective Time, any and all Company Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each a “Company 401(k) Plan”), subject to the consummation of the Merger. No later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that the Company has taken action to terminate each Company 401(k) Plan (effective as of immediately prior to the Closing) pursuant to resolutions of the Board of Directors of the Company, as the case may be. The form and substance of such resolutions shall be subject to advance review and approval of Parent (which shall not be unreasonably withheld or delayed).

(iv)    Parent and the Company hereby acknowledge that a “change in control” (or similar phrase) within the meaning of the Company Stock Plans, the Company Benefit Plans and the Company Foreign Plans, as applicable, will occur at the Effective Time.

(v)    With respect to the Company fiscal year in which the Effective Time occurs, Parent shall cause the Surviving Corporation to continue in effect through the end of the Company fiscal year in which the

Closing occurs each annual bonus plan covering Continuing Employees, and each Continuing Employee participating in any such annual bonus plan shall be eligible to earn an annual bonus for such Company fiscal year in accordance with the terms and conditions of the applicable annual bonus plan, based on actual performance determined in accordance with the terms of such Company bonus plan and paid at such times and to the extent that the applicable Continuing Employee would otherwise have become entitled to such bonuses under the applicable Company bonus plan (including based on satisfaction of any continued employment requirements), each as determined by Parent in good faith.

(vi)    The provisions of this Section 5.5(c) are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5(c), express or implied, shall, or shall be construed so as to, confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Parent or any of its affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.5(c), express or implied, shall, or shall be construed so as to: (A) constitute an amendment or modification or deemed amendment or modification of any Old Plan, New Plan or any other plan providing benefits to any employee or other service provider, (B) interfere with the right of Parent or its affiliates to terminate the employment or other service relationship of any of the Company Employees or other service providers at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Company Employees or other service providers, or (C) obligate Parent or its affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

Section 5.6    Efforts.

(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall (and shall cause their Subsidiaries to), and Parent shall cause Siemens Parent and Siemens Parent’s controlled affiliates to, use their respective reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary Approvals from third parties, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, the Company or any of their Subsidiaries or Siemens Parent or any controlled affiliates of Siemens Parent (collectively with Siemens Parent, the “Siemens Parent Affiliates”) be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any Approval required for the consummation of the transactions contemplated by this Agreement under any Contract or agreement (for the avoidance of doubt excluding filing fees required to be paid to a Governmental Entity).

(b)    Without limiting the foregoing, and notwithstanding anything contained in this Agreement to the contrary, Parent agrees to, and shall cause Siemens Parent and Siemens Parent’s controlled affiliates to, and with respect to CFIUS, as applicable, the Company also agrees to (and shall cause its Subsidiaries to) upon Parent’s written request, use its reasonable best efforts, and agrees to take, and shall cause Siemens Parent and Siemens Parent’s controlled affiliates to take, promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity, so as to enable the Closing to occur as promptly as reasonably practicable (and in any event no later than the End Date), including, but not limited to: (i) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of Parent’s, Siemens Parent’s or any of their respective Subsidiaries’ or Siemens Parent Affiliates’ assets, properties or businesses or of the Company’s (or any of its Subsidiaries’) assets, properties or businesses to be acquired by Parent pursuant hereto, and the entrance into such other arrangements, in each case, as are necessary to obtain an Approval under any Regulatory Law, or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding pursuant to any Regulatory Law, which would otherwise have the effect of restraining or preventing the consummation of the transactions contemplated by this Agreement by the End Date; (ii) creating, terminating, modifying, amending or divesting relationships, ventures, contractual rights or obligations, including entering into, or offering or committing to enter into any supply or services agreements involving Parent’s, Siemens Parent’s or any of their respective Subsidiaries’ or Siemens Parent Affiliates’ or the Company’s products or services or restrictions on Parent’s, Siemens Parent’s or any of their respective Subsidiaries’ or Siemens Parent Affiliates’ or the Company’s businesses requested by any Governmental Entity, in each case, as are necessary to obtain an Approval under any Regulatory Law, or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding pursuant to any Regulatory Law, which would otherwise have the effect of restraining or preventing the consummation of the transactions contemplated by this Agreement by the End Date; (iii) defending through litigation on the merits, jointly with the Company (as requested by Parent or required by Law or by the applicable Governmental Entity), any claim asserted in court pursuant to any Regulatory Law or by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) under any Regulatory Law that would restrain or prevent the Closing from occurring by the End Date; and (iv) taking, or causing to be taken, all other actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (collectively, the “Regulatory Actions”); provided, however, that nothing in this Section 5.6 or otherwise in this Agreement shall require Parent or its Subsidiaries or affiliates to commit to or effect any action or agreement that is not conditioned upon the consummation of the Merger; provided, further, that nothing in this Section 5.6 or otherwise in this Agreement shall require Parent or its Subsidiaries or affiliates to (and the Company and its Subsidiaries shall not, without Parent’s prior written consent) offer, propose, negotiate, commit to, take or effect any Regulatory Action that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries and Siemens Parent Affiliates, taken as a whole, in each case measured on a scale relative to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries shall not, without Parent’s prior written consent, offer, negotiate or agree to stay, toll or extend any applicable waiting or review period under any Regulatory Law or delay or extend the timeline under any Regulatory Law for the consummation of the transactions contemplated by this Agreement, or offer, propose, negotiate, commit to, take or effect any of the actions or agreements in Section 5.6(b)(i), (ii) or (iii) above in connection with seeking Approvals under applicable Regulatory Laws, or offer, propose, negotiate, commit or take any action to alter the Company’s or its Subsidiaries’ businesses or commercial practices in any way in connection with seeking Approvals under applicable Regulatory Laws, or otherwise offer, propose, negotiate, take or commit to take any action that limits Parent’s (or any of its Subsidiaries’ or Siemens Parent Affiliates’) freedom of action with respect to, or Parent’s (or any of its Subsidiaries’ or Siemens Parent Affiliates’) ability to retain any of the businesses, product lines or assets of, the Company or its Subsidiaries or otherwise receive the full benefits of this Agreement in connection with seeking Approvals under applicable Regulatory Laws.

(c)    In furtherance and not in limitation of the covenants contained in this Section 5.6, the Company and Parent and their respective Subsidiaries shall, and Parent shall cause Siemens Parent to, (i) within twenty (20) business days after the date of this Agreement, make their respective Filings under the HSR Act, (ii) as promptly as reasonably practicable after the date of this Agreement, make all Filings required under the Regulatory Laws listed on Section 4.2(b)(iv) of the Parent Disclosure Schedule, (iii) consult and cooperate with each other in connection with making all Filings under the HSR Act and the Regulatory Laws listed on Section 4.2(b)(iv) of the Parent Disclosure Schedule, communications, submissions, and any other actions pursuant to this Section 5.6, (iv) promptly provide information and documents in response to any requests from Governmental Entities pursuant to Regulatory Laws and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent or Siemens Parent, as the case may be, or any of their respective Subsidiaries or affiliates, from any third party and/or any Governmental Entity with respect to such transactions; provided, however, that materials may be provided to the other party on a counsel-only basis as necessary (A) to comply with contractual agreements, and (B) to address reasonable privilege or confidentiality concerns. The Company and Parent shall consult with each other on the strategy for the Filings and Approvals related to Regulatory Laws and litigation matters relating to Regulatory Laws, and shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any Filings, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made with, or submitted to, any Governmental Entity in relation to any Regulatory Law in connection with the transactions contemplated by this Agreement; provided that, without limiting Parent’s obligations under this Section 5.6, Parent shall control the strategy and course of action, and make all final determinations, related to Regulatory Laws, including but not limited to the timing of Filings and all actions and decisions regarding any Regulatory Actions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to any Governmental Entity. Each of the Company and Parent agrees not to, without the prior written consent of the other party (which consent shall not be unreasonably withheld), participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. As promptly as reasonably practicable following the date of this Agreement, Parent and Company shall, and Parent shall cause Siemens Parent to, (x) arrange a meeting or discussion with CFIUS, (y) submit a draft joint voluntary notice or declaration to CFIUS and (z) submit a final joint voluntary notice or declaration to CFIUS, each with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended (“DPA”). Each of Parent and the Company shall, and Parent shall cause Siemens Parent to, respond to any request for information from CFIUS in the timeframe set forth in 31 C.F.R. Part 800 (the “CFIUS Regulations”); provided, however, that either party, after consultation with the other party, may request in good faith an extension of time pursuant to the CFIUS Regulations to respond to CFIUS requests for follow-up information; provided that under no circumstance may a party request any extension that causes CFIUS to reject the voluntary notice or declaration filed by the parties or modifies the time for CFIUS review or investigation.

(d)    Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied in all material respects with its obligations under this Section 5.6.

(e)    For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1), the Defense Production Act of 1950, as amended, the International Traffic in Arms Regulations, applicable requirements of the National Industrial Security Program, the Export Administration Regulations, the embargoes and restrictions administered by the United States Office of Foreign Assets Control and any Executive Orders of the President regarding embargoes and restrictions on trade with designated countries, entities and persons, and all other Laws, including any antitrust, competition, merger control or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) regulate foreign investment in any nation or region or protect the national security of any nation or region.

Section 5.7     Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8    Public Announcements. Except as may be related to an Alternative Proposal or a Change of Recommendation, the Company and Parent will, and Parent will cause Siemens Parent to, consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to, and Parent agrees to cause Siemens Parent to, issue a joint press release announcing this Agreement.

Section 5.9    Indemnification and Insurance.

(a)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.

(b)    Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of the Company). In the event of any such actual or threatened Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such actual or threatened Proceeding.

(c)    The Company shall purchase prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. In the event that such a “tail” policy is not obtained, for a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e)    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10    Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11    Shareholder Litigation. The Company shall give Parent notice as promptly as practicable of, and the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense or settlement of any stockholder litigation against the Company or its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transactions contemplated by this Agreement. The Company shall not settle any shareholder litigation against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without Parent’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) the costs of such settlement do not exceed, individually, and the costs of all such settlements do not exceed, in the aggregate, the dollar amounts set forth on Section 5.11 of the Company Disclosure Schedule and (c) to the extent such parties are named in such litigation, such settlement includes an express, complete and unconditional release of Siemens Parent and its Subsidiaries and their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable. The Company shall keep Parent reasonably and promptly informed with respect to the status of such litigation.

Section 5.12    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and the Surviving Corporation and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable on its part under applicable Laws and the rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be voluntarily delisted from the New York Stock Exchange prior to the Effective Time.

Section 5.13    Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director of the Company, and any director of a Subsidiary of the Company, to the extent requested by Parent, to execute and deliver a letter on the Closing Date effectuating his or her resignation as a director of such entity effective as of the Effective Time.

Section 5.14    Repayment and Termination of Existing Credit Agreement. The Company shall use its commercially reasonable efforts to deliver to Parent, at least five (5) Business Days prior to the Closing Date, a draft of, and on or prior to the Closing Date, an executed copy of, a customary payoff letter from the agent under the Credit Agreement dated as of April 3, 2018, among Bank of America, N.A., the Company and the lender parties thereto, as amended by the Second Amendment to Credit Agreement dated as of November 1, 2019, among Bank of America, N.A., the Company and the lenders party thereto (as such agreement may be amended, modified, supplemented, replaced or refinanced, the “Existing Credit Agreement”) relating to the repayment in full of all obligations thereunder or secured thereby (with funds provided by or on behalf of Parent), the termination of all commitments in connection therewith and, if applicable, the release of all Liens securing the obligations thereunder (the “Payoff Letter”), subject to the occurrence of the Closing. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) deliver to the agent under the Existing Credit Agreement, within the time periods specified therein, any prepayment and termination notice required for the termination of commitments and the repayment of outstanding amounts under the Existing Credit Agreement on and subject to the occurrence of the Closing (with funds provided by or on behalf of Parent) and (ii) cause the agent under the Existing Credit Agreement to, concurrently with or promptly following the Closing (and subject to Parent’s compliance with the immediately following sentence), if applicable, file (or authorize the filing of) any UCC termination statements and terminations of control agreements necessary in order to effect the release of Liens, if any, on the assets of the Company and certain of its Subsidiaries securing the obligations of the Company and certain of its Subsidiaries under the Existing Credit Agreement. At the Closing, Parent shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable under the Existing Credit Agreement in accordance with the Payoff Letter (including all Obligations (as defined in the Existing Credit Agreement)) and shall have made arrangements with respect to Letters of Credit (as defined in the Existing Credit Agreement) satisfactory to the Administrative Agent (as defined in the Existing Credit Agreement) and the L/C Issuer (as defined in the Existing Credit Agreement).

Section 5.15     Financing Cooperation. Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to provide, upon reasonable request by Parent, such cooperation as is necessary and customary to assist Parent and its affiliates in the preparation and consummation of a potential issuance of equity, unsecured debt securities or unsecured syndicated bank debt, in each case, for the purpose of financing the Merger (the “Financing,” and any banks mandated by Parent or its affiliates for purposes of such Financing, the “Lenders”) including by using reasonable best efforts to: (a) provide to Parent or any of its designated Affiliates and the Lenders as promptly as practicable after their written request therefor all customary historical financial and other information of the Company and its Subsidiaries required to be made available for purposes of the arrangement or consummation of the Financing; (b) if requested by Parent in writing, assist Parent or any of its designated Affiliates in the preparation of customary prospectuses and/or offering documents, private placement memoranda and similar marketing documents and ratings agency presentation materials (together the “Marketing Documents”) required in connection with the consummation of the Financing; and (c) if requested by Parent in writing, cooperate with the advisors retained by Parent or its Affiliates for the purpose of producing customary pro forma financial information on the Company and its Subsidiaries under applicable accounting standards and procedures for purposes of inclusion in the Marketing Documents, if required in connection with the consummation of the Financing; provided, in each case, that notwithstanding the foregoing or anything to the contrary provided herein, nothing in this Section 5.15 shall require the Company or any of its Subsidiaries to (i) execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, (ii) take any action that would reasonably be expected to cause any condition to Closing set forth in this Agreement to fail to be satisfied, (iii) take any action that would reasonably be expected to cause any violation, breach or default (with or without notice, lapse of time, or both) of this Agreement or any contract to which the Company or any of its Subsidiaries is a party, (iv) take any action that would conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (v) take any action that would cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (vi) provide access to or disclose information in a way that the Company or any of its Subsidiaries determines would jeopardize any attorney-client or other privilege of the

Company or any of its Subsidiaries, (vii) take any corporate actions prior to the Closing to permit the consummation of, or otherwise in connection with, the Financing, (viii) prepare any financial statements or information that are not available to the Company and prepared in the ordinary course of its financial reporting practice, (ix) pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time, or (x) take any action to the extent it would unreasonably disrupt the conduct of the Company’s or any of its Subsidiaries’ respective businesses. Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries from and against any and all damages, expenses, liabilities and costs incurred in connection with the Financing or any cooperation or information provided in connection therewith or any action taken by the Company or any of its Subsidiaries pursuant to this Section 5.15. Parent shall promptly reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and ratings agencies’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation described in this Section 5.15. The Company hereby releases Parent from any restrictions under the Confidentiality Agreement regarding contact with potential Lenders and hereby agrees that potential Lenders are “Representatives” of Parent under the Confidentiality Agreement; provided, that, in no event shall Parent, Merger Sub or any of their affiliates be permitted to disclose to any potential Lender or any other person any information about the Company or any of its Subsidiaries if such disclosure would, if disclosed by the Company (i) violate any Law or the rules of any stock exchange absent a public disclosure by the Company or (ii) violate any Contract. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.3(b), as it applies to the Company’s obligations under this Section 5.15, shall be deemed satisfied unless the Company has willfully breached its obligations under this Section 5.15, and such willful breach has been the principal cause of the Financing not being obtained by the End Date.

Section 5.16    Pre-Closing Reorganization. The Company agrees that upon written request by Parent, the Company shall consider in good faith (a) cooperating with Parent to determine the nature of, and (b) implementing or having its wholly-owned Subsidiaries implement, in each case, such corporate reorganizations of the Company’s Subsidiaries’ corporate structure as Parent may reasonably request in writing at least twenty (20) days prior to the Closing to provide for the optimal structure of the Company’s Subsidiaries at the Closing; provided that, if the Company provides such cooperation or implementation, it shall be at Parent’s sole cost and expense and subject to applicable Laws (the “Pre-Closing Reorganization”). For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Company shall not be required to cooperate with or participate in or to effect (and will not be required to cause any of its Subsidiaries to cooperate, participate in or to effect) any Pre-Closing Reorganization or take any other action pursuant to this Section 5.16 if the Company determines in good faith that such Pre-Closing Reorganization (i) could not be unwound in the event the Merger is not consummated without adversely affecting or being prejudicial to the Company or any of its Subsidiaries, (ii) would result in any contravention or breach by the Company or any of its Subsidiaries of their respective organizational documents, any Contract or any Law or Permit, (iii) would be effected earlier than the day before the Closing Date, (iv) would change the form or reduce the amount of the Merger Consideration or change the Tax consequences to the Company’s stockholders, (v) would require the Company to obtain the prior approval of the Company’s stockholders, (vi) would prevent, impair or delay the consummation of the Merger or the satisfaction of any condition to the obligations of the parties set forth in Article VI, including any approval required from a Governmental Entity or any other person, or (vii) would otherwise have a more than de minimis adverse effect on the Company or any of its Subsidiaries in the event the Closing does not occur (taking into account the indemnity provided by Parent pursuant to the final sentence of this Section 5.16). Parent must provide written notice to the Company of any proposed Pre-Closing Reorganization as promptly as practicable (and, in any event, at least twenty (20) days prior to the Closing Date). Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub each hereby waives any breach of a representation, warranty, covenant or agreement by the Company where such breach is a result of an action taken by the Company or any of its Subsidiaries relating to the Pre-Closing Reorganization. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to take any action pursuant to this Section 5.16 unless Parent and Merger Sub have confirmed in writing that all of the conditions to Closing have been satisfied or waived and that they will consummate the Closing on the date of the consummation of the Pre-Closing Restructuring. Parent shall indemnify and hold harmless the Company and its Subsidiaries, on an after-Tax basis (determined without taking into account any Tax attributes of the Company or any of its Subsidiaries), from and against any and all liabilities, losses (including any out-of-pocket costs, fees, and expenses, including reasonable attorneys’ fees), Taxes, damages, claims, penalties, interest, awards, and judgments suffered or incurred in connection with or as a result of any completed or proposed Pre-Closing Reorganization and any reversal, unwind, modification or termination thereof.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    No injunction or order of any Governmental Entity of competent jurisdiction shall have been entered or issued and shall continue to be in effect and no Law shall have been adopted, enacted or promulgated by a Governmental Entity of competent jurisdiction that remains in effect, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger.

(c)    All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and all Approvals under the Regulatory Laws listed on Section 6.1(c) of the Parent Disclosure Schedule shall have been obtained or shall have occurred, as applicable.

(d)    The CFIUS Approval shall have been obtained. For the purposes of this Agreement, “CFIUS Approval” means Parent and the Company shall have received: (i) as a result of a joint voluntary notice or declaration submitted to CFIUS, written notice from CFIUS that review of the transaction contemplated by this Agreement under Section 721 of the DPA has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction, and advised that action under said Section 721, and any investigation related thereto, has been concluded with respect to such transaction; (ii) written confirmation that the notified transaction is not a “covered transaction”, “covered investment”, or “covered real estate transaction” as those terms are defined by the DPA’s implementing regulations, and therefore is not subject to review by CFIUS; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and the Company and either (A) the period under the DPA, during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)    (i) the representations and warranties of Parent and Merger Sub set forth in Article IV that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV that are not qualified by a “Parent Material Adverse Effect” (without giving any effect to materiality or similar qualifiers contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(b)    Siemens Parent, Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Letter of Support (as applicable) to be performed or complied with by them prior to the Effective Time.

(c)    Each of Siemens Parent and Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment of the following conditions:

(a)    (i) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(f)(ii)) set forth in Article III that are qualified by a “Company Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), (ii) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(f)(ii)) set forth in Article III that are not qualified by a “Company Material Adverse Effect” (without giving any effect to materiality or similar qualifiers contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, and (iii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(c) and 3.2(f)(ii) shall be true and correct in all but de minimis respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (iv) the representations and warranties of the Company set forth in Sections 3.2(b) and 3.2(d) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).

(b)    The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)    The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

Section 6.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s (including, with respect to Parent and Merger Sub, Siemens Parent’s) breach of any provision of this Agreement (including Section 5.6) or the Letter of Support.

ARTICLE VII

TERMINATION

Section 7.1    Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent if the Effective Time shall not have occurred on or before August 2, 2021 (the “End Date”); provided that if, on the End Date, any of the conditions set forth in Section 6.1(b) (solely as it relates to an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law), Section 6.1(c) or Section 6.1(d) shall not have been satisfied but all other conditions set forth in Article VI either have been satisfied or waived or would be satisfied if the Closing were to occur on such date, then the End Date shall automatically, without any action on the part of the parties hereto, be extended to October 2, 2021, and such date shall become the “End Date” for purposes of this Agreement; provided, further, that if, on October 2, 2021, any of the conditions set forth in Section 6.1(b) (solely as it relates to an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law), Section 6.1(c) or Section 6.1(d) shall not have been satisfied but all other conditions set forth in Article VI either have been satisfied or waived or would be satisfied if the Closing were to occur on such date, then the End Date shall automatically, without any action on the part of the parties hereto, be further extended to December 2, 2021, and such date shall become the “End Date” for purposes of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have caused the failure to consummate the Merger on or before such End Date (it being understood that a breach of this Agreement by Merger Sub or breach of the Letter of Support by Siemens Parent shall be deemed to be a breach by Parent for all purposes of this Agreement);

(c)    by either the Company or Parent if (i) an injunction or order shall have been entered or issued by a Governmental Entity, (ii) a Law shall have been adopted, enacted or promulgated by a Governmental Entity or (iii) a decision shall have been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently prevents, restrains, enjoins, suspends, makes illegal or otherwise prohibits the consummation of the Merger and, in the case of an injunction, order or decision, such injunction or order shall have become final and non-appealable or such decision shall have become final; provided that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(c) unless such party (or Siemens Parent in the case of a purported termination by Parent) has complied in all material respects with its obligations under Section 5.6 (and, in the case of Siemens Parent, under the Letter of Support);

(d)    by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)    by the Company, if Siemens Parent, Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Letter of Support, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, or, if curable, is not cured (A) within thirty (30) days following the Company’s delivery of written notice to Siemens Parent, Parent or Merger Sub of such breach (which notice shall specify in reasonable detail the nature of such breach) or (B) within any shorter period of time that remains between the date the Company delivers the notice described in the foregoing subclause (A) and the day prior to the End Date (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or Section 6.3);

(f)    by Parent, if the Company shall have (i) breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date, or, if curable, is not cured (I) within thirty (30) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach) or (II) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (I) and the day prior to the End Date, or (ii) materially breached any of its obligations under Section 5.3 prior to the Company Stockholder Approval (provided, however, in each case of clauses (i) or (ii) that neither Siemens Parent, Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or Section 6.2);

(g)    by the Company, prior to the Company Stockholder Approval, if concurrently with such termination the Company enters into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(d) and pays the Company Termination Fee pursuant to Section 7.2(a); or

(h)    by Parent, prior to the Company Stockholder Approval, in the event that the Board of Directors of the Company has effected a Change of Recommendation, whether or not permitted by the terms hereof.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 and Article VIII, which shall survive such termination), and there shall be no other liability on the part of the Company, Parent or Merger Sub to any other party except (i) subject to Section 7.2(e), liability arising out of fraud or a willful breach of a covenant or other obligation set forth in this Agreement prior to such termination or as provided for in the Confidentiality Agreement, in which case all rights and remedies available at Law or in equity shall be available (the “Willful Breach Liability Provision”), and (ii) as provided in Section 7.2. For purposes of this Agreement, “willful breach” shall mean a material breach that results from or is a consequence of a deliberate action taken or a deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a breach of this Agreement.

Section 7.2     Termination Fees.

(a)    Notwithstanding any provision in this Agreement to the contrary, if (i) (A) after the date of this Agreement and prior to the termination of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at least five (5) business days prior to, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or by Parent, prior to the Company Stockholder Approval, pursuant to Section 7.1(f) and (C) within twelve (12) months after such termination, the Company consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated, or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of four hundred fifty million dollars ($450,000,000) in cash (the “Company Termination Fee”), such payment to be made, in the case of a termination referenced in clause (i) above, within two (2) business days following Parent’s request pursuant to Section 7.2(e) following the consummation of the Qualifying Transaction, or in the case of clause (ii) above, within two (2) business days following Parent’s request pursuant to Section 7.2(e) following the termination by the Company pursuant to Section 7.1(g) or within two (2) business days of Parent’s request pursuant to Section 7.2(e) after termination by Parent pursuant to Section 7.1(h); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b)    Notwithstanding any provision in this Agreement to the contrary, in the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.3(a) and Section 6.3(b) have been satisfied (other than, in the case of Section 6.1(b), for the failure to be satisfied resulting from an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law, in each case other than a CFIUS Order) and the condition set forth in Section 6.1(c) has not been satisfied, or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(c) as the result of an injunction or order entered or issued by a Governmental Entity under any Regulatory Laws or the adoption, enactment or promulgation by a Governmental Entity of any Regulatory Law, in each case other than a CFIUS Order (an “Antitrust Order”), then in any such case Parent shall, upon a request from the Company, pay to the Company a fee of nine hundred twenty-five million dollars ($925,000,000) in cash (the “Parent Antitrust Termination Fee”) in accordance with this Section 7.2(b), it being understood that in no event shall Parent be required to pay the Parent Antitrust Termination Fee on more than one (1) occasion and in no event shall Parent be required to pay both the Parent Antitrust Termination Fee and the Parent CFIUS Termination Fee. The Parent Antitrust Termination Fee shall be paid to the Company promptly following the Company’s request (only if the Company so requests) in accordance with Section 7.2(e) after termination of this Agreement by the Company or Parent upon the circumstances described in this Section 7.2(b) (and in any event not later than two (2) business days after delivery to Parent of notice of request for payment (if the Company so requests) in accordance with Section 7.2(e)).

(c)    Notwithstanding any provision in this Agreement to the contrary, in the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.3(a) and Section 6.3(b) have been satisfied (other than, in the case of Section 6.1(b), for the failure to be satisfied resulting from a decision issued or promulgated by CFIUS or the President of the United States) and the condition set forth in Section 6.1(d) has not been satisfied, or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(c) as the result of a decision issued or promulgated by CFIUS or the President of the United States (a “CFIUS Order”), then in any such case Parent shall, upon a request from the Company, pay to the Company a fee of four hundred fifty million dollars ($450,000,000) in cash (the “Parent CFIUS Termination Fee,” and collectively with the Parent Antitrust Termination Fee, the “Parent Termination Fees”) in accordance with this Section 7.2(c), it being understood that in no event shall Parent be required to pay the Parent CFIUS Termination Fee on more than one (1) occasion and in no event shall Parent be required to pay both the Parent Antitrust Termination Fee and the Parent CFIUS Termination Fee. In the event this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c) at a time when both an Antitrust Order has become final and non-appealable and a CFIUS Order have become final, the applicable Parent Termination Fee shall be determined based on which of the Antitrust Order and the CFIUS Order shall have first become final (and non-appealable, as applicable). The Parent CFIUS Termination Fee shall be paid to the Company promptly following the Company’s request (only if the Company so requests) in accordance with Section 7.2(e) after termination of this Agreement by the Company or Parent upon the circumstances described in this Section 7.2(c) (and in any event not later than two (2) business days after delivery to Parent of notice of request for payment (if the Company so requests) in accordance with Section 7.2(e)).

(d)    Each party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. Each party further acknowledges that neither the Company Termination Fee nor either of the Parent Termination Fees is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which the applicable fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, unless a Company Termination Fee or either of the Parent Termination Fees has been paid in accordance with Section 7.2(e), this sentence shall not limit any party’s rights under the Willful Breach Liability Provision or Section 8.5. In addition, if the applicable party fails (the “Failing Party”) to pay in a timely manner any amount due pursuant to this Section 7.2, then (i) the Failing Party shall reimburse the other party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Failing Party shall pay to the other party interest on the amounts payable pursuant to this Section 7.2 from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(e)    Notwithstanding anything to the contrary in this Agreement, in the event: (i) the Company requests in writing, within sixty (60) business days following an applicable termination of this Agreement, payment by Parent of the applicable Parent Termination Fee and Parent pays such Parent Termination Fee to the Company, payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Company and none of Parent, its Subsidiaries or any of their affiliates shall have any liability to the Company or its Subsidiaries or affiliates or any other person under this Agreement or the Letter of Support in the event of termination of this Agreement and (ii) Parent requests in writing, within sixty (60) business days following an applicable termination of this Agreement, payment by the Company of the Company Termination Fee and the Company pays such Company Termination Fee to Parent, payment of such Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and none of the Company, its Subsidiaries or any of their affiliates shall have any liability to Parent or its Subsidiaries or affiliates or any other person under this Agreement or the Letter of Support in the event of termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, if either the Company or Parent does not request the applicable Parent Termination Fee or the Company Termination Fee, as applicable, when payable within the applicable sixty (60) business day period, then the Company or Parent, as applicable, shall be deemed to have irrevocably waived receipt of such fee and shall have no further right to receive such fee, and such fee shall not be payable under any circumstances; provided that this sentence shall not limit any rights to seek or obtain any other remedies.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, the parties understand and agree that the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms contemplate performance after the Effective Time, including the covenants and agreements contained in Section 5.5(c) and 5.9 and this Section 8.1, shall survive the Effective Time.

Section 8.2    Expenses. Except as set forth in Sections 5.9(b), Section 5.15 and 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses (and, for the avoidance of doubt, Parent shall pay the filing fee in connection with any joint voluntary notice submitted to CFIUS); provided that, except to the extent provided in the last sentence of Section 2.2(b)(ii), the Company shall be responsible for any Taxes imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in two (2) or more consecutive counterparts (including by facsimile or by e-mail with .pdf attachments or DocuSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5    Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and the parties hereby waive any requirement for the securing or posting of any bond in connection with such remedy (it being understood that such remedy shall not be deemed to be the exclusive remedy for the parties, but shall be in addition to all other remedies available to the parties), and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto hereby agrees that service of process upon such party in any action or proceeding with respect to this Agreement will be effective if notice is given in accordance with Section 8.7 and waives any further requirements for such service of process.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7    Notices. Any notice, consent or other communication required to be given hereunder shall be sufficient if in writing, and sent by e-mail transmission (without receipt of a delivery failure notice), facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub or the Guarantor:

Siemens Healthineers Holding I GmBH
Gewerbering 22, D-91341
Roettenbach, Germany
E-mail:	dagmar.mundani@siemens-healthineers.com
marco.stuelpner@siemens-healthineers.com

Fax:	+49 (9131) 84-8807
+49 (9131) 84-4552
Attention:	General Counsel, Dagmar Mundani
Head of M&A, Marco Stuelpner

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
E-mail:	charles.ruck@lw.com
josh.dubofsky@lw.com
leah.sauter@lw.com
Fax:	1 (212) 751-4864
Attention:	Charles K. Ruck, Esq.
Joshua M. Dubofsky, Esq.
Leah R. Sauter, Esq.

To the Company:

Varian Medical Systems, Inc.
3100 Hansen Way
Palo Alto, CA
E-mail:	Michael.Hutchinson@varian.com
Fax:	(650) 424-6822
Attention:	Michael Hutchinson, Senior Vice President, Chief Legal Officer

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
E-mail:	DCKarp@wlrk.com
RCChen@wlrk.com
VSapezhnikov@wlrk.com
Fax:	(212) 403-2000
Attention:	David C. Karp, Esq.
Ronald C. Chen, Esq.
Viktor Sapezhnikov, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Section 8.8 shall be null and void.

Section 8.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Letter of Support and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a) and 5.9, in each case from and after the Closing, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Subject to the provisions of Article VII, Parent, Merger Sub and the Guarantor expressly acknowledge and agree that the Company shall have the right, on behalf of its stockholders, to pursue damages against Siemens Parent, Parent, Merger Sub and/or the Guarantor for the loss of the Merger Consideration in the event of any breach of this Agreement by Parent, Merger Sub or the Guarantor or of the Letter of Support by Siemens Parent.

Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14     Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lenders, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Lenders in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Lenders will have any liability to the Company or any of the Company Subsidiaries or any of their respective controlled affiliates (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other party hereto agrees that) the Lenders are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and such provisions and the definition of “Lenders” shall not be amended in any way materially adverse to the Lenders without the prior written consent of the Lenders.

Section 8.15    Guarantee.

(a)    Without limiting any obligation or liability of Siemens Parent under the Letter of Support, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Parent and Merger Sub of all of their obligations, liabilities, covenants and agreements to the Company pursuant to the terms of this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This is a guarantee of payment and performance, and not of collectibility. The obligations of the Guarantor under this Section 8.15 are absolute and unconditional in respect of satisfying the Guaranteed Obligations and shall be enforceable against the Guarantor to the same extent as if the Guarantor were the primary obligor (and not merely a surety) under this Agreement. The Guarantor hereby represents and warrants to the Company that (a) it is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Section 8.15; (b) the execution, delivery and performance by it of this Agreement has been duly and validly authorized and approved by all necessary corporate action, and no other corporate actions or proceedings on the part of it are necessary therefor; and (c) this Agreement has been duly and validly executed and delivered by it and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles. Until the payment in full of the

Guaranteed Obligations, the Guarantor waives (i) any of the following rights it may have against Parent: subrogation, set-off, reimbursement, exoneration, contribution or indemnification, and (ii) any right to participate in any claim or remedy of the Company against Parent, in the case whether or not such claim, remedy or right arises in equity or under contract, statute or common law. For the avoidance of the doubt, in the event this Agreement is terminated, the Company shall in no event have the right to receive from the Guarantor any amount that would exceed the amounts that the Company and/or its stockholders are or may be entitled to receive or claim under or in connection with this Agreement.

(b)    The Guarantor hereby waives as to itself promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, and all suretyship defenses (it being understood that nothing in this sentence shall be deemed a waiver by the Guarantor of the obligation of any other party to this Agreement to deliver notice pursuant to the terms of this Agreement). The Guarantor agrees that the Guaranteed Obligations shall not be discharged except by complete performance or payment of the amounts payable under this Agreement, as applicable, and that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the transactions contemplated by this Agreement; or (iv) the adequacy of any other means the Company may have of obtaining payment related to any of the Guaranteed Obligations. If at any time payment under the Agreement is rescinded or must be otherwise restored or returned by the Company or any of its shareholders or affiliates upon the insolvency, bankruptcy or reorganization of the Guarantor, Parent, Merger Sub or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by the Company or its shareholders or affiliates, all as though such payment had not been made. The Guarantor shall be entitled to any and all defenses that Parent and Merger Sub have under this Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.

(c)    The Guarantor hereby expressly acknowledges and agrees to be bound by this Article VIII.

Section 8.16    Definitions.

(a)    References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner or managing member (excluding partnerships or other entities in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership or other entity). References in this Agreement (except as specifically otherwise defined) to “affiliates” or “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. References in this Agreement (except as specifically otherwise defined) to a “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media, and any permitted successors and assigns of such person. As used in this

Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York City, Palo Alto, California, London, England or Munich, Germany are authorized by Law or executive order to be closed. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

affiliates	Section 8.16(a)
Affiliates	Section 8.16(a)
Agreement	Preamble
Alternative Proposal	Section 5.3(f)
Anti-corruption Laws	Section 3.23(a)
Antitrust Order	Section 7.2(b)
Approval	Section 3.3(b)
Book-Entry Shares	Section 2.2(a)
business day	Section 8.16(a)
Cancelled Shares	Section 2.1(b)
Capitalization Date	Section 3.2(a)
CARES Act	Section 3.14(d)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
CFIUS	Section 3.3(b)
CFIUS Approval	Section 6.1(d)
CFIUS Order	Section 7.2(c)
CFIUS Regulations	Section 5.6(c)
Change of Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Company	Preamble
Company 401(k) Plan	Section 5.5(c)(iii)
Company Acquisition Agreement	Section 5.3(d)
Company Approvals	Section 3.3(b)
Company Benefit Plans	Section 3.9(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employee	Section 5.5(c)(i)
Company Equity Awards	Section 3.2(a)
Company Foreign Plan	Section 3.9(a)
Company IT Assets	Section 3.15(f)
Company Leased Property	Section 3.24(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.18(a)
Company Meeting	Section 5.4(b)
Company Owned Property	Section 3.24(a)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)

Company Real Property	Section 3.24(b)
Company SAR	Section 5.5(a)(i)
Company SEC Documents	Section 3.4(a)
Company Stock Option	Section 5.5(a)(i)
Company Stock Plans	Section 3.2(a)
Company Stock-Based Award	Section 5.5(a)(ii)
Company Stockholder Approval	Section 3.17
Company Termination Fee	Section 7.2(a)
Confidentiality Agreement	Section 5.2(b)
Contract	Section 3.2(g)
control	Section 8.16(a)
COVID-19	Section 3.1
COVID-19 Measures	Section 3.1
Data Protection Laws	Section 3.7(e)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
DPA	Section 5.6(c)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Environmental Law	Section 3.8(b)
Equity Award Consideration	Section 5.5(a)(ii)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(c)
ESPP	Section 3.2(a)
Exchange Act	Section 3.3(b)
Exchange Fund	Section 2.2(a)
Existing Credit Agreement	Section 5.14
Failing Party	Section 7.2(d)
Filing	Section 3.3(b)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(b)
Guaranteed Obligations	Section 8.15
Guarantor	Preamble
Hazardous Substance	Section 3.8(c)
Health Care Laws	Section 3.21(h)
HIPAA	Section 3.7(e)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.9(b)
Intellectual Property	Section 3.15(a)
Intervening Event	Section 5.3(h)
knowledge	Section 8.16(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lease	Section 3.24(b)
Lenders	Section 5.15
Letter of Support	Recitals
Lien	Section 3.3(c)
Marketing Documents	Section 5.15
Material Customer	Section 3.19(a)
Material Customer Agreement	Section 3.19(a)
Material Reseller	Section 3.19(c)
Material Reseller Agreement	Section 3.19(c)

Material Supplier	Section 3.19(b)
Material Supplier Agreement	Section 3.19(b)
Medical Device	Section 3.21(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.5(c)(ii)
Old Plans	Section 5.5(c)(ii)
Open Source Software	Section 3.15(e)
Option and SAR Consideration	Section 5.5(a)(i)
Parent	Preamble
Parent Antitrust Termination Fee	Section 7.2(b)
Parent Approvals	Section 4.2(b)
Parent CFIUS Termination Fee	Section 7.2(c)
Parent Disclosure Schedule	ARTICLE IV
Parent Material Adverse Effect	Section 4.1
Parent Termination Fees	Section 7.2(c)
Paying Agent	Section 2.2(a)
Payoff Letter	Section 5.14
Permits	Section 3.7(b)
Permitted Lien	Section 3.3(c)
person	Section 8.16(a)
Personal Information	Section 3.7(e)
Pre-Closing Reorganization	Section 5.16
Privacy Requirements	Section 3.7(e)
Proxy Statement	Section 3.12
Public Official	Section 3.23(b)
Qualifying Transaction	Section 7.2(a)
Recommendation	Section 3.3(a)
Regulatory Actions	Section 5.6(b)
Regulatory Law	Section 5.6(e)
Regulatory Permits	Section 3.21(j)
Representatives	Section 5.2(a)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.4(a)
Share	Section 2.1(a)
Shares	Section 2.1(a)
Siemens Parent	Recitals
Siemens Parent Affiliates	Section 5.6(a)
Social Security Act	Section 3.21(f)
Subsidiaries	Section 8.16(a)
Superior Proposal	Section 5.3(g)
Surviving Corporation	Section 1.1
Takeover Notice Period	Section 5.3(d)
Tax Return	Section 3.13(b)
Taxes	Section 3.13(b)
Termination Date	Section 5.1(a)
WARN Act	Section 3.14(c)
willful breach	Section 7.1
Willful Breach Liability Provision	Section 7.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIEMENS HEALTHINEERS HOLDING I GMBH

By:	/s/ Gernot Sanders
Name: Gernot Sanders
Title: Managing Director

By:	/s/ Roland Hummel
Name: Roland Hummel
Title: Managing Director

FALCON SUB INC.

By:	/s/ David Pacitti
Name: David Pacitti
Title: President and Chief Executive Officer

By:	/s/ Sebastian Funk
Name: Sebastian Funk
Title: Secretary and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIEMENS MEDICAL SOLUTIONS USA, INC. (solely for purposes of Article VIII)

By:	/s/ David Pacitti
Name: David Pacitti
Title: President

By:	/s/ Sebastian Funk
Name: Sebastian Funk
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ Dow R. Wilson
Name: Dow R. Wilson
Title: President and Chief Executive Officer

Annex A

EXECUTION VERSION

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304-1038

USA

To the attention of

R. Andrew Eckert, Chairman of the Board

Dow R. Wilson, President and Chief Executive Officer

via email	August 2, 2020

Support Letter

Dear Mr. Eckert,

Dear Mr. Wilson,

Siemens Healthineers AG (“Siemens Healthineers Parent”) is the direct parent, and owns 100% of the equity interests, of Siemens Healthineers Holding I GmbH (“Siemens Healthineers Holding”). Siemens Healthineers Parent takes notice of the merger agreement to be signed by and among Siemens Healthineers Holding, Falcon Sub Inc. (“Merger Subsidiary”), Varian Medical Systems, Inc. (“Company”) and Siemens Medical Solutions USA, Inc. (solely for purposes of Article VIII of the Merger Agreement) (the “Guarantor”) on August 2, 2020 (the “Merger Agreement”). As an inducement for Company to enter into the Merger Agreement, Siemens Healthineers Parent is providing this Parent Company Guarantee (as herein defined), in respect of which Company has provided consideration to Siemens Healthineers Parent in the amount of one euro (1€), receipt of which is hereby acknowledged by Siemens Healthineers Parent. All capitalized terms used and not defined herein shall have the same meaning as ascribed to it in the Merger Agreement.

In accordance with the foregoing, Siemens Healthineers Parent hereby irrevocably and unconditionally (a) guarantees to Company the full and complete discharge and performance of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Subsidiary and the Guarantor under the Merger Agreement (the “Guaranteed Obligations”), (b) agrees to perform and discharge all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding under Sections 5.1(c), 5.2(b), 5.4, 5.5(c), 5.6, 5.7, 5.8, 5.9 and 8.10 of the Merger Agreement as if Siemens Healthineers Parent were Siemens Healthineers Holding under the Merger Agreement, and (c) agrees that it shall provide all support and funds necessary in connection with the foregoing and agrees to cause all its Affiliates to honor the satisfaction of all covenants, agreements, obligations and liabilities of Siemens Healthineers Holding, Merger Subsidiary and the Guarantor under the Merger Agreement (this letter agreement, including this sentence, collectively, the “Parent Company Guarantee”).

For the avoidance of doubt, there shall be no requirement that Company pursue its remedies against Siemens Healthineers Holding, Merger Subsidiary or the Guarantor before seeking satisfaction of such obligation or liability from Siemens Healthineers Parent. Company agrees that Siemens Healthineers Parent shall be entitled to satisfy any liabilities or obligations pursuant to the Merger Agreement to Company through and on behalf of Siemens Healthineers Holding, rather than directly through Siemens Healthineers Parent, in its own discretion.

Without limiting the generality of the preceding paragraph, Company shall not be obliged, before taking steps to enforce any of its rights and remedies under this Parent Company Guarantee, to: (a) take any action or obtain judgment in any court against Siemens Healthineers Holding, the Guarantor, Merger Subsidiary or any

other person; (b) make or file any claim in a bankruptcy, liquidation, administration or insolvency of Siemens Healthineers Holding, the Guarantor, Merger Subsidiary or any other person; or (c) make demand, enforce or seek to enforce any claim, right or remedy against Siemens Healthineers Holding, the Guarantor, Merger Subsidiary or any other person.

Siemens Healthineers Parent hereby represents and warrants to Company that:

I.

Siemens Healthineers Parent is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

II.

Siemens Healthineers Parent has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Parent Company Guarantee. This Parent Company Guarantee has been approved and authorized by the supervisory and management boards of directors of Siemens Healthineers Parent, and no other corporate actions or proceedings on the part of Siemens Healthineers Parent are necessary to authorize the execution, delivery and performance of this Parent Company Guarantee. This Parent Company Guarantee has been duly and validly executed and delivered by Siemens Healthineers Parent and constitutes a valid and binding agreement of Siemens Healthineers Parent, enforceable against Siemens Healthineers Parent in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles.

III.

The execution, delivery and performance by Siemens Healthineers Parent of this Agreement do not and will not require any Approval or Filing, other than the Parent Approvals, and other than any Approval or Filing the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

IV.

The execution, delivery and performance by Siemens Healthineers Parent of this Parent Company Guarantee and the consummation by Siemens Healthineers Parent of the Parent Company Guarantee does not and will not (i) contravene or conflict with the organizational or governing documents of Siemens Healthineers Parent or any of its Subsidiaries, and (ii) assuming compliance with the matters referenced in the prior paragraph, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Siemens Healthineers Parent or any of its Subsidiaries or any of their respective properties or assets.

V.

Siemens Healthineers Parent will have available at or prior to, and will make available to Siemens Healthineers Holding at or prior to, the Effective Time all funds necessary for the payment of the aggregate Merger Consideration and sufficient for the satisfaction of all of Siemens Healthineers Holding’s and Merger Subsidiary’s obligations under the Merger Agreement, including any other amounts payable by Siemens Healthineers Holding, Merger Subsidiary, the Surviving Corporation or any of their respective Subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby (collectively, the “Merger Funds”). The obligations of Siemens Healthineers Holding and Merger Subsidiary under the Merger Agreement are not subject to any condition regarding any person’s ability to obtain financing for the Merger and the other transactions contemplated by the Merger Agreement or this Parent Company Guarantee. There is no Law or obligation (contractual or otherwise) in effect which would prevent or materially restrict, delay or otherwise limit (or would have the effect of preventing or materially restricting, delaying or otherwise limiting) (i) Siemens Healthineers Parent’s ability to provide the Merger Funds to Siemens Healthineers Holding or to the Guarantor, (ii) the Guarantor’s ability to provide the Merger Funds to Siemens Healthineers Holding or (iii) Siemens Healthineers Holding’s ability to fund the aggregate Merger Consideration and any other amounts payable by Siemens Healthineers Holding, Merger Subsidiary, the Surviving Corporation or any of their respective Subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby.

VI.

No vote of the stockholders of Siemens Healthineers Parent or any of its affiliates or the holders of any other securities of Siemens Healthineers Parent or any of its affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Siemens Healthineers Parent or any of its affiliates or the applicable rules of any exchange on which securities of Siemens Healthineers Parent or any of its affiliates are traded, in order for Siemens Healthineers Parent and its affiliates to consummate the transactions contemplated by the Merger Agreement, other than, with respect to affiliates of Siemens Healthineers Parent, votes or approvals that have already been obtained as of the date hereof.

VII.

Siemens Healthineers Parent acknowledges, on behalf of itself and its Subsidiaries, that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

VIII.

Siemens Healthineers Parent acknowledges, on behalf of itself and its Subsidiaries, that neither the Company nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding the Company furnished or made available to Siemens Healthineers Parent, Siemens Healthineers Holding, and their respective Representatives, except for the representations and warranties expressly set forth in Article III of the Merger Agreement, and, subject to and without limiting any rights under the Merger Agreement with respect to the representations and warranties expressly made by the Company in Article III of the Merger Agreement, neither the Company nor any other person shall be subject to any liability to Siemens Healthineers Parent, Siemens Healthineers Holding or any other person resulting from the Company’s making available to Siemens Healthineers Parent and Siemens Healthineers Holding or Siemens Healthineers Parent’s and Siemens Healthineers Holding’s use of such information, including any information, documents or material made available to Siemens Healthineers Parent and Siemens Healthineers Holding in the due diligence materials provided to Siemens Healthineers Parent and Siemens Healthineers Holding, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by the Merger Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Siemens Healthineers Parent or Siemens Healthineers Holding with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries. None of Siemens Healthineers Parent, Siemens Healthineers Holding, Merger Subsidiary or any of their respective affiliates has relied on any representation or warranty from the Company or any of its Subsidiaries or any other person in determining to enter into this Parent Company Guarantee, except for the representations and warranties expressly set forth in Article III of the Merger Agreement.

IX.	Siemens Healthineers Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and this Parent Company Guarantee.

This Parent Company Guarantee is a continuing guaranty of the Guaranteed Obligations and the other obligations contained herein, and is a guaranty of payment and performance, and not of collectibility. The obligations of the Siemens Healthineers Parent under this Parent Company Guarantee are absolute and unconditional in respect of satisfying the Guaranteed Obligations and the other obligations contained herein and shall be enforceable against Siemens Healthineers Parent to the same extent as if Siemens Healthineers Parent were the primary obligor (and not merely a surety) under the Merger Agreement. Siemens Healthineers Parent agrees that the Guaranteed Obligations, and the other obligations of Siemens Healthineers Parent under this Parent Company Guarantee shall not be discharged except by complete performance or payment of the amounts payable under this Parent Company Guarantee. Without limiting the generality of the foregoing, the liability of Siemens Healthineers Parent under this Parent Company Guarantee shall not be reduced, discharged or otherwise adversely affected by: (a) any intermediate payment, settlement of account or discharge in whole or in part of the Guaranteed Obligations; (b) any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which Company may now or after the date of this Parent Company Guarantee have from or against any of Siemens Healthineers Holding, Merger Subsidiary, the Guarantor, or any other person in connection with the Guaranteed Obligations; (c) any act or omission by Company or any other person in taking up, perfecting or enforcing any security, indemnity or guarantee from or against Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; (d) any termination, amendment, variation, novation, replacement or supplement of or to any of the Guaranteed Obligations; (e) any grant of time, indulgence, waiver or concession to Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; (f) any insolvency, bankruptcy, liquidation, administration, winding up, incapacity, limitation, disability, the discharge by operation of law, or any change in the constitution, name or style of Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; (g) any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of, or security held from, Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person in connection with the Guaranteed Obligations; (h) any claim or enforcement of payment from Siemens Healthineers Holding, Merger Subsidiary, the Guarantor or any other person; or (i) any act or omission which would not have discharged or affected the liability of Siemens Healthineers Parent had it been a principal debtor instead of a guarantor, or indemnifier or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge Siemens Healthineers Parent or otherwise reduce or extinguish its liability under this Parent Company Guarantee.

Any release, discharge or settlement between Siemens Healthineers Parent and Company in relation to this Parent Company Guarantee shall be conditional on no right, security, disposition or payment to Company by Siemens Healthineers Parent, Siemens Healthineers Holding, the Guarantor or any other person in respect of the Guaranteed Obligations being avoided, set aside or ordered to be refunded under any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason. If any right, security, disposition or payment referred to in the preceding sentence is avoided, reduced, set aside or ordered to be refunded, Company shall be entitled subsequently to enforce this Parent Company Guarantee against Siemens Healthineers Parent as if such release, discharge or settlement had not occurred and any such right, security, disposition or payment had not been given or made.

No persons other than Company and its successors and permitted assigns shall be entitled to any rights under this Parent Company Guarantee.

Siemens Healthineers Parent hereby agrees that the Guaranteed Obligations and all other obligations contained herein will be paid to Company without set-off or counterclaim in immediately available funds denominated in U.S. Dollars at the address specified in writing by Company from time to time.

Siemens Healthineers Parent shall be entitled to any and all defenses that Siemens Healthineers Holding has under the Merger Agreement.

None of the terms or provisions of this Parent Company Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Siemens Healthineers Parent and Company. This Parent Company Guarantee shall be binding upon the successors and assigns of Siemens Healthineers Parent and shall inure to the benefit of Company and its successors and assigns. This Parent Company Guarantee and the obligations hereunder shall not be assignable by Siemens Healthineers Parent nor Company without the written consent of the respective other party.

This Parent Company Guarantee shall be governed by, and construed in accordance with, the laws of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and settle any dispute or claim arising out of or in connection with this Parent Company Guarantee or its subject matter or formation (including non-contractual disputes or claims). Siemens Healthineers Parent agrees that irreparable damage to Company would occur in the event that any of the provisions of this Parent Company Guarantee were not performed in accordance with their specific terms or were otherwise breached. Siemens Healthineers Parent accordingly agrees that Company shall be entitled to an injunction or injunctions to prevent breaches of this Parent Company Guarantee and to enforce specifically the terms and provisions of this Parent Company Guarantee, and Siemens Healthineers Parent hereby waives any requirement for the securing or posting of any bond in connection with such remedy (it being understood that such remedy shall not be deemed to be the exclusive remedy for Company, but shall be in addition to all other remedies available to Company). Siemens Healthineers Parent further agrees that it will cooperate with Company in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance such that there will be time for a ruling and appellate practice in advance of the End Date. Siemens Healthineers Parent irrevocably appoints Siemens Healthcare Limited, Sir William Siemens Square, Camberley, Surrey, GU 168QD, United Kingdom, as its agent to receive on its behalf in England or Wales service of any proceedings under this paragraph and agrees that if for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, it will forthwith appoint a substitute acceptable to Company and deliver to Company the new agent’s name and address in England and Wales.

For the avoidance of doubt, in the event the Merger Agreement is terminated, Company shall in no event have the right to receive from Siemens Healthineers Parent under this Parent Company Guarantee any amount that would exceed the amounts that Company and/or its stockholders are or may be entitled to receive or claim under or in connection with the Merger Agreement (without any requirement that Company and/or its stockholders pursue or obtain any remedies against Siemens Healthineers Holding, Merger Subsidiary or the Guarantor under the Merger Agreement).

This Parent Company Guarantee may be executed in two (2) or more consecutive counterparts (including by facsimile or by e-mail with .pdf attachments or DocuSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Sincerely,

Siemens Healthineers AG

By:

/s/ Dr. Bernd Montag	/s/ Dr. Jochen Schmitz
Name: Dr. Bernd Montag	Name: Dr. Jochen Schmitz
Title: Chief Executive Officer	Title: Chief Financial Officer

Acknowledged and agreed:

Varian Medical Systems, Inc.

By:

/s/ Dow R. Wilson
Name: Dow R. Wilson
Title: President and Chief Executive Officer

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

August 2, 2020

Board of Directors

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94394

Ladies and Gentlemen:

Attached is our opinion letter, dated August 2, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Siemens Healthineers Holding I GmbH (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Varian Medical Systems, Inc. (the “Company”) of the $177.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 2, 2020, by and among Parent, Falcon Sub Inc., a direct wholly owned subsidiary of Parent, the Company and Siemens Medical Solutions USA, Inc.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

August 2, 2020

Board of Directors

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94394

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Siemens Healthineers Holding I GmbH (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Varian Medical Systems, Inc. (the “Company”) of the $177.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 2, 2020 (the “Agreement”), by and among Parent, Falcon Sub Inc., a direct wholly owned subsidiary of Parent, the Company and Siemens Medical Solutions USA, Inc. (the “Guarantor”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, the Guarantor, any of their respective affiliates and third parties, including Siemens Healthineers AG, the parent of Parent (“Eagles”) or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We have also provided certain financial advisory and/or underwriting services to Eagles, the Guarantor and/or their respective affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as dealer with respect to Eagles’ commercial paper program since January 2011; and as joint bookrunner with respect to the offering by Siemens Financieringsmaatschappij NV, an affiliate of Eagles, of its zero coupon notes due 2021, zero coupon notes due 2024, 0.500% notes due 2029 and 0.500% notes due 2034 (aggregate principal amount €3,500,000,000) in August 2019. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Eagles, the Guarantor and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 27, 2019; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company and its operating segments

Board of Directors

Varian Medical Systems, Inc.

August 2, 2020

prepared by its management as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technologies industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $177.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $177.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, the Guarantor or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, Parent or the Guarantor or the ability of the Company, Parent or the Guarantor to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Varian Medical Systems, Inc.

August 2, 2020

Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $177.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

ANNEX C — SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION
VARIAN MEDICAL SYSTEMS, INC. 3100 HANSEN WAY PALO ALTO, CA 94304
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D23132-S09073 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
VARIAN MEDICAL SYSTEMS, INC.
The Board of Directors recommends you vote FOR the following proposals:
1. To approve and adopt the Agreement and Plan of Merger, dated as of August 2, 2020 (as it may be amended from time to time, the “merger agreement”), by and among Varian Medical Systems, Inc. (“Varian”), Siemens Healthineers Holding I GmbH (“Siemens Healthineers Holding”), a wholly owned subsidiary of Siemens Healthineers AG (“Siemens Healthineers Parent”), Falcon Sub Inc., a direct wholly owned subsidiary of Siemens Healthineers Holding (“Merger Sub”) and, with respect to certain provisions, Siemens Medical Solutions USA, Inc. (the “Guarantor”), pursuant to which Merger Sub will be merged with and into Varian (the “merger”) with Varian surviving the merger as a direct wholly owned subsidiary of Siemens Healthineers Holding and an indirect wholly owned subsidiary of Siemens Healthineers Parent;
2. To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and
3. To approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Varian’s named executive officers that is based on or otherwise relates to the merger.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.
D23133-S09073
PROXY
VARIAN MEDICAL SYSTEMS, INC.
Proxy for Special Meeting of Stockholders - [●], 2020 This Proxy is Solicited on Behalf of the Board of Directors
The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints DOW R. WILSON and MICHAEL D. HUTCHINSON, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Special Meeting of Stockholders to be held at the Company’s headquarters at 3100 Hansen Way, Palo Alto, California 94304, on [●], 2020, at [●], Pacific Time, and at any adjournment(s) or postponement(s) thereof (the “Special Meeting”).
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
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If you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Continued and to be signed on reverse side)